Filed pursuant to Rule 424(b)(3)
Registration No. 333-258948

Cyxtera Technologies, Inc.

Up to 20,197,323 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 160,309,118 Shares of Class A Common Stock

Up to 8,576,940 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 20,197,323 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), which consists of (i) up to 8,576,940 shares of Class A common stock that are issuable upon the exercise of 8,576,940 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Starboard Value Acquisition Corp., a Delaware corporation (“SVAC”) and in connection with the completion of the forward purchase, by the holders thereof, and (ii) up to 11,620,383 shares of Class A common stock that are issuable upon the exercise of 11,620,383 warrants (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of SVAC, by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 160,309,118 shares of Class A common stock and (ii) up to 8,576,940 Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A common stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A common stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A common stock or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A common stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “CYXT” and “CYXTW,” respectively. On August 18, 2021, the closing price of our Class A common stock was $8.50 and the closing price for our Public Warrants was $1.76.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A common stock.

Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 160,309,118 shares of Class A common stock and up to 8,576,940 Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of up to 20,197,323 shares of Class A common stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks. Solely for convenience, in some cases, the trademarks and trade names referred to in this prospectus are listed without the applicable ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks and trade names. Other trademarks and trade names appearing in this prospectus are the property of their respective owners.

On July 29, 2021 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of February 21, 2021 (the “Merger Agreement”), by and among SVAC, Mundo Merger Sub 1, Inc. (“Merger Sub 1”), Mundo Merger Sub 2, Inc. (“Merger Sub 2”), Cyxtera Technologies, Inc. (“Legacy Cyxtera”) and Mundo Holdings, Inc. (“NewCo”), a wholly owned subsidiary of SIS Holdings LP, pursuant to which Legacy Cyxtera was contributed to Newco and then converted into a limited liability company and, thereafter, Merger Sub 1 was merged with and into NewCo, with NewCo surviving such merger as a wholly-owned subsidiary of SVAC and immediately following such merger and as part of the same overall transaction NewCo was merged with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of SVAC (the “Business Combination” and, collectively with the other transactions described in the Merger Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), we changed our name to Cyxtera Technologies, Inc.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Cyxtera” refer to the consolidated operations of Cyxtera Technologies, Inc. and its subsidiaries. References to “SVAC” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Cyxtera” refer to Cyxtera Technologies, Inc. prior to the consummation of the Business Combination.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“Backstop Investors” are to investors in the maximum funding commitment by the forward purchasers of $100,000,000;

•	“BC Partners” are to BC Partners LLP;

•	“BC Stockholder” are to BCEC-SIS Holdings L.P.;

•	“Business Combination” or “Transactions” are to the transactions consummated pursuant to the Merger Agreement;

•	“Cyxtera Stockholder” are to SIS Holdings LP, a Delaware limited partnership;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

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“forward purchase agreement” are to the agreement entered into on September 9, 2020 providing for the sale of SVAC Class A common stock and private placement warrants to the forward purchasers and their permitted transferees in a private placement that closed simultaneously with the closing of the Business Combination;

•	“forward purchase shares” are to the shares of SVAC Class A common stock issued pursuant to the forward purchase agreement;

•	“forward purchasers” are to those certain Starboard clients that entered into the forward purchase agreement;

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“founder shares” are to the shares of SVAC Class B common stock initially purchased by the Sponsor in a private placement prior to the Initial Public Offering, and the shares of Class A common stock issued upon the conversion thereof;

•	“GAAP” are to U.S. generally accepted accounting principles;

•	“Initial Public Offering” are to the SVAC initial public offering of units, which closed on September 14, 2020;

•	“Medina Capital” and “Medina Stockholder” are to Medina Capital Fund II– SIS Holdco, L.P.;

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“Merger Agreement” are to the Agreement and Plan of Merger, dated as of February 21, 2021, by and among SVAC, Merger Sub 1, Merger Sub 2, Cyxtera and NewCo, as the same may be amended from time to time;

•	“Merger Sub 1” are to Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC;

•	“Merger Sub 2” are to Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC;

•	“Merger Subs” are to, collectively, Merger Sub 1 and Merger Sub 2;

•	“Nasdaq” are to the Nasdaq Stock Market LLC;

•	“Nasdaq Listing Rules” are to the Listing Rules adopted by the Nasdaq Stock Market LLC, as the same may be amended from time to time;

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“PIPE Investment” are to the private placement of an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, at a price of $10.00 per share, in connection with the Business Combination;

•	“PIPE Investors” are to means the qualified institutional buyers and accredited investors participating in the PIPE Investment;

•	“Securities Act” means the U.S. Securities Act of 1933, as amended;

•	“Sponsor” are to SVAC Sponsor LLC, a Delaware limited liability company;

•	“Starboard” are to Starboard Value LP, a Delaware limited partnership;

•	“SVAC” are to Starboard Value Acquisition Corp., which was renamed “Cyxtera Technologies, Inc.” in connection with the closing of the Business Combination;

•	“SVAC Public Stockholders” are to the public stockholders under SVAC.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements that are not purely historical are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about: Cyxtera’s industry and Cyxtera’s place within such industry; trends expected to drive demand for data center services; the market opportunity for Cyxtera’s colocation and interconnection offerings; and Cyxtera’s growth plans and strategy. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on Cyxtera. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and those listed below:

•	the impact of the COVID-19 pandemic on our business, results of operations and financial condition;

•	our ability to realize the benefits of the Business Combination;

•	the demand for data centers;

•	failure of our physical infrastructure and its negative impact on our ability to provide services, or damage to customer infrastructure within our data centers;

•	the impact of physical and electronic security breaches and cyber-attacks;

•	adverse global economic conditions and credit market uncertainty;

•	our ability to recruit or retain key executives and qualified personnel;

•	our ability to enhance our future operating and financial results;

•	compliance with laws and regulations applicable to our business;

•	our ability to acquire and protect intellectual property; and

•	our ability to successfully deploy the proceeds from the Business Combination.

Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A common stock or Warrants.

Our Company

Overview

Cyxtera is a global data center leader in retail colocation and interconnection services. We are the third largest global retail colocation provider. As of June 30, 2021, our data center platform consists of over 60 highly interconnected data centers across 28 markets on three continents. We provide an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

We believe that our data center platform sets us apart from our competitors in the data center industry. Customers choose Cyxtera for the following reasons:

•	Global Footprint: Over 60 facilities in 28 markets, including 10 of the 10 most attractive global markets.

•	Breadth of Offering: Complete suite of colocation, connectivity, and bare metal solutions.

•	World-Class Platform: High quality assets with dense connectivity and a strong customer ecosystem.

•	Operational Flexibility: Flexible technical support services, portability and installation solutions.

•	Market Leadership: Recognized as a leader by customers and industry thought leaders.

•	Continuous Innovation: Proven track-record of developing innovative products and services.

We focus exclusively on carrier-neutral retail colocation, interconnection and related services, an area we believe represents the sweet spot within the broader data center industry.

Our global footprint consists of over 60 data centers in 28 markets as of June 30, 2021, and includes every major North American market and all of the top 10 data center markets as ranked by Cushman & Wakefield in 2020. This scale and geographic reach enable us to deliver solutions to enterprises, service providers and government agencies in the locations where they want to be – near population centers, customers, employees and service providers – and to support their growth with deployments in multiple data centers across several markets. Our 245 MW of total power capacity and 34 MW of available expansion capacity is balanced across our platform, positioning us to meet the expanding requirements of our strong customer base.

Our scale and density of interconnection platform strengthens our customer value proposition. Our interconnection platform includes more than 240 individual network service providers, with an average of 17 per site; low latency connectivity to major public cloud zones from virtually all of our data centers; and over 40,000 cross-connects. Our interconnection solutions are the backbone of a global platform of data centers that operate as a true ecosystem where Cyxtera’s customers can easily connect to other enterprises and business partners, including a wide range of network service providers, public cloud service providers and “as a Service” providers.

Utilizing innovative, software-defined and API-driven solutions, we make all of these products easier to consume, allowing customers to deploy, access and manage their IT infrastructure solutions with the click of a button.

We believe we have a stable and predictable business model, with more than 90% recurring revenue, fixed term customer contracts (typically 3 years), long-tenured customer relationships and network effects that drive customer stickiness.

Background

We were incorporated as Starboard Value Acquisition Corp. on November 14, 2019. On July 29, 2021, we closed the Business Combination with Legacy Cyxtera, as a result of which Legacy Cyxtera became a wholly-owned subsidiary of ours, and we changed our name to Cyxtera Technologies, Inc. While we are the legal acquirer of Legacy Cyxtera in the Business Combination, Legacy Cyxtera is deemed to be the accounting acquirer, and the historical financial statements of Legacy Cyxtera became the historical financial statements of the Company upon the Closing of the Transactions.

The rights of holders of our Class A common stock and Warrants are governed by our second amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated as of September 9, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the section entitled “Description of Capital Stock.”

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	The ongoing COVID-19 pandemic could have a negative effect on our business, results of operations and financial condition.

•	Our business depends upon the demand for data centers.

•	Our products and services have a long sales cycle that may harm our revenues and operating results.

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Any failure of our physical infrastructure, negative impact on our ability to provide services, or damage to customer infrastructure within our data centers, could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

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We may be vulnerable to physical and electronic security breaches and cyber-attacks, which could disrupt our operations and have a material adverse effect on our financial performance and operating results.

•	Adverse global economic conditions and credit market uncertainty could adversely impact our business and financial condition.

•	We may be impacted by disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

•	Our international operations expose it to regulatory, currency, legal, tax and other risks distinct from those faced by us in the United States.

•	Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions.

•	We may not be able to compete successfully against current and future competitors.

•	Our operating results may fluctuate.

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We have incurred substantial losses in the past and may incur additional losses in the future. Our net losses for the six months ended June 30, 2021 and the years ended December 31, 2020 and December 31, 2019 were $145.6 million, $122.8 million and $514.2 million, respectively.

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We lease space in several locations under long-term non-cancellable lease agreements and the non-renewal or loss of such leases, or the continuing obligations under such leases in the event of a loss of customers or customer revenues, could have a material adverse effect.

•	Environmental regulations may impose new or unexpected costs on us.

•	Our substantial debt could adversely affect our cash flows and limit our flexibility to raise additional capital.

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Our substantial debt could adversely affect our cash flows and limit our flexibility to raise additional capital. As of June 30, 2021, we had $963.6 million and $1,298.7 million in capital lease obligations and long-term debt outstanding under our Senior Secured Credit Facilities (as defined below), respectively.

Corporate Information

We were incorporated under the name “Starboard Value Acquisition Corp.” on November 14, 2019. On July 29, 2021, we changed our name to Cyxtera Technologies, Inc. in connection with the Business Combination. Our principal executive offices are located at 2333 Ponce de Leon Boulevard, Suite 900, Coral Gables, Florida 33134, and our telephone number is (305) 537-9500. Our website address is www.cyxtera.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

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the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at the end of any fiscal year if we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months following the closing of the Business Combination, (c) have filed at least one annual report pursuant to the Exchange Act and (d) are not eligible to use the requirements under the applicable revenue test for smaller reporting companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Business and Operations

The ongoing COVID-19 pandemic could have a negative effect on our business, results of operations and financial condition.

We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. We have continuously monitored and adjusted our global operations as the COVID-19 pandemic has spread across the globe. While a substantial portion of our team transitioned to work from home in March 2020, our data center operations personnel have continued to work on site to ensure the continued operation of our critical data center infrastructure. We have implemented a number of precautionary measures to protect our employees, customers, partners and suppliers all while complying with applicable governmental regulations and local public health guidance and ordinances. These measures have included changes to work shifts, including the use of “clean teams” to ensure continuity of service at our data centers, processes to limit and schedule access to certain of our data centers, as well as the implementation of screening, social distancing and hygiene protocols at all data center and office locations.

The proactive measures we have taken, and any additional actions we may take in the future, could result in business delays, operational disruption and customer dissatisfaction. Employee illnesses resulting from the pandemic could result in further inefficiencies or delays and a suspected or confirmed case in a Cyxtera data center could require temporary closure of the affected data center for cleaning or until local regulatory requirements are fulfilled. Furthermore, responses by governmental authorities to COVID-19 have varied, resulting in multiple, conflicting, changing and uncertain regulatory requirements. If we are unable to comply with regulatory obligations required in response to COVID-19, we may experience fines and other penalties, including data center closures, as well as harm to our reputation. Any closure of a Cyxtera data center or limitation of customer access could cause customer dissatisfaction if customers are unable to access their equipment within the affected data center and could trigger obligations under our service level agreements with customers.

The impact of COVID-19, including travel restrictions, “shelter in place” orders and supply chain disruptions, could delay scheduled, preventative and emergency maintenance of our facilities and equipment, leading to equipment failure and service interruptions, which would cause us reputational harm, trigger provisions in service level agreements in contracts with our customers, and adversely impact our revenues and results of operations. COVID-19 impacts may also delay our data center expansion efforts, or such efforts by our landlords, to deliver additional capacity to our data centers, which could cause us to run out of capacity in markets with high demand and/or cause us to fail to meet contractual obligations to customers who have contracted for such additional capacity.

Preventative measures instituted by governments and businesses to mitigate the spread of COVID-19, including travel restrictions, social distancing requirements, shelter in place orders and quarantines, have negatively impacted the global economy and may adversely impact us, our customers and our suppliers. Some of our customers have been negatively impacted by the COVID-19 pandemic, which could affect our revenues.

Certain customers have requested revised payment terms and more customers could potentially request such terms. If such an increase in requests for revised payment terms occurs, some delays in accounts receivable collection would result. In general, a prolonged economic downturn could result in a larger customer churn than currently anticipated and reduce demand for our services, in which case our revenues could be significantly impacted. Given the uncertainty around the duration and extent of the COVID-19 pandemic, we cannot accurately predict at this time how the pandemic will affect our business over time.

While the full extent and impact of the ongoing COVID-19 pandemic cannot be reasonably estimated at this time, it could have a material adverse impact on our business and financial condition. The extent to which the ongoing COVID-19 pandemic will impact our financial condition or results of operations will depend on many factors and future developments, including new information about the ongoing pandemic, additional surges in infection rates and any new government regulations which may emerge to contain the virus.

Our business depends upon the demand for data centers.

We are in the business of owning, leasing and operating data centers. A reduction in the demand for data center space, power or connectivity would have a greater adverse effect on our business and financial condition than if we had less specialized use. We are susceptible to general economic slowdowns as well as adverse developments in the data center, internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate information technology (IT) spending or reduced demand for data center space. Reduced demand could also result from business relocations, including to markets that we do not currently serve. Changes in industry practice or in technology could also reduce demand for the physical data center space we provide. In addition, our customers may choose to develop new data centers or expand their own existing data centers or consolidate into data centers that we do not own or operate, which could reduce demand for our data centers or result in the loss of one or more key customers. If any of our key customers were to do so, it could result in a loss of our business or put pressure on our pricing. If we lose a customer, we may not be able to replace that customer at a competitive rate or at all. Mergers or consolidations could reduce further the number of our customers and potential customers and make us more dependent on a more limited number of customers. If our customers merge with or are acquired by other entities that are not our customers, they may discontinue or reduce the use of our data centers in the future. Our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Our products and services have a long sales cycle that may harm our revenues and operating results.

A customer’s decision to license space in a Cyxtera data center and to purchase additional services typically involves a significant commitment of resources. As a result, we have a long sales cycle for our products and services. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that ultimately does not result in revenue.

Macroeconomic conditions, including economic and market downturns may further impact this long sales cycle by making it extremely difficult for customers to accurately forecast and plan future business activities. This could cause customers to slow spending or delay decision-making on our products and services, which would delay and lengthen our sales cycle.

Delays due to the length of our sales cycle may materially and adversely affect our revenues and operating results, which could harm our ability to meet our financial forecasts for a given quarter and cause volatility in our stock price.

Any failure of our physical infrastructure, negative impact on our ability to provide our services, or damage to customer infrastructure within our data centers, could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable solutions. We must safehouse our customers’ infrastructure and equipment located in our data centers and ensure that our data centers and offices remain operational at all times. While we own two of our data centers, we lease the remainder of our data centers and rely on our landlords for basic maintenance of our leased data centers. If a landlord fails to properly and adequately maintain such data center, we may be forced to exit that data center earlier that we would have otherwise, which could be disruptive to our business.

Problems at one or more of our data centers, whether or not within our control, could result in service interruptions or significant infrastructure or equipment damage. These could result from numerous factors, including:

•	human error;

•	equipment failure;

•	availability of parts and materials needed to appropriately maintain our infrastructure;

•	physical, electronic and cyber security breaches;

•	fire, earthquake, hurricane, flood, tornado and other natural disasters;

•	extreme temperatures;

•	water damage;

•	fiber cuts;

•	power loss, water loss and or loss of other local utilities;

•	terrorist acts;

•	sabotage and vandalism;

•	civil disorder; and

•	global pandemics or health emergencies, such as COVID-19.

We have service level commitment obligations to our customers. As a result, service interruptions or significant equipment damage in our data centers could result in difficulty maintaining service level commitments to these customers and potential claims related to such failures. Because our data centers are critical to many of our customers’ businesses, service interruptions or significant equipment damage in our data centers could also result in lost profits or other indirect or consequential damages to our customers. There can be no assurance that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as a result of a problem at a Cyxtera data center. Furthermore, we may decide to reach settlements with affected customers irrespective of any such contractual limitations. Any such settlement may result in a reduction of revenue under GAAP. In addition, any loss of service, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon major internet service providers, telecommunications carriers and other website operators in North America, Europe and Asia, some of which have experienced significant system failures and electrical outages in the past. Our customers may in the future experience difficulties due to system failures unrelated to our systems and offerings. If, for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially and adversely impacted.

We may be vulnerable to physical and electronic security breaches and cyber-attacks, which could disrupt our operations and have a material adverse effect on our financial performance and operating results.

We face risks associated with unauthorized access to our computer systems, loss or destruction of data, computer viruses, malware or other malicious activities. A party who is able to compromise the security measures on our networks or the security of our infrastructure could, among other things, misappropriate our proprietary information and the personal information of our customers and employees, cause interruptions or malfunctions in our or our customers’ operations, cause delays or interruptions to our ability to meet customer needs, cause us to breach our legal, regulatory or contractual obligations, create an inability to access or rely upon critical business records or cause other disruptions to our operations. These breaches may result from human errors, equipment failure, or fraud or malice on the part of employees or third parties. As we increasingly market the security features in our data centers, we may be targeted by computer hackers seeking to compromise data security.

We expend significant financial resources to protect against such threats and may be required to further expend financial resources to alleviate problems caused by physical, electronic, and cyber security breaches. As techniques used to breach security are growing in frequency and sophistication and are generally not recognized until launched against a target, regardless of our expenditures and protection efforts, we may not be able to promptly detect that a breach has occurred, or implement security measures in a timely manner or, if and when implemented, we may not be able to determine the extent to which these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential future customers, damage relating to loss of proprietary information, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results. Any breaches could also delay or prevent us from maintaining security certifications that our customers rely on such as SOC-1, SOC-2 and ISO 27001. We maintain insurance coverage for cyber risks, but such coverage may be unavailable or insufficient to cover our losses. In the event of a breach resulting in loss of data, such as personally identifiable information or other such data protected by data privacy or other laws, we may be liable for damages, fines and penalties for such losses under applicable regulatory frameworks despite not handling the data. Furthermore, if a high-profile security breach or cyber-attack occurs with respect to another provider of mission-critical data center facilities, our customers and potential customers may lose trust in the security of these business models generally, which could harm our reputation and brand image as well as our ability to retain existing customers or attract new ones. In addition, the regulatory framework around data custody, data privacy and breaches varies by jurisdiction and is an evolving area of law. We may not be able to limit our liability or damages in the event of such a loss.

We offer professional services to our customers where we assist with implementation. The access to our clients’ networks and data, which is gained from these services, creates some risk that our clients’ networks or data will be improperly accessed. If we were held responsible for any such breach, it could result in significant loss, including damage to our client relationships, harm to our brand and reputation, and legal liability.

Adverse global economic conditions and credit market uncertainty could adversely impact our business and financial condition.

Adverse global economic conditions and uncertain conditions in the credit markets have created, and in the future may create, uncertainty and unpredictability and add risk to our future outlook. An uncertain global economy could also result in churn in our customer base, reductions in revenues from our offerings, longer sales cycles, slower adoption of new technologies and increased price competition, adversely affecting our business prospects. Customers and suppliers filing for bankruptcy can also lead to costly and time-intensive actions with adverse effects.

We may be impacted by disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

We manage data centers worldwide. Our data centers could be disrupted by events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters. Any such disruption could adversely affect our ability to attract and retain customers and employees, our ability to raise capital and the operation and maintenance of our data centers. We may not be insured against all such potential losses and, if insured, the insurance proceeds that we receive may not adequately compensate it for all of our losses. Additionally, we may need to incur additional costs in the future to provide enhanced security, including cyber security, which could have a material adverse effect on our business and results of operations.

Our international operations expose us to regulatory, currency, legal, tax and other risks distinct from those we face in the United States.

Although our operations are primarily based in the United States, we also have a presence outside of the United States. Foreign operations involve risks that are in addition to those risks generally associated with investments in the United States, including:

•	Our limited knowledge of and relationships with customers, contractors, suppliers or other parties in these markets;

•	protectionist laws and business practices favoring local competition;

•	political and economic instability;

•	complexity and costs associated with managing international operations;

•	difficulty in hiring qualified management, sales and other personnel and service providers in these markets;

•	differing employment practices and labor issues;

•	compliance with evolving governmental regulation with which we have limited experience;

•	compliance with economic and trade sanctions enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury;

•	Our ability to obtain, transfer or maintain licenses required by governmental entities with respect to our business;

•	unexpected changes in regulatory, tax and political environments such as the United Kingdom’s withdrawal from the European Union (“Brexit”), and trade wars;

•	exposure to increased taxation, confiscation or expropriation and the risk of forced nationalization;

•	fluctuations in currency exchange rates;

•	currency transfer restrictions and limitations on our ability to distribute cash earned in foreign jurisdictions to the United States;

•	difficulty in enforcing agreements in non-U.S. jurisdictions, including in the event of a default by one or more of our customers, suppliers or contractors;

•	compliance with anti-bribery, corruption and export control laws; and

•	difficulties in managing across cultures and in foreign languages.

Geopolitical events, such as the ongoing COVID-19 pandemic, Brexit, and trade wars may increase the likelihood of the risks above to occur and could have a negative effect on our business in the affected regions. With respect to Brexit, it is possible that the level of economic activity in the United Kingdom and the rest of

Europe will be adversely impacted and that we will face increased regulatory and legal complexities in these regions which could have an adverse impact on our business and employees in Europe and Asia and could adversely affect our financial condition and results of operations. In addition, compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. These laws and regulations include the General Data Protection Regulation (“GDPR”) and other data privacy laws and requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, economic and trade sanctions, U.S. laws such as the Foreign Corrupt Practices Act and local laws which also prohibit corrupt payments to governmental officials. We have several customers in China named in restrictive executive orders. If we are required to cease business with these companies, or additional companies in the future, our revenues could be adversely affected. Violations of any of these domestic or international laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to make our offerings available in one or more countries and could also materially damage our reputation, brand, ability to attract and retain employees, business and results of operations.

Our inability to overcome these risks could adversely affect our foreign operations and growth prospects and could have a material adverse effect on our business, financial condition and results of operations.

Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions.

Our financial forecasts are dependent on estimates and assumptions regarding budget and planning data, market growth, foreign exchange rates and our ability to generate sufficient cash flow to reinvest in the business, fund internal growth, and meet our debt obligations. Our financial projections are based on historical experience and on various other assumptions that our management believes to be reasonable under the circumstances and at the time they are made. However, if our external and internal information is inadequate, our actual results may differ materially from our forecasts and cause us to make inappropriate financial decisions. Any material variation between our financial forecasts and our actual results may also adversely affect our future profitability, stock price and stockholder confidence.

The level of insurance coverage that we purchase may prove to be inadequate.

We carry liability, property, business interruption and other insurance policies to cover insurable risks. We select the types of insurance, the limits and the deductibles based on our specific risk profile, the cost of the insurance coverage versus its perceived benefit and general industry standards. Our insurance policies contain industry standard exclusions for events such as war and nuclear reaction. Any of the limits of insurance that we purchase could prove to be inadequate, which could materially and adversely impact our business, financial condition and results of operations.

If we are unable to recruit or retain key executives and qualified personnel, our business could be harmed.

Our business is substantially dependent on the performance of senior management and key personnel. We must also continue to identify, hire, train and retain key personnel who maintain relationships with our customers and who can provide the technical, strategic and marketing skills required for our growth. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of talent. The failure to recruit and retain necessary key executives and personnel could cause disruption, harm our business and hamper our ability to grow the company.

We may not be able to compete successfully against current and future competitors.

The global multi-tenant data center market is highly fragmented. We compete with a significant number of firms which vary in terms of their data center offerings. We must continue to evolve our product strategy and be able to differentiate our data centers and product offerings from those of our competitors.

Our competitors may adopt aggressive pricing policies. As a result, we may suffer from pricing pressure that would adversely affect our ability to generate revenues. Some of our competitors may also provide customers with additional benefits, including bundled communication services or cloud services, and may do so in a manner that is more attractive to potential customers than obtaining space in our data centers. Similarly, with growing acceptance of cloud-based technologies, we are at risk of losing customers that may decide to fully leverage cloud infrastructure offerings instead of managing their own. Competitors could also operate more successfully or form alliances to acquire significant market share.

Failure to compete successfully may materially adversely affect our financial condition, cash flows and results of operations.

Our operating results may fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our Class A common stock to be volatile. We may experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including, but not limited to:

•	fluctuations of foreign currencies in the markets in which we operate that may impact the value of our foreign revenue and profitability;

•	demand for space, power and solutions at our data centers;

•

changes in general economic conditions, such as an economic downturn, or specific market conditions in the internet and data communications and broader technology industries, all of which may have an impact on our customer base;

•	the duration of the sales cycle for our offerings;

•	additions and changes in product offerings and our ability to ramp up and integrate new products;

•	the financial condition and credit risk of our customers;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and offerings and the gross margins associated with our products and offerings;

•	the timing required for future data centers to open or become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	increasing repair and maintenance expenses in connection with aging data centers;

•

changes in rent expense and shared operating costs in connection with our leases, which are commonly referred to as common area maintenance expenses, as we amend, extend or renew our data center leases in the future;

•	the timing and magnitude of other operating expenses;

•	the cost and availability of adequate public utilities, including electricity;

•	implementation of our employee stock-based compensation practices as a newly public company and changes in employee stock-based compensation;

•	overall inflation;

•	increasing interest expense due to any increases in interest rates and/or potential additional debt financings;

•	changes in tax planning strategies or failure to realize anticipated benefits from such strategies; and

•	changes in income tax benefit or expense.

Any of the foregoing factors, or other factors discussed elsewhere in this prospectus, could have a material adverse effect on our business, results of operations and financial condition. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors.

We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

For the year ended December 31, 2020, Lumen, our largest customer, accounted for 14% of revenue. As of December 31, 2020, our top 20 and top 50 largest customers accounted for 42% and 57% of recurring revenue, respectively. While our customer contracts generally include committed terms of three years with early termination charges for termination prior to the end of such committed term, there are risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the level of demand that will be generated by any of these customers in the future. In addition, revenues from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. These customers could also potentially pressure us to reduce the prices we charge, which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations. If any of our largest customers terminates its relationship with us or materially reduces the services it acquires from us, such termination or reduction could negatively affect our revenues and results of operations.

We have incurred substantial losses in the past and may incur additional losses in the future.

We had a net loss of $145.6 million for the six months ended June 30, 2021 and had an accumulated deficit of $1,109.1 million as of June 30, 2021. We have never been profitable and do not expect to generate positive net income until at least 2025. However, our ability to achieve profitability is dependent upon many factors, including several that may be difficult to predict and/or control, such as continued bookings growth, stable customer churn, the ability to continue to apply contractual price escalators under our customer contracts, stability in energy pricing, management of personnel costs and stability in interest rates. We cannot provide any assurances that we will become profitable within this timeframe or at all.

We lease space in several locations under long-term non-cancellable lease agreements and the non-renewal or loss of such leases, or the continuing obligations under such leases in the event of a loss of customers or customer revenues, could have a material adverse effect on us.

We lease the space that houses our data centers in all but two of our locations. Our data center leases are typically long-term, non-cancellable leases. As of June 30, 2021, our data center leases had an average remaining lease duration of approximately 21 years, assuming the exercise of all extension options exercisable by us in our discretion. As of June 30, 2021, two of our leased facilities had a lease term expiring in less than five years, and an additional three leased facilities had lease terms expiring in less than 10 years.

Our landlords could attempt to evict us for reasons beyond our control. If we are forced to vacate any leased data center space, it will incur significant costs due to the high costs of relocating the equipment in these facilities and installing the necessary infrastructure in a new data center property. We may also lose customers that chose their services based on the location of the relevant data center. In addition, we cannot provide any assurance that we will be able to renew our data center leases on or prior to their expiration dates on favorable terms or at all. Certain of our landlords may view us as a competitor, which may impact their willingness to extend these leases beyond their contracted expiration dates. If we are unable to renew our lease agreements, we could lose a significant number of customers who are unwilling to relocate their equipment to another one of our data center properties, which could have a material adverse effect on us. Even if we are able to renew our lease agreements, the terms and other costs of renewal may be less favorable than our existing lease arrangements. Failure to sufficiently increase revenue from customers at these facilities to offset these potential higher costs could have a material adverse effect on us. Further, we may be unable to maintain good working relationships with our landlords, which would adversely affect our relationship with and potentially result in the loss of current customers. This would have a significant impact on our customer satisfaction and relationship and would greatly reduce our chances of not only retaining the revenue in question, but also any future business with those customers.

Our government customers, contracts and subcontracts may subject us to additional risks, including early termination, audits, investigations, sanctions and penalties, which could have a material adverse effect on us.

We derive revenue from contracts with state and local governments and subcontracts with government contractors that provide services to the U.S. federal government and state and local governments. Some of these customers may be entitled to terminate all or part of their contracts at any time, without cause.

Recently, political pressure has increased for governments and their agencies, both domestically and internationally, to reduce spending. Some of our federal government subcontracts may directly or indirectly be subject to Congressional approval of appropriations to fund the expenditures under these contracts. Similarly, some of our state and local contracts and subcontracts are subject to government funding authorizations. To the extent that funding underlying any of these government contracts or subcontracts is reduced or eliminated, whether by failure to get Congressional approval or as a result of partial U.S. government shutdowns, there is an increased risk of termination by the counterparties, which could have a material adverse effect on us.

Government contracts and subcontracts also are generally subject to government audits and investigations. To the extent we fail to comply with laws or regulations related to such contracts, any such audit or investigation of us could result in various civil and criminal penalties and administrative sanctions, including termination of such contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business, any of which could have a material adverse effect on us.

Failure to attract, grow and retain a diverse and balanced customer base could harm our business and operating results.

Our ability to attract, grow and retain a diverse and balanced customer base, consisting of enterprises, cloud service providers and network service providers, may affect our ability to maximize our revenues. Dense and desirable customer concentrations within a facility enable us to better generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our data centers depends on a variety of factors, including our product offerings, the presence of carriers, the overall mix of customers, the presence of key customers attracting business through ecosystems, the data center’s operating reliability and security and our ability to effectively market our product offerings. If we are unable to develop, provide or effectively execute any of these factors, we may fail to develop, grow and retain a diverse and balanced customer base, which would adversely affect our business, financial condition and results of operations.

We depend on a number of third parties to provide network connectivity to our data centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially and adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our data centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such, we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their centers to our data centers. Carriers will likely evaluate the revenue opportunity of a data center based on the assumption that the environment will be highly competitive. We cannot provide assurance that each and every carrier will elect to offer its services within our data centers or that once a carrier has decided to provide network connectivity to one of our data centers that it will continue to do so for any period of time.

If the establishment of highly diverse network connectivity to our data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected.

Acquisitions present many risks, and we may not realize the financial or strategic goals that were contemplated at the time of any transaction.

We may make acquisitions in the future. Such acquisitions may include, without limitation, acquisitions of individual facilities in new geographic markets as well as acquisitions of individual facilities or larger platforms that would enhance our customer and service provider ecosystem. We may pay for future acquisitions by using our existing cash resources (which may limit other potential uses of cash), incurring additional debt (which may increase interest expense, leverage and debt service requirements) and/or issuing shares (which may dilute existing stockholders). We have a limited history of acquisitions, and there can be no assurance that we will be able to effectively and successfully complete acquisitions in the future. Acquisitions expose us to many potential risks, including risks relating to disruption of our business; diversion of management attention; our ability to properly identify and value suitable acquisition targets; our ability to identify and plan for all material risks and potential liabilities of any particular acquisition target; our ability to complete acquisitions for which we enter into a definitive acquisition agreement; litigation related to any potential acquisition; our ability to integrate the acquired business in a timely and efficient manner that does not disrupt the acquired business or our remaining business; and continuity of the acquired business and our key customer, landlord and/or supplier relationships. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows. If an acquisition does not proceed or is materially delayed for any reason, the price of our common stock may be adversely impacted, and we may not recognize the anticipated benefits of the acquisition.

We may not be able to protect our intellectual property rights.

We cannot make assurances that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We are also subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement.

If we cannot continue to develop, acquire, market and provide new offerings or enhancements to existing offerings that meet customer requirements and differentiate us from competitors, our operating results could suffer.

We must remain flexible and evolve along with new technologies and industry and market shifts. In order to adapt effectively, we must sometimes make long-term investments, develop, acquire or obtain certain intellectual property and commit significant resources before knowing whether there will be adequate customer demand for our new offerings. If we misjudge customer needs in the future, our new offerings may not succeed, and our revenues and earnings may be harmed. Additionally, any delay in the development, acquisition, marketing or launch of a new offering could result in customer dissatisfaction or attrition. Ineffective planning and execution in our product development strategies may cause difficulty in sustaining our competitive advantages. If we cannot continue adapting our products, or if our competitors can adapt their products more quickly, our business could be harmed.

The process of developing new offerings and enhancing existing offerings is complex. Our research and software development teams have positioned us to do well to develop innovative new offerings and enhance existing offerings to meet our customers’ evolving IT strategies. However, there can be no assurance that we will be able to develop such offerings or enhancements in a timely and cost-effective manner or at all. If we cannot develop such offerings or enhancements in house, we may have to acquire technologies from third parties if available, which may require significant expenditures and may require us to compete against other data center providers, some of whom are significantly larger and have greater financial and other resources, to acquire such technologies.

Our customer contracts could subject us to significant liability, which may adversely affect our business, results of operations and financial condition.

In the ordinary course of business, we enter into agreements with our customers pursuant to which we provide them with data center space, power and connectivity products. These contracts typically contain indemnification and liability provisions, in addition to service level commitments, which could potentially impose a significant cost on us in the event of losses arising out of certain breaches of such agreements, services to be provided by us or our subcontractors (if any) or from third-party claims. Customers increasingly are looking to pass through their regulatory obligations and other liabilities to their outsourced data center providers and we may not be able to limit our liability or damages in an event of loss suffered by such customers whether as a result of our breach of an agreement or otherwise. Further, liabilities and standards for damages and enforcement actions, including the regulatory framework applicable to different types of losses, vary by jurisdiction, and we may be subject to greater liability for certain losses in certain jurisdictions. If such an event of loss occurred, we could be liable for material monetary damages and could incur significant legal fees in defending against such an action, which could adversely affect our financial condition and results of operations.

Our ability to provide data center space to existing or new customers could be constrained by our ability to provide sufficient electrical power.

As current and future customers increase their power footprint in our data centers over time, the corresponding reduction in available power could limit our ability to increase occupancy rates or network density within our existing data centers. Furthermore, at certain of our data centers, our aggregate maximum contractual obligation to provide power and cooling to our customers may exceed the physical capacity at such data centers if customers were to quickly increase their demand for power and cooling. If we are not able to increase the available power and/or cooling or move the customer to another location within our data centers with sufficient power and cooling to meet such demand, we could lose the customer as well as be exposed to liability under our agreement with such customer. In addition, our power and cooling systems are difficult and expensive to upgrade. Accordingly, we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers. Any such material loss of customers, liability or additional costs could adversely affect our business, financial condition and results of operations.

We may not be able to adapt to changing technologies and customer requirements, and our data center infrastructure may become obsolete.

The technology industry generally and specific industries in which certain of our customers operate are characterized by rapidly changing technology, customer requirements and industry standards. New systems to deliver power to or eliminate heat in data centers or the development of new server technology that do not require the levels of critical load and heat removal that our facilities are designed to provide and could be run less expensively on a different platform could make our data center infrastructure obsolete. Our power and cooling systems are difficult and expensive to upgrade, and we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers which could adversely impact our business, financial condition and results of operations. In addition, the infrastructure that connects our data centers to the internet and other external networks may become insufficient, including with respect to latency, reliability and connectivity. We may not be able to adapt to changing technologies or meet customer demands for new processes or technologies in a timely and cost-effective manner, if at all, which would adversely impact our ability to sustain and grow our business.

Further, our inability to adapt to changing customer requirements may make our data centers obsolete or unmarketable to such customers. Some of our customers operate at significant scale across numerous data center facilities and have designed cloud and computing networks with redundancies and fail-over capabilities across these facilities, which enhances the resiliency of their networks and applications. As a result, these customers may realize cost benefits by locating their data center operations in facilities with less electrical or mechanical infrastructure redundancy than is found in our existing data center facilities. Additionally, some of our customers have begun to operate their data centers using a wider range of humidity levels and at temperatures that are higher than servers customarily have operated at in the past, all of which may result in energy cost savings for these customers. We may not be able to operate our existing data centers under these environmental conditions, particularly as our other customers may not be willing to operate under these conditions, and our data centers could be at a competitive disadvantage to facilities that satisfy such requirements. Because we may not be able to modify the redundancy levels or environmental systems of our existing data centers cost effectively, these or other changes our customer requirements could have a material adverse effect on our business, results of operations and financial condition.

Additionally, due to regulations that apply to our customers as well as industry standards that customers may deem desirable, such as ISO and SOC certifications, our customers may seek specific requirements from our data centers that we are unable to provide. If new or different regulations or standards are adopted or such extra requirements are demanded by our customers, we could lose some customers or be unable to attract new customers in certain industries, which could materially and adversely affect our operations.

Risks Related to Our Capital Needs and Capital Strategy

Our substantial debt could adversely affect our cash flows and limit our flexibility to raise additional capital.

We have a significant amount of debt and may need to incur additional debt to support our growth in the future. Additional debt may also be incurred to fund future acquisitions. As of June 30, 2021, we had $963.6 million and $1,298.7 million in capital lease obligations and long-term debt outstanding under our Senior Secured Credit Facilities, respectively. See “Management’s Discussion and Analysis of Financial Condition And Results Of Operations – Liquidity and Capital Resources.” In addition to our substantial debt, we lease many of our data centers and certain equipment under lease agreements.

Our substantial amount of debt and related covenants could have important consequences. For example, they could:

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt and, reducing the availability of our cash flow to fund future capital expenditures, expansion efforts, working capital and other general corporate requirements;

•	increase the likelihood of negative outlook from credit rating agencies, or of a downgrade to our current rating;

•	make it more difficult for us to satisfy our obligations under our various debt instruments;

•	increase our cost of borrowing and limit our ability to access additional debt to fund future growth or maintain adequate liquidity;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	limit our operating flexibility through covenants with which we must comply; and

•	make us more vulnerable to increases in interest rates because of the variable interest rates on some of our borrowings.

The occurrence of any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition.

In connection with the Business Combination, Cyxtera repaid the entire balance of the 2017 Second Lien Term Facility on July 29, 2021 and the Revolving Facility and 2021 Revolving Facility on August 13, 2021 in the aggregate amount of $433 million plus interest.

In addition, certain of our outstanding indebtedness have near term maturity dates. We may need to refinance a portion of such outstanding debt as it matures. We may not be able to refinance existing debt. If we are able to refinance our debt, the terms of any refinancing may not be as favorable as the terms of our existing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. These risks could materially adversely affect our financial condition, cash flows and results of operations.

An inability to access external sources of capital on favorable terms or at all could limit our ability to execute our business and growth strategies.

We may not be able to fund future capital needs from operating cash flow, especially with respect to new data center expansions and acquisitions. Consequently, we intend to rely on third-party sources of capital to fund a substantial amount of our future capital needs. We may not be able to obtain such financing on favorable terms or at all. Any additional debt we incur will increase our leverage, expose us to the risk of default and impose operating restrictions on us. In addition, any equity financing could be materially dilutive to the equity interests held by our stockholders. our access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of our growth potential, our leverage, our current and expected results of operations, liquidity, financial condition and the market price of our Class A common stock. If we cannot obtain capital when needed, we may not be able to execute our business and growth strategies, satisfy our debt service obligations, or fund our other business needs, which could have a material adverse effect on us.

We may incur goodwill and other intangible asset impairment charges, or impairment charges to our property, plant and equipment, which could result in a significant reduction to our earnings.

In accordance with GAAP, we are required to assess our goodwill and other intangible assets, including goodwill and other intangible assets assumed in acquisition transactions, annually, or more frequently whenever events or changes in circumstances indicate potential impairment, such as changing market conditions or any changes in key assumptions. If the testing performed indicates that an asset may not be recoverable, we will be required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made. These impairment charges could be significant and could adversely affect our financial condition and results of operations.

Fluctuations in foreign currency exchange rates in the markets in which we operate internationally could harm our results of operations.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. A majority of revenues and costs in our international operations are denominated in foreign currencies. We are exposed to risks resulting from fluctuations in foreign currency exchange rates in connection with our international operations. To the extent we are required to pay foreign contractors in foreign currencies, our operations could cost more than anticipated as a result of declines in the U.S. Dollar relative to foreign currencies. In addition, fluctuating foreign currency exchange rates have a direct impact on how our international results of operations translate into U.S. Dollars.

We do not currently have any foreign exchange hedging transactions to reduce foreign currency transaction exposure. Therefore, any weakness of the U.S. Dollar may have a positive impact on our consolidated results of operations because the currencies in the foreign countries in which we operate may translate into more U.S. Dollars. However, if the U.S. Dollar strengthens relative to the currencies of the foreign countries in which we operate, our consolidated financial position and results of operations may be negatively impacted as amounts in foreign currencies will generally translate into fewer U.S. Dollars.

SVAC identified a material weakness in its internal control over financial reporting related to its accounting for instruments that have an equity and liability component related to the instruments issued in connection with its initial public offering (“IPO”). This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

On April 12, 2021, the SEC staff issued a statement in which the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following this SEC Staff Statement, after discussion and evaluation, SVAC’s management, then independent registered public accounting firm and audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate SVAC’s previously issued and audited SVAC financial statements as of and for the period ended December 31, 2020.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in SVAC’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”), SVAC identified a material weakness in its internal control over financial reporting related to the accounting for instruments that have an equity and liability component related to the instruments issued in connection with its IPO in September 2020. As a result of this material weakness, SVAC’s management concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of SVAC’s derivative liabilities, change in fair value of derivative liabilities, Class A common stock subject to possible redemption, accumulated deficit and related financial disclosures for the period as of December 31, 2020, and the year ended December 31, 2020 and as of September 30, 2020 and for the three and nine months ended September 30, 2020 (collectively, the “Affected Periods”). For a discussion of the material misstatement, including the financial statement periods affected, and SVAC’s management’s consideration of the material weakness identified related to such accounting for instruments that have an equity and liability component related to the instruments we issued in connection with the IPO, see “SVAC—Audited Financial Statements—Note 2—Restatement of Previously Issued Financial Statements”. SVAC management did not remediate the material weakness, as a result, our current management will be responsible for said remediation.

SVAC took a number of measures to remediate the material weakness described therein; however, if we are unable to fully remediate the material weakness in a timely manner or we identify additional material weaknesses we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

We can give no assurance that the measures taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to Environmental Laws and Climate Change Impacts

Environmental regulations may impose new or unexpected costs on us.

We are subject to various federal, state, local and international environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, refrigerants, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of our locations, hazardous substances or regulated materials are known to be present in soil or groundwater, and there may be additional unknown hazardous substances or regulated materials present at sites we lease, own or operate. At some of our locations, there are land use restrictions in place relating to earlier environmental cleanups that do not materially limit our use of the sites. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from our property, we may be responsible under applicable laws, permits or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial.

We purchase significant amounts of electricity from generating facilities and utility companies that are subject to environmental laws, regulations and permit requirements. These environmental requirements are subject to material change, which could result in increases in our electricity suppliers’ compliance costs that may be passed through to us. Regulations promulgated by the United States Environmental Protection Agency could limit air emissions from coal-fired power plants, restrict discharges of cooling water, and otherwise impose new operational restraints on conventional power plants that could increase costs of electricity. Regulatory programs intended to promote increased generation of electricity from renewable sources may also increase our costs of procuring electricity. In addition, we are directly subject to environmental, health and safety laws regulating air emissions, storm water management and other issues arising in our business. For example, our emergency generators are subject to state and federal regulations governing air pollutants, which could limit the operation or preventative maintenance testing of those generators or require the installation of new pollution control technologies. While environmental regulations do not normally impose material costs upon our operations, noncompliance with such laws, such as unexpected events, equipment malfunctions, or human error, could result in substantial administrative, civil and criminal penalties and injunctive obligations, and lead to additional capital requirements, limitations upon our operations and unexpected increased costs. Environmental regulations may also impose new and unforeseen regulations that may delay the construction of new capacity within a given market, which may lead to a limitation on the capacity available to sell to customers.

Regulation of greenhouse gas (“GHG”) emissions could increase the cost of electricity by reducing amounts of electricity generated from fossil fuels, by requiring the use of more expensive generating methods or by imposing taxes or fees upon electricity generation or use. There has been interest in the U.S. Congress and in countries where we operate abroad in addressing climate change. In the U.S., with the new administration, there is a likelihood that new regulations or legislation will be proposed and potentially enacted that would seek to limit carbon dioxide emissions and the use of fossil fuels. Past legislative proposals to address climate change include measures ranging from “carbon taxes,” to tax credits, to federally imposed limitations on GHG emissions.

Additionally, at the international level, in December 2015, the United States and a coalition of international partners adopted the Paris Agreement at the United Nations Framework Convention on Climate Change (the “Paris Agreement”), which calls on the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of greenhouse gases. The Paris Agreement went into effect on November 4, 2016. The Paris Agreement establishes a framework for the parties to cooperate and report actions to reduce greenhouse gas emissions. Although the United States withdrew from the Paris Agreement effective November 4, 2020, President Biden issued an Executive Order on January 20, 2021 to rejoin the Paris Agreement, which went into effect on February 19, 2021. The course of future legislation and regulation in the U.S. and abroad remains difficult to predict and the potential increased costs associated with GHG regulation or taxes cannot be estimated at this time.

State regulations also have the potential to increase our costs of obtaining electricity. Certain states, like California, have issued or may enact environmental regulations that could materially affect our facilities and electricity costs. California has limited GHG emissions from new and existing conventional power plants by imposing regulatory caps and by auctioning the rights to emission allowances. Washington, and Massachusetts have issued regulations to implement similar carbon cap and trade programs, and other states are considering proposals to limit carbon emissions through cap-and-trade programs, carbon pricing programs and other mechanisms. Some northeastern states adopted a multi-state program for limiting carbon emissions through the Regional Greenhouse Gas Initiative (“RGGI”) cap and trade program. State programs have not had a material adverse effect on our electricity costs to date, but due to the market-driven nature of some of the programs, they could have a material adverse effect on electricity costs in the future.

Aside from regulatory requirements, we have separately undertaken efforts to procure energy from renewable energy projects in order to support new renewables development. The costs of procuring such energy may exceed the costs of procuring electricity from existing sources, such as existing utilities or electric service provided through conventional grids. These efforts to support and enhance renewable electricity generation may increase our costs of electricity above those that would be incurred through procurement of conventional electricity from existing sources.

Our business may be adversely affected by climate change and responses to it.

Severe weather events, such as droughts, heat waves, fires, hurricanes, and flooding, pose a threat to our data centers and our customers’ IT infrastructure through physical damage to facilities or equipment, power supply disruption, and long-term effects on the cost of electricity. The frequency and intensity of severe weather events are reportedly increasing locally and regionally as part of broader climate changes and may cause the cost of operating expenses, like power, to increase over time. Global weather pattern changes may also pose long-term risks of physical impacts to our business.

We maintain disaster recovery and business continuity plans that have been and would be implemented in the event of severe weather events that interrupt our business or affect our customers’ IT infrastructure. While these plans are designed to allow us to recover from natural disasters or other events that can interrupt our business, we cannot be certain that our plans will protect our or our customers from all such disasters or events. Failure to prevent impact to customers from such events could adversely affect our business.

We face pressures from our customers, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. To address these concerns, we pursue opportunities to improve energy efficiency and implement energy-saving retrofits. It is possible, however, that our customers and investors might not be satisfied with our sustainability efforts or the speed of their adoption. If we do not meet our customers’ or stockholders’ expectations, our business and/or share price could be harmed.

Concern about climate change in various jurisdictions may result in more stringent laws and regulatory requirements regarding emissions of carbon dioxide or other GHGs. For example, the European Union Commission recently published a digital strategy that announced an intent to enact initiatives to achieve climate-neutral, highly energy-efficient and sustainable data centers by no later than 2030. Restrictions on carbon dioxide or other GHG emissions could result in significant increases in operating or capital costs, including higher energy costs generally, and increased costs from carbon taxes, emission cap and trade programs and renewable portfolio standards that are imposed upon our electricity suppliers. These higher energy costs, and the cost of complying across our global platform, or of failing to comply with these and other climate change regulations, may have an adverse effect on our business and results of operations.

Our business could be harmed by prolonged power outages, power and fuel shortages or capacity constraints.

Our data centers are affected by problems accessing electricity sources, such as planned or unplanned power outages and limitations on transmission or distribution. Unplanned power outages, including, but not limited to, those relating to large storms, earthquakes, fires, tsunamis, cyberattacks and planned power outages by public utilities such as those related to Pacific Gas and Electric Company’s (“PG&E”) planned outages in California to minimize fire risks, could harm our customers and our business. Some of our data centers are located in leased buildings where, depending upon the lease requirements and number of tenants involved, we may or may not control some or all of the infrastructure including generators and fuel tanks. As a result, in the event of a power outage, we may be dependent upon the landlord, as well as the utility company, to restore the power. We attempt to limit our exposure to system downtime by using backup generators and alternative power supplies, but these measures may not always prevent downtime, which can adversely affect customer experience and revenues.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are increasing per unit of equipment. As a result, some customers are consuming an increasing amount of power for the same amount of infrastructure. We generally do not control the amount of power our customers draw from their installed circuits, which can result in growth in the aggregate power consumption of our facilities beyond our original planning and expectations. This means that limitations on the capacity of our electrical delivery systems and equipment could limit customer utilization of our data centers. These limitations could have a negative impact on the effective available capacity of a given data center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows. We attempt to limit our exposure to system downtime by using backup generators and alternative power supplies, but these measures may not always prevent downtime, which can adversely affect customer experience and revenues.

We are subject to risks related to corporate social responsibility.

The growing integration of Environmental, Social and Governance (“ESG”) factors in making investment decisions is relatively new, and frameworks and methods used by investors for assessing ESG policies are not fully developed and vary considerably among the investment community. While we have enacted various policies and practices to address ESG matters, we have not publicly announced a formal ESG program or framework and do not currently report on our ESG policies and practices. As a result, we may not be adequately recognized for our current ESG efforts and there may be a perception held by the general public, our governmental partners, vendors, suppliers, other stakeholders, or the communities in which we do business that our policies and procedures are insufficient.

We expect to take a more proactive stance with respect to ESG reporting in the future. However, by electing to set and publicly share these ESG standards, we may also face increased scrutiny related to our ESG activities. As a result, our reputation could be harmed if we fail to act responsibly in the areas in which we choose to report. Any harm to our reputation resulting from setting these standards or our failure or perceived failure to meet such standards could impact employee retention; the willingness of our governmental partners, vendors and suppliers to do business with us; investors’ willingness or ability to purchase or hold our securities; or our ability to access capital, any of which could adversely affect our business, financial performance, and growth.

Risks Related to Regulatory Compliance and Laws including Tax Laws

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

We became a public company following the Business Combination, and incurred, and will continue to incur, significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and Nasdaq listing standards, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. We were previously not subject to Section 404 of the Sarbanes-Oxley Act. However, following the closing, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for is to attract and retain qualified members of our board of directors as compared to us as a private company. We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other publicly listed companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

U.S. and non-U.S. tax legislation and future changes to applicable U.S. or non-U.S. tax laws and regulations and/or their interpretation may have an adverse effect on our business, financial condition and results of operations. Tax rules and regulations are subject to interpretation and require judgment by us that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities.

We are subject to tax laws in the United States and each other jurisdiction where we do business, including the United Kingdom, Canada and Singapore, where a number of our subsidiaries are organized. Changes in tax laws or their interpretation could decrease the amount of revenues we receive, the value of any tax loss carry-

forwards and tax credits recorded on our balance sheet and the amount of our cash flow, and adversely affect our business, financial condition or results of operations. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, other changes in the apportionment of our income and other activities among tax jurisdictions, and changes in tax rates, could also increase our future effective tax rate.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our diverse set of business arrangements is often open to interpretation, and can require us to take positions regarding the interpretation of applicable rules or the valuation of our assets that are subject to material uncertainty. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties or the positions that it has taken regarding the valuation of our assets, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate.

Our tax filings are subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and non-U.S. taxing authorities. As discussed above, we exercise significant judgment in determining our worldwide provision for taxes and, in the ordinary course of our business, there may be transactions and calculations where the proper tax treatment is uncertain. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. We are unable to predict what changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, they may materially and adversely impact our business, financial condition, results of operations and cash flows. For purposes of the foregoing, reference to us shall include references to us and our subsidiaries.

Our net operating losses (“NOLs”) may not be available to offset future taxable income in the United States.

As of December 31, 2020, we had net operating loss carryforwards, or NOLs, of $230.1 million for federal income tax purposes and $356.7 million for state income tax purposes. Subject to expiration or other uses or limitations, these NOLs may be available to offset our future U.S. taxable income, if any. However, as of the date hereof, we have not had any history of prior positive earnings. Further, certain of these NOLs, which are available and could potentially be utilized to offset tax that would otherwise be owed in respect of prior taxable corporate actions (including any incremental tax that might otherwise be owed as a result of an audit adjustment), if any, will begin to expire at various dates through 2040. In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to utilize its pre-change NOLs to offset future taxable income is limited. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. Future regulatory changes could also limit our ability to utilize our NOLs. In addition, utilization of NOLs in the United States generated in tax years beginning after December 31, 2017 are limited to a maximum of 80% of the taxable income for such year determined without regard to the NOL deduction. To the extent our NOLs expire, are utilized to offset tax that would otherwise be owed as a result of prior corporate actions, are restricted or are otherwise not available to offset future taxable income with NOLs, our cash flows and results of operations may be adversely affected. For purposes of the foregoing, references to us shall include references to us and our subsidiaries.

Government regulation may adversely affect our business.

Various laws and governmental regulations, both in the U.S. and abroad, governing internet-related services, related communications services and information technologies remain largely unsettled, even in areas where there has been some legislative action. For example, the Federal Communications Commission (“FCC”) recently overturned network neutrality rules, which may result in material changes in the regulations and contribution regime affecting us and our customers. Furthermore, the U.S. Congress and state legislatures are reviewing and considering changes to the new FCC rules making the future of network neutrality and its impact on us uncertain. There may also be forthcoming regulation in the U.S. in the areas of cybersecurity, data privacy and data security, any of which could impact us and our customers. Similarly, data privacy regulations continue to evolve and must be addressed by us as a global company.

We remain focused on whether and how existing and changing laws, such as those governing intellectual property, privacy, libel, telecommunications services, data flows/data localization, carbon emissions impact, and taxation apply to the internet and to related offerings such as our offerings, and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the continuing development of the market for online commerce and the displacement of traditional telephony service by the internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers.

The adoption or modification of laws or regulations relating to the internet and our business, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operations.

We may become subject to litigation, securities class action or threatened litigation which may divert management time and attention, require us to pay damages and expenses or restrict the operation of our business.

We may become subject to disputes with parties with whom we conduct business, including as a result of any breach in our security systems or downtime in our critical power and cooling systems. Any such dispute could result in litigation between us and the other parties. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its resolution (through litigation, settlement or otherwise), which would detract from management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business.

Risks Related to Our Class A Common Stock and Warrants

Our issuance of additional shares of Class A common stock, Warrants or other convertible securities may dilute your ownership interest in us and could adversely affect our stock price.

From time to time in the future, we may issue additional shares of our Class A common stock, Warrants or other securities convertible into Class A common stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Class A common stock may also be issued upon exercise of outstanding stock options and Warrants. The issuance by us of additional shares of our Class A common stock, Warrants or other securities convertible into our Class A common stock would dilute your ownership interest in us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock and Warrants. Subject to the satisfaction of vesting conditions and the expiration of our lock-up, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock and Warrants, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Class A common stock and Warrants bear the risk that our future offerings may reduce the market price of our Class A common stock and Warrants and dilute their percentage ownership.

Future sales, or the perception of future sales, of our Class A common stock and Warrants by us or our existing securityholders in the public market could cause the market price for our Class A common stock and Warrants to decline.

The sale of substantial amounts of shares of our Class A common stock or Warrants in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock and Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, the Cyxtera Stockholder and the Sponsor are subject to certain restrictions on transfer with respect to the shares of Class A common stock issued as part of the merger consideration beginning at Closing and ending on the date that is one year after the completion of the Business Combination, subject to certain price- and time-based releases.

Upon the expiration or waiver of the lock-up provisions described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144.

As restrictions on resale end, the market price of shares of our Class A common stock and Warrants could drop significantly if the holders of these shares or Warrants sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Our certificate of incorporation, our bylaws and Delaware law each contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our certificate of incorporation and/or our bylaws include the following provisions:

•	limitations on convening special stockholder meetings, which make it difficult for our stockholders to adopt desired governance changes;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding Common Stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Common Stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding Common Stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock and Warrants less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of SVAC; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which requires, among other things, that the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our Common Stock or Warrants less attractive if we rely on these exemptions. If some investors find our Common Stock or Warrants less attractive as a result, there may be a less active trading market for our Common Stock and Warrants and our share and Warrant price may be more volatile.

Our certificate of incorporation and our bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders, which limits our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our certificate of incorporation and our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our certificate of incorporation and our bylaws provide that the federal district courts of the United States shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The market price of our Class A common stock and Warrants may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The market price of our Class A common stock and Warrants is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	our former status as a Special Purpose Acquisition Company (“SPAC”);

•	conditions that impact demand for our products;

•	future announcements concerning our business, our customers’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations that adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales, of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A common stock and Warrants, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock and Warrants is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities Class Action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock or Warrants, the price of our Class A common stock and Warrants could decline.

The trading market for our Class A common stock and Warrants depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage, and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Class A common stock or Warrants adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock and Warrants would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Class A common stock and Warrants to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock or Warrants, or if our reporting results do not meet their expectations, the market price of our Class A common stock and Warrants could decline.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur increased legal, accounting and other expenses that Legacy Cyxtera did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.

In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, on our board committees or as executive officers.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

We are subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. SVAC identified a material weakness in its internal control over financial reporting related to its accounting for instruments that have equity and liability components related to the instruments issued in connection with the SVAC IPO. SVAC did not remediate the material weakness, as a result, our current management will be responsible for said remediation.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

You may only be able to exercise the Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Common Stock from such exercise than if you were to exercise such Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Class A common stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the shares of Class A common stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the Warrant exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in the next sentence) over the exercise price of the Warrants by (y) the Fair Market Value. The “Fair Market Value” is the volume weighted average price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the Warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such Warrants for cash.

We may amend the terms of the Warrants in a manner that may have an adverse effect on holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of Class A common stock purchasable upon exercise of a Warrant could be decreased, all without your approval.

Our Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or curing, correcting or supplementing any defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the rights of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or shares, shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a Warrant.

Our Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, (a) at a price of $0.01 per Warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the Warrant holders and provided certain other conditions are met, or (b) at a price of $0.10 per Warrant, provided that the closing price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the Warrant holders and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

The BC Stockholder and the Medina Stockholder own a substantial amount of equity interests in us, and have other substantial interests in us and agreements with us, and may have conflicts of interest with us or the other holders of our capital stock.

As of the closing of the Business Combination, the Cyxtera Stockholder beneficially holds approximately 64.7% of our Class A common stock, which it will distribute to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera Stockholder within 12 months from the date of closing of the Business Combination. The Cyxtera Stockholder, BC Stockholder and Medina Stockholder are parties to the Stockholders Agreement and, as a result thereof, subject to certain circumstances, have the right to appoint three individuals to the combined company’s board of directors, none of whom is required to be deemed “independent” (collectively, the “Seller Designees”) until 2024. The current Seller Designees are Manuel D. Medina, Raymond Svider and Fahim Ahmed.

As long as the BC Stockholder and Medina Stockholder own a significant percentage of our outstanding voting power, they will have the ability to significantly influence corporate actions requiring stockholder approval, including the election and removal of directors and the size of the board of directors, and any amendment to our Charter and our bylaws. In addition, the BC Stockholder and the Medina Stockholder may have substantial influence over our decisions, including without limitation decisions relating to our strategy and corporate transactions regardless of whether other holders of our capital stock believe that any such transactions are in their own best interests. For example, the BC Stockholder and Medina Stockholder could potentially cause us to refrain from making acquisitions or disposition in a manner that is not in the best interests of the BC Stockholder and Medina Stockholder or delay or prevent a change of control, even if the change of control would benefit our other stockholders. Additionally, Nelson Fonseca, Randy Rowland and Victor Semah, each a member of our management team, are partners of Medina Capital.

Neither the BC Stockholder, Medina Stockholder nor any of the Seller Designees are required to present us with transaction opportunities and may pursue them separately or otherwise compete with us.

Neither the BC Stockholder, Medina Stockholder nor any of the Seller Designees is obligated to present us with investment opportunities. Moreover, each of the BC Stockholder and Medina Stockholder and the Seller Designees may have additional fiduciary or contractual obligations to another entity pursuant to which it, he or she is required to present a transaction opportunity to such entity. Accordingly, if any of the BC Stockholder, Medina Stockholder or any of the Seller Designees becomes aware of a transaction opportunity which is suitable for an entity to which it, he or she has then current fiduciary or contractual obligations, it, he or she will honor its, his or her fiduciary or contractual obligations to present such transaction opportunity to such other entity, and only present it to us if such entity rejects the opportunity. Our Charter provides that we renounce our interest or expectancy in any corporate opportunity of which any of the directors or officers of the combined company, or any of their respective affiliates, may become aware, except the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the combined company only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the combined company and (i) such opportunity is one the combined company is legally and contractually permitted to undertake and would otherwise be reasonable for the combined company to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to the combined company without violating any other legal obligation.

Additionally, affiliates of the BC Stockholder and Medina Stockholder are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, that compete with us for transaction opportunities or that otherwise presents a conflict to our interests. The BC Stockholder, the Medina Stockholder and their affiliates may also pursue transaction opportunities that may be complementary to our business and, as a result, those transaction opportunities may not be available to us. In addition, the BC Stockholder’s and Medina Stockholder’s affiliates’ interests in their respective portfolio companies could impact our ability to pursue transaction opportunities or otherwise present a conflict.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A common stock and our Warrants described in the section entitled “Selling Securityholders” to resell such shares of Class A common stock and Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or Warrants by the Selling Securityholders.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A common stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

We are also registering shares of our Class A common stock that may be issued upon exercise of Warrants. We will receive the proceeds from any exercise of Warrants for cash. We intend to use the proceeds the exercise of Warrants for cash for general corporate and working capital purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A common stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MARKET INFORMATION

Our Class A common stock and Warrants are listed on Nasdaq under the symbols “CYXT” and “CYXTW,” respectively. Prior to the consummation of the Business Combination, the SVAC Class A common stock, units and warrants were listed on Nasdaq under the symbols “SVAC,” “SVACU” and “SVACW,” respectively. As August 19, 2021, there were 74 holders of record of our Class A common stock. The actual number of holders of our Common Stock is greater than the number of record holders and includes holders of our Class A common stock whose shares of Class A common stock are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

FOR SVAC AND LEGACY CYXTERA

Unless the context otherwise requires, as used in this section, the term the “Company” refers to Cyxtera Technologies, Inc. after the Closing, and Starboard Acquisition Value Corp. prior to the Closing.

Introduction

The following unaudited pro forma condensed combined financial statements of SVAC present the combination of the financial information of SVAC and Cyxtera, adjusted to give effect to the Business Combination and consummation of the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

SVAC is a blank check company incorporated in Delaware on November 14, 2019. SVAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At June 30, 2021, there was $404.5 million held in SVAC’s trust account.

Cyxtera was incorporated in Delaware on February 22, 2017 and became a wholly owned subsidiary of SVAC upon the closing of the Business Combination. Cyxtera is a global data center leader in retail colocation and interconnection services headquartered in Miami, Florida. As of June 30, 2021, the company operates a footprint of more than 60 data centers in 28 markets around the world, providing services to more than 2,300 leading enterprises, service providers, and U.S. federal government agencies. Cyxtera brings proven operational excellence, global scale, flexibility, and customer-focused innovation together to provide a comprehensive portfolio of data center and interconnection solutions.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what SVAC’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of SVAC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with SVAC’s and Cyxtera’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information found elsewhere in this prospectus.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Cyxtera has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

Cyxtera’s ultimate stockholders prior to the Business Combination collectively have the majority and greatest voting interest in the combined entity after giving effect to the Business Combination with approximately 64% voting interest;

•	after giving effect to the proposed Business Combination, the largest individual minority stockholder of the combined entity is an existing ultimate stockholder of Cyxtera;

•

Cyxtera’s existing directors and individuals designated by existing Cyxtera stockholders represent the majority of the combined company’s board of directors since pursuant to the Merger Agreement, Cyxtera has the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the Transactions;

•	Cyxtera’s senior management is the senior management of the combined company;

•	Cyxtera is the larger entity based on total assets, historical revenue and operating results, and total number of employees; and

•	Cyxtera’s operations prior to the Business Combination comprise the only ongoing operations of the combined entity.

Under this method of accounting, SVAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Cyxtera issuing stock for the net assets of SVAC, accompanied by a recapitalization. The net assets of SVAC are stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Transactions

The aggregate consideration for the Business Combination was approximately $1.1 billion, paid in the form of shares of Class A common stock. The following summarizes the consideration:

Total shares transferred at Closing (a)	106,100,000
Value per share (b)	$10.00

Total Share Consideration	$1,061,000,000

(a)

In addition to the 106.1 million consideration shares, the Cyxtera Stockholder also was assigned the right to purchase up to 3.75 million shares of Class A common stock at an exercise price of $10.00 a share during the six month period beginning on the first business day following the close of the Business Combination.

(b)

Share consideration is calculated using a $10.00 reference price. The closing share price on the date of the consummation of the Merger Transaction was $9.55. As the Transaction was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the unaudited pro forma common shares outstanding at Closing:

Ownership

Ownership	Shares Outstanding	%
SVAC Public Stockholders	14,246,562	8.6%
SVAC Sponsor, management and board	10,105,863	6.1%
Cyxtera Stockholder	106,100,000	63.9%
PIPE Investors	25,000,000	15.1%
Backstop Investors	10,526,315	6.3%

Total Shares at Closing (a)	165,978,740

(a)	Excludes 27.7 million unissued shares, of which 20.2 million is reserved for outstanding warrants and 7.5 million reserved for optional shares rights.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are based on the historical financial statements of SVAC and Cyxtera. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in millions)

	Historical
	As of June 30, 2021				As of June 30, 2021
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Assets:
Current assets:
Cash	$1.4	$59.5	$404.5	(A)	$62.0
			(54.7)	(B)
			250.0	(C)
			(0.4)	(D)
			(436.4)	(J)
			100.0	(L)
			(261.9)	(M)
Accounts receivable, net	—	16.3			16.3
Prepaid and other current assets	0.2	38.6	(0.2)	(E)	38.6

Total current assets	1.6	114.4	0.9		116.9
Property and equipment, net	—	1,524.3			1,524.3
Goodwill	—	764.0			764.0
Intangible assets, net	—	553.1			553.1
Other assets	—	24.4	(7.3)	(B)	17.1
Investments held in trust account	404.5	—	(404.5)	(A)	—

Total assets	$406.1	$2,980.2	$(410.9)		$2,975.4

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$0.4	$46.8	$(1.7)	(B)	$45.4
			(0.1)	(D)
Accrued expenses	1.8	72.7	(4.4)	(B)	66.4
			(0.3)	(D)
			(3.4)	(J)
Franchise tax payable	—	—	—	(D)	—
Current portion of long-term debt, capital leases and other financing obligations	—	53.3			53.3
Deferred revenue	—	59.9			59.9
Other current liabilities	—	7.6			7.6

Total current liabilities	2.2	240.3	(9.9)		232.6
Deferred legal fees	0.3	—	(0.3)	(B)	—
Deferred underwriting commissions in connection with the initial public offering	18.2	—	(18.2)	(B)	—
Derivative liabilities	45.6	—	(3.0)	(N)	43.0
			—	(O)
			0.4	(P)
Long-term debt, net of current portion	—	1,289.6	(433.0)	(J)	862.0
			5.4	(K)
Capital leases and other financing obligations, net of current portion	—	919.4			919.4

Historical
	As of June 30, 2021				As of June 30, 2021
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Deferred income taxes	—	52.0			52.0
Other liabilities	—	159.3			159.3

Total liabilities	66.3	2,660.6	(458.6)		2,268.3

Commitments and contingencies
Class A common stock, $0.0001 par value; shares subject to possible redemption	334.8	—	(334.8)	(F)	—

Stockholders’ equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.88 of a share issued and outstanding as of June 30, 2021	—	—	—	(G)	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—			—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 6,944,957 shares issued and outstanding (excluding 33,478,496 shares subject to possible redemption)	—	—	—	(F)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,105,863 shares issued and outstanding	—	—	—	(H)	—
Class A Common stock (New)	—	—	—	(C)	—
			—	(F)
			—	(G)
			—	(H)
			—	(L)
Additional paid-in capital	33.4	1,410.3	(31.1)	(B)	1,803.2
			250.0	(C)
			334.8	(F)
			—	(G)
			(34.9)	(I)
			100.0	(L)
			(261.9)	(M)
			3.0	(N)
			—	(O)
			(0.4)	(P)
Accumulated other comprehensive income	—	18.4			18.4
Accumulated deficit	(28.4)	(1,109.1)	(6.3)	(B)	(1,114.5)
			(0.2)	(E)
			34.9	(I)
			(5.4)	(K)

Total stockholders’ equity	5.0	319.6	382.5		707.1

Total liabilities and stockholders’ equity	$406.1	$2,980.2	$(410.9)		$2,975.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in millions, except share and per share data)

	Historical
	Six Months Ended June 30, 2021				Six Months Ended June 30, 2021
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenues	$—	$348.3			$348.3
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	—	193.9			193.9
Selling, general and administrative expenses	3.0	50.5	$—	(II)	53.5
Franchise tax expense and administrative expenses – related party	0.2	—	(0.2)	(AA)	—
Depreciation and amortization	—	121.1			121.1
Restructuring, impairment, site closures and related costs	—	67.0			67.0

Total operating cost and expenses	3.2	432.5	(0.2)		435.5

(Loss) income from operations	(3.2)	(84.2)	0.2		(87.2)
Interest expense, net	—	(86.3)	15.1	(CC)	(70.2)
			1.0	(HH)
Other expenses, net	—	(0.9)			(0.9)
Change in fair value of derivative liabilities	1.8	—	(3.9)	(FF)	(2.3)
			(0.2)	(GG)
Net gain from investments held in Trust Account	0.1	—	(0.1)	(BB)	—

Income (loss) from operations before income taxes	(1.3)	(171.4)	12.1		(160.6)
Income tax benefit (expense)	—	25.8	(4.0)	(EE)	21.8

Net (loss) income	$(1.3)	$(145.6)	$8.1		$(138.8)

Weighted average shares outstanding of Class A common stock	40,423,453				165,978,740

Basic and diluted net loss per share	$—				$(0.84)

Weighted average shares outstanding of Class B common stock	10,105,853

Basic and diluted net loss per share	$(0.13)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in millions, except share and per share data)

	Historical
	Year Ended				Year Ended
	December 31, 2020				December 31, 2020
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenues	$—	$690.5			$690.5
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	—	390.5			390.5
Selling, general and administrative expenses	0.2	115.5	(0.2)	(AA)	115.5
Franchise tax expense	0.2	—	(0.2)	(AA)	—
Depreciation and amortization	—	231.8			231.8
(Recovery) Impairment of notes receivable from affiliate	—	(97.7)			(97.7)

Total operating cost and expenses	0.4	640.1	(0.4)		640.1

(Loss) income from continuing operations	(0.4)	50.4	0.4		50.4
Interest expense, net	—	(169.4)	31.6	(CC)	(143.9)
			(6.1)	(DD)
Other expenses, net	—	(0.3)			(0.3)
Change in fair value of derivative liabilities	(26.3)	—	6.8	(FF)	(19.7)
			(0.2)	(GG)
Offering costs associated with derivative liabilities	(0.6)	—			(0.6)
Net gain from investments held in Trust Account	0.2	—	(0.2)	(BB)	—

Loss from operations before income taxes	(27.1)	(119.3)	32.3		(114.1)
Income tax expense	—	(3.5)	(6.2)	(EE)	(9.7)

Net loss	$(27.1)	$(122.8)	$26.1		$(123.8)

Weighted average shares outstanding of Class A common stock	40,058,214				165,978,740

Basic and diluted net loss per share	$—				$(0.75)

Weighted average shares outstanding of Class B common stock	9,302,148

Basic and diluted net income per share	$(2.91)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Cyxtera issuing stock for the net assets of SVAC, accompanied by a recapitalization with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•

SVAC’s audited consolidated balance sheet as of December 31, 2020 and the audited consolidated statement of operations for the year ended December 31, 2020 and the related notes as of and for the year ended December 31, 2020 found elsewhere in this prospectus;

•

Cyxtera’s audited consolidated balance sheet as of December 31, 2020 and the audited consolidated statement of operations for the year ended December 31, 2020 and the related notes for the year ended December 31, 2020 found elsewhere in this prospectus;

•

SVAC’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes for the six months ended June 30, 2021 found elsewhere in this prospectus; and

•

Cyxtera’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes for the six months ended June 30, 2021 found elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Cyxtera believes are reasonable under the circumstances.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Cyxtera believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Cyxtera. They should be read in conjunction with the historical financial statements and notes thereto of SVAC and Cyxtera.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect the accounting for the Transactions in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Cyxtera filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Cyxtera’s shares outstanding, assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A) Reflects the reclassification of $404.5 million of cash held in the SVAC’s Trust Account that becomes available at closing of the Business Combination. This is before the paydown discussed in tick mark (D) below.

(B) Reflects the settlement of approximately $54.7 million of estimated transaction costs at the closing in connection with the Transactions. Total estimated costs of $57.7 million are inclusive of $5.7 million of PIPE Investment fees, $43.8 million of underwriting fees inclusive of $17.7 million previously deferred underwriting commissions incurred in connection with SVAC’s initial public offering and related costs associated with the Business Combination securities offering and related capital raise, and $8.2 million of SVAC investment banking fees, attorneys fees, and other professional fees, including approximately $5.7 million of fees which were contingent upon consummation of the Business Combination which were not previously accrued. Of the total, $31.1 million is adjusted against additional paid in capital after considering the amounts previously recorded on SVAC’s balance sheet and $7.3 million of Cyxtera’s deferred costs on its balance sheet. The SVAC investment banking fees, attorney fees, and other transaction related professional fees incurred in connection with the Business Combination are recorded to accumulated deficit. Where applicable, no amount appears in the pro forma adjustments due to rounding convention.

(C) Reflects the gross proceeds of $250 million from the issuance of 25,000,000 shares of Class A common stock, with par value of $0.0001 in the PIPE Investment based on commitments received which was offset by the PIPE Investment fee included in tick mark (B). No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(D) Reflects the paydown of SVAC accrued expenses and current liabilities at closing of the Business Combination. Where applicable, no amount appears in the pro forma adjustment due to rounding convention.

(E) Reflects the charge-off of SVAC’s prepaid expenses mainly attributed to D&O insurance.

(F) Reflects the elimination of SVAC Class A common stock outstanding immediately prior to the closing of the Business Combination to permanent equity Class A common stock, par value $0.0001 per share. Where applicable, no amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(G) Reflects the recapitalization of Cyxtera’s equity and issuance of 106,100,000 shares of Class A common stock at $0.0001 par value per share as consideration for the reverse recapitalization. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(H) Reflects the reclassification of the 10,105,863 SVAC Sponsor, management and board shares from Class B common stock to Class A common stock at $0.0001 par value per share as part of the reverse recapitalization. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(I) Reflects the reclassification of SVAC historical accumulated deficit to additional paid in capital as part of the reverse recapitalization.

(J) Reflects the paydown of Cyxtera’s debt, specifically, extinguishment of the $310 million 2017 Second Lien Term Facility, a paydown of the $123 million combined outstanding balance on the Revolving Facility and the 2021 Revolving Facility (as those terms are defined in Cyxtera’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 found elsewhere in this prospectus) and related accrued interest of $3.4 million in connection with the Business Combination.

(K) Reflects the charge-off of deferred issuance costs associated with the payoff of Cyxtera’s 2017 Second Lien Term Facility in connection with the Business Combination.

(L) Reflects $100 million issuance of Class A common stock ($0.0001 par value per share) of forward purchase shares necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(M) Reflects the elimination of Class A common stock paid out to redeeming shareholders.

(N) Reflects the elimination of SVAC’s forward purchase shares derivative liability. The forward purchase shares derivative liability is eliminated because $100 million of Class A common shares were purchased by the forward purchasers under the forward purchase share commitment at $9.50 a share.

(O) Based on current information, management has evaluated the accounting for SVAC’s public and private placement warrants for the post-combination company under ASC 480 and ASC 815. After considering among other factors the redemption provisions of the warrants, management believes that the public and private placement warrants will continue to be accounted for as liabilities by the post-combination company under ASC 815-40. Accordingly, no pro forma adjustment to the SVAC public and private placement warrant liabilities is made.

(P) Reflects incremental private placement warrant liability for approximately 1.854 million of private placement warrants acquired by the forward purchasers in connection with the purchase of Class A common stock based on estimated fair value of $2.27 per private placement warrant.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 are as follows:

(AA) Reflects the elimination of SVAC’s administrative service fee paid to the Sponsor that ceases upon the closing of the Business Combination, as well as the elimination of the SVAC’s franchise tax expense.

(BB) Reflects the elimination of net gain from investment on SVAC’s Trust Account.

(CC) Reflects the removal of interest expense related to the payoff of $433 million of Cyxtera debt as a result of the Business Combination.

(DD) Reflects the charge-off of deferred issuance costs associated with the payoff of Cyxtera’s 2017 Second Lien Term Facility in connection with the Business Combination.

(EE) Reflects the effects on income tax (expense) benefit of the pro forma adjustments at the estimated effective tax rate. The estimated effective tax rate differs from the U.S. statutory tax rate due to certain expected permanent differences.

(FF) Reflects the reversal of “Change in fair value of derivative liabilities” related to the forward purchase shares derivative liability.

(GG) Reflects incremental “Change in fair value of derivative liabilities” related to the private placement warrants acquired by the forward purchasers in connection with the purchase of Class A common stock.

(HH) Reflects the removal of deferred issuance cost amortization related to the payoff of $433 million of Cyxtera debt as a result of the Business Combination.

(II) Historical general and administrative expenses of SVAC include $1.8 million of transaction related costs. Such costs are not expected to recur.

3. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020 and for the six months ended June 30, 2021:

(in millions except share and per share data)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Pro forma net loss	$(138.8)	$(123.8)
Pro forma weighted average shares outstanding - basic and diluted	165,978,740	165,978,740
Pro forma net loss per share - basic and diluted	$(0.84)	$(0.75)
SVAC Public Stockholders	14,246,562	14,246,562
SVAC Sponsor, management and board	10,105,863	10,105,863
Cyxtera Stockholder	106,100,000	106,100,000
PIPE Investors	25,000,000	25,000,000
Forward Purchasers	10,526,315	10,526,315

Pro forma weighted average shares outstanding - basic and diluted (1)	165,978,740	165,978,740

(1)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants were exchanged for shares of Class A common stock. However, since this results in antidilution, the effect of such exchange was not included in the calculation of diluted loss per share. Class A common stock underlying the warrants are 20.2 million shares. In addition, in connection with the Optional Share Purchase Agreement, there are 7.5 million of options for the forward purchasers to purchase additional common equity at $10.00 per share after the close of the Business Combination. These antidilutive options have been excluded from the calculation of diluted loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “condensed financial statements and consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under, but are not limited to, the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Our Business

Cyxtera is a global data center leader in retail colocation and interconnection services. We are the third largest global retail colocation provider. Our data center platform consists of more than 60 highly interconnected data centers across 28 markets on three continents. We provide an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

Factors Affecting Our Business

The Business Combination

On July 29, 2021, we consummated the Business Combination, with Legacy Cyxtera deemed the accounting acquirer. The Business Combination was accounted for as a reverse recapitalization with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. As stated in Note 17 to our condensed consolidated financial statements, included elsewhere in this prospectus in connection with the closing of the Business Combination, we changed our name from Starboard Value Acquisition Corp. to Cyxtera Technologies, Inc.

Holders of 26,176,891 shares of SVAC’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from SVAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $261,768,910 in the aggregate.

As a result of the Business Combination, 106,100,000 shares of Class A common stock were issued to SIS Holdings LP, the sole stockholder of Legacy Cyxtera prior to the Business Combination, and 25,000,000 shares of Class A common stock were issued to the PIPE Investors, at a price of $10.00 per share, for aggregate consideration of $250 million for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing. Additionally, as a result of the Business Combination, 10,526,315 shares of Class A common stock were issued to forward purchasers at a price of $9.50 per share, for aggregate consideration of $100 million and 10,105,863 shares of SVAC Class B common stock held by the Sponsor, automatically converted to 10,105,863 shares of Class A common stock.

After giving effect to the transactions, the redemption of public shares as described above, the issuance of the forward purchase shares and the consummation of the PIPE Investment, there are currently 165,978,740 shares of our Class A common stock issued and outstanding. Our Class A common stock and public warrants commenced trading on the Nasdaq under the symbols “CYXT” and “CYXTW,” respectively, on July 30, 2021, subject to ongoing review of our satisfaction of all listing criteria following the Business Combination. As noted above, an aggregate of $261.8 million was paid from SVAC’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the closing remained in the trust account. After taking into account the funds in the trust account after redemptions, the $250 million in gross proceeds from the PIPE Investment and the $100 million gross proceeds from the sale of the forward purchase shares, we received approximately $493 million in total cash from the Business Combination, before fees, expenses and debt repayment.

Public Company Costs

Following the consummation of the Business Combination, we became an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur substantial additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

2021 Restructuring and Site Closures

Addison site

In January 2021, we notified the landlord of our office space in Addison, Texas of our intent to sublease the property for the remaining lease term of 10 years. We ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, we incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals. We have adopted a hybrid work model for our Corporate staff and have additional space in the Dallas Metroplex area that performs the role of the Addison site since March 1, 2021.

Moses Lake site

In February 2021, we notified the landlord of our Moses Lake, Washington data center facility of our intent to cease the use of the space. Accordingly, we accelerated depreciation and amortization of all assets at the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and $1.8 million during the three and six months ended June 30, 2021, respectively, and additional favorable leasehold interest amortization of $0.3 million and $0.6 million, recorded in cost of sales, during the three and six months ended June 30, 2021, respectively. We ceased use of the property in June 2021 at which time we met the conditions for recording a charge related to the remaining lease obligation of $58.5 million. There was no sublease in place on this property at the time we ceased our use. Furthermore, management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

Impact of COVID-19

The ongoing COVID-19 pandemic and resulting social distancing, shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business. We have implemented a number of precautionary measures to protect our employees, customers, partners and suppliers all while complying with applicable governmental regulations and local public health guidance and ordinances. With new variants of the virus, we cannot predict the potential impacts of the COVID-19 pandemic or the distribution of vaccines on our business or operations, but we will continue to actively monitor the related issues and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, customers, business partners and stockholders.

In 2020, we took steps to address the risks and impact of COVID-19 to the our operations, customers, employees, partners and communities in which we operate. These measures have included restrictions on employee travel; cancellation of in person events and conferences; changes to work shifts including the use of “clean teams” to ensure continuity of service at our data centers; processes to non-essential limit and scheduled access to certain of our data centers; and the implementation of screening, social distancing and hygiene protocols at all data center and office locations.

We expect some of these restrictions and precautions to remain in place for an undetermined period of time, including in 2021, until there is a substantial reduction in the risk levels. We have not had a material positive or negative impact on our financial condition as a result of these measures.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, progress towards widespread rapid testing, effective treatment alternatives and vaccination efforts, and the impact of these and other factors on our employees, customers and business partners. The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economy even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

2019 Restructuring Program

During the course of the fourth quarter of 2019 and the first quarter of 2020, we implemented certain initiatives aimed at driving greater efficiency to our business. These initiatives included an in-depth review of our back-office functions including both personnel and non-personnel expenses all of which resulted in a reduction of expenses and benefited operations in 2020 and 2021.

Appgate

On May 1, 2017, and later on June 8, 2018, another set of acquisitions were completed and brought under the Cyxtera group structure.

Since Cyxtera’s formation and through December 31, 2019, those other acquisitions constituted the former Cybersecurity business of Cyxtera. On December 31, 2019, we completed a spin-out of 100% of our interests in Cyxtera Cybersecurity, Inc. d/b/a Appgate (“Appgate”), the holding company of such Cybersecurity business. Appgate is an affiliate of Cyxtera through common control ownership.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to manage our data center business and to assess the results of operations:

•	Recurring and non-recurring revenues;

•	Bookings; and

•	Churn.

These metrics are important indicators of the overall direction of our business, including trends in sales and the effectiveness of operations and growth initiatives. The following table presents our recurring and nonrecurring revenues from our consolidated financial statements and certain operating metrics for each of the periods indicated, which have been derived from our internal records. These metrics may differ from those used by other companies in our industry who may define these metrics differently.

	Three Months Ended June 30		Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Revenues
Recurring revenue	$167.3	$165.1	$332.0	$330.0	$657.4	$648.6	$691.8
Non-recurring revenues	8.1	8.1	16.3	15.7	33.1	30.0	11.5

Total	$175.4	$173.2	$348.3	$345.7	$690.5	$678.6	$703.3

Bookings	$2.8	$1.7	$5.1	$3.3	$6.9	$4.9	$6.1
Churn	$1.5	$2.1	$3.3	$3.2	$6.9	$7.0	$6.0

We define these metrics as follows:

Revenues: We disaggregates revenue from our contracts with customers into recurring revenue and nonrecurring revenues.

We derive the majority of our revenues from recurring revenue streams, consisting primarily of colocation service fees, which include fees for the licensing of space and power, and interconnection service fees. We consider our colocation service offerings recurring because customers are generally committed to such services under long term contracts, typically three years in length. Our interconnection services are typically on month-to-month contracts but are considered recurring because customers’ use of interconnection services generally remains stable over time. This is because interconnection services facilitate a customer’s full use of the colocation environment or support the business function housed within the customer’s colocation environment by facilitating connections between colocation customers within our data center facilities and their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Our colocation and interconnection service offerings are generally billed monthly and recognized ratably over the term of the contract. Our management reviews recurring revenue by reference to the metric of “MRR”, which is calculated as of the last day of a given month and represents the sum of all service charges for recurring services provided during such month. Our MRR was $52.9 million, $53.5 million and $57.1 million as of December 31, 2020, 2019 and 2018, respectively, and $52.9 million as of each of June 30, 2021 and 2020. Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services we perform. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term in accordance with ASC Topic 606 as discussed in Note 2 of our consolidated financial statements found elsewhere in this prospectus.

Bookings: We define Bookings for a given period as the new monthly recurring service fees for colocation and interconnection services committed under service contracts during the relevant period. Bookings are measured for the respective reporting period and represent the monthly service fees – based on the service fees for one month of services – attributable to new service contracts entered into and additional services committed under existing service contracts during the relevant period. Bookings is a key performance measure that management uses to assess the productivity of our sales force and anticipate data center inventory requirements. In addition, our management considers Bookings together with Churn (described below) to anticipate future changes to MRR.

Bookings was calculated for each period presented (i.e., the three and six months ended June 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018) and represents the new monthly recurring service fees – based on the service fees for one month of services – attributable to new service contracts and additional services committed under existing service contracts during the period presented.

During the three months ended June 30, 2021 and 2020, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such three month periods totaled $2.8 million and $1.7 million, respectively. During the six months ended June 30, 2021 and 2020, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such six month periods totaled $5.1 million and $3.3 million, respectively. During the twelve months ended December 31, 2020, 2019 and 2018, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such twelve-month period totaled $6.9 million, $4.9 million and $6.1 million, respectively.

Churn: We define Churn for a given period as the decrease in MRR during the relevant period attributable to service terminations and reductions. Churn is calculated for the respective reporting period, and represents the sum of the total amount of MRR for which a service contract was terminated or reduced during the relevant period, based on the last month’s service charges. Churn is a key performance measure that management uses to assess our customer satisfaction and performance against competition. In addition, our management considers Churn together with Bookings to anticipate future changes to MRR.

As presented in the table above, Churn was calculated for each period presented (i.e., the three and six months ended June 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018) and represents the sum of the total amount of MRR for which a service contract was terminated or reduced during the period presented.

During the three months ended June 30, 2021 and 2020, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) during such three month period totaled $1.5 million and $2.1 million, respectively. During the six months ended June 30, 2021 and 2020, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) during such six month period totaled $3.3 million and $3.2 million, respectively. During the twelve months ended December 31, 2020, 2019 and 2018, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) totaled $6.9 million, $7.0 million and $6.0 million, respectively.

Key Components of Results of Operations

Revenues:

We derive the majority of our revenues from recurring revenue streams, consisting primarily of colocation service fees, which include fees for the licensing of space and power, as well as interconnection service fees. We consider our colocation service offerings recurring because our customers are generally committed to such services under long term contracts, typically three years in length. Our interconnection services are typically on month-to-month contracts but are considered recurring because customers’ use of interconnection services generally remains stable over time. This is because interconnection services facilitate the customer’s full use of the colocation environment or support the business function housed within the customer’s colocation environment by facilitating connections between colocation customers within our data center facilities and their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Our colocation and interconnection service offerings are generally billed monthly and recognized ratably over the term of the contract. Our recurring revenues have comprised more than 95% of total revenues for each of the past three years. In addition, during 2020, 2019, and 2018, 77%, 83% and 82%, respectively, of our Bookings came from existing customers. For purposes of calculating Bookings attributable to existing customers, an existing customer is a customer with an active service contract that executes an order for additional services. Our largest customer accounted for approximately 15% of recurring revenues on average for the years ended December 31, 2020, 2019 and 2018. Our 50 largest customers accounted for approximately 57%, 59% and 55%, respectively, of recurring revenues for the years ended December 31, 2020, 2019 and 2018. Our interconnection revenues represented approximately 11%, 10% and 10% of total revenues for the years ended December 31, 2020, 2019 and 2018.

Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services we perform, and sale of equipment. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. As a percentage of total revenues, we expect non-recurring revenues to represent less than 5% of total revenues for the foreseeable future.

Operating Costs and Expenses:

Cost of Revenues, excluding Depreciation and Amortization. The largest components of our cost of revenues are rental payments related to our leased data centers, utility costs, including electricity, bandwidth access, data center employees’ salaries and benefits, including stock-based compensation, repairs and maintenance, supplies and equipment and security. A majority of our cost of revenues is fixed in nature and should not vary significantly from period to period unless we expand our existing data centers or open or acquire new data centers. However, there are certain costs that are considered more variable in nature, including utilities and supplies that are directly related to growth in our existing and new customer base. We expect the cost of our utilities, specifically electricity, will generally increase in the future on a per-unit or fixed basis, in addition to the variable increase related to the growth in consumption by our customers. In addition, the cost of electricity is generally higher in the summer months, as compared to other times of the year. To the extent we incur increased utility costs, such increased costs could materially impact our financial condition, results of operations and cash flows.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for our sales and marketing, executive, finance, human resources, legal and IT functions, administrative personnel, third-party professional services fees, insurance and administrative related-rent expense.

Depreciation and Amortization. Depreciation and amortization expenses are primarily comprised of depreciation and amortization on our property, plant and equipment and amortization related to intangible assets.

Interest Expense, net. Interest expense, net is primarily comprised of interest incurred under our credit facilities and on capital leases.

Other Expenses, net. Other expenses, net primarily includes the impact of foreign currency gains and losses.

Results of Operations

The following tables set forth our consolidated results of operations for the periods presented. The period-to-period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the years ended December 31, 2020, 2019 and 2018 have been derived from our consolidated financial statements found elsewhere in this prospectus. The results of operations data for the three and six months ended June 30, 2021 and 2020 have been derived from our condensed consolidated financial statements which have been prepared following substantially the same basis and estimates and assumptions as those used by management in the preparation of our consolidated financial statements and related notes found elsewhere in this prospectus.

Three months ended June 30, 2021 and 2020. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Revenues	$175.4	$173.2	$2.2	1.3%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	95.5	94.1	1.4	1%
Selling, general and administrative expenses	22.9	25.8	(2.9)	-11%
Depreciation and amortization	60.5	57.9	2.6	4%
Restructuring, impairment, site closures and related costs	58.9	—	58.9	nm
Impairment of notes receivable and other amounts due from affiliate	—	2.1	(2.1)	-100%

Total operating costs and expenses	237.8	179.9	57.9	32%

Loss from operations	(62.4)	(6.7)	(55.7)	831%
Interest expense, net	(43.1)	(42.1)	(1.0)	2%
Other expenses, net	(0.4)	(0.4)	—	0%

Loss from operations before income taxes	(105.9)	(49.2)	(56.7)	115%
Income tax benefit (expense)	12.9	(6.3)	19.2	-305%

Net loss	$(93.0)	$(55.5)	$(37.5)	68%

nm = not meaningful

Revenues

Revenues increased by $2.2 million for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was attributable to an increase in recurring revenues as a result of increased bookings combined with lower churn.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization increased by $1.4 million, or 1%, for the three months ended June 30, 2021 compared to the same period in the prior year. This increase in cost of revenues was primarily attributable to an increase in utility expenses of $5.3 million and an increase in building repairs and maintenance expenses of $1.9 million, partially offset by a $3.2 million reduction in personnel and related expenses a $2.4 million reduction in customer installation costs. The increase in utilities was due primarily to overall rate increases experienced during the period, and to a lesser extent, incremental usage from new colocation contracts with customers. The increase in repairs and maintenance in 2021 as compared to 2020 was due to reduced routine maintenance expenses in 2020 as a result of measures taken in response to COVID-19. The lower personnel and related costs were due to the impact of the 2019 Restructuring Program, which in part, reduced data center workforce.

Sales, General and Administrative Expenses

Sales, general and administrative expenses decreased by $2.9 million, or 11%, for the three months ended June 30, 2021 compared to the same period in the prior year. This decrease in sales, general and administrative expenses was primarily attributable to a reduction in professional services of $2.3 million, a reduction in personnel and related expenses of $1 million, and reduction of technical services of $0.6 million, partially offset by lower reversal of bad debt in 2021 of $0.8 million as compared to $1.6 million in 2020.

Depreciation and Amortization

Depreciation and amortization increased by $2.6 million, or 4%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase was primarily attributable to higher amortization of leasehold improvements and the $0.9 million of accelerated depreciation and amortization on Moses Lake assets in connection with the decision to cease use of the data center site as further described in Note 4 to our condensed consolidated financial statements, and higher capital lease amortization from new capital leases commenced in 2020.

Restructuring, impairment, site closures and related costs

Restructuring, impairment, site closures and related costs was $58.9 million for the three months ended June 30, 2021 (no such costs incurred in the same period of the prior year). These charges are primarily related to the Moses Lake data center facility and Addison office space closures described above under “—Factors Affecting Our Business—2021 Restructuring and Site Closures”.

Impairment of Notes Receivable and Other Amounts Due from Affiliate

On March 31, 2019, Appgate issued promissory notes to each of Legacy Cyxtera and Cyxtera Management, Inc. (the “Management Company”) (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of Legacy Cyxtera and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount).

As of December 31, 2019, we had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, Appgate spun-off from Cyxtera. As of December 31, 2019, we assessed collectability of the Promissory Notes from Appgate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, we considered factors such as Appgate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and Appgate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time.

During the three months ended June 30, 2020, we advanced an additional $0.4 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount based on the same factors discussed above. Accordingly, as of June 30, 2020, we had a receivable related to the Promissory Notes of $133.4 million with a full allowance of $133.4 million.

On February 8, 2021, we received a partial repayment on the then accumulated principal and interest under the Promissory Notes and issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Towards the end of 2020, Appgate agreed to the sale of its Brainspace business to focus on its core cybersecurity business which provided the liquidity to satisfy a substantial amount of the outstanding Promissory Notes. As a result, on February 8, 2021, we received $118.2 million from Appgate as repayment of the full then outstanding balance of $154.3 million on the Promissory Notes, including accrued interest. The $118.2 million was attributed to $1.1 million of 2020 accrued interest related to certain Promissory Notes, $19.4 million was attributable to the Promissory Notes issued in 2020 and the remaining balance of $97.7 million related to the recovery of a portion of Promissory Notes outstanding as of December 31, 2019. On the same date, we issued a payoff letter to Appgate, which resulted in the full settlement and extinguishment of all the Promissory Notes, including the remaining $36.1 million of principal and accrued interest. Accordingly, our results of operations for the year ended December 31, 2020 reflect a net reversal of the previously recorded allowance for loan losses of $97.7 million. During the three months ended March 31, 2021, we wrote-off the ending balance in the allowance for loan losses on the Promissory Notes during the three months ended March 31, 2021. Accordingly, no additional changes on the Promissory Notes or the allowance for loan losses occurred during the three months ended June 30, 2021.

Interest Expense, Net

Interest expense, net increased $1 million, or 2%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in interest expense was driven by higher interest on capital leases.

Other Expenses, Net

Other expenses, net was flat at $0.4 million for both the three months ended June 30, 2021 and 2020.

Income Tax Benefit

Income tax benefit for the three months ended June 30, 2021 and 2020 was $12.9 million and $6.3 million, respectively. The income tax benefit on the pre-tax loss for the three months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, non-deductible equity compensation, and the remeasurement of our net deferred tax assets in the U.K. due to a recently enacted tax rate. The income tax expense for the three months ended June 30, 2020 was $6.3 million. During the three months ended June 30, 2020, management increased the valuation allowance for U.S. and certain foreign jurisdictions deferred tax assets that management believes are not more-more-likely-than-not to be fully realized in future periods. The income tax expense on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions and non-deductible equity compensation.

Six months ended June 30, 2021 and 2020. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Revenues	$348.3	$345.7	$2.6	0.8%
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	193.9	190.0	3.9	2%
Selling, general and administrative expenses	50.5	56.9	(6.4)	-11%
Depreciation and amortization	121.1	114.9	6.2	5%
Restructuring, impairment, site closures and related costs	67.0	—	67.0	nm
Impairment of notes receivable and other amounts due from affiliate	—	8.8	(8.8)	-100%

Total operating costs and expenses	432.5	370.6	61.9	17%

Loss from operations	(84.2)	(24.9)	(59.3)	238%
Interest expense, net	(86.3)	(85.4)	(0.9)	1%
Other expenses, net	(0.9)	(0.7)	(0.2)	29%

Loss from operations before income taxes	(171.4)	(111.0)	(60.4)	54%
Income tax benefit	25.8	8.1	17.7	219%

Net loss	$(145.6)	$(102.9)	$(42.7)	41%

nm = not meaningful

Revenues

Revenues increased by $2.6 million for the six months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was attributable to an increase in recurring revenues of approximately

$2 million as a result of increased bookings combined with relatively flat churn, and an increase in non-recurring revenue of approximately $0.6 million.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization increased by $3.9 million, or 2%, for the six months ended June 30, 2021 compared to the same period in the prior year. This increase in cost of revenues was primarily attributable to higher utilities of $11.1 million, partially offset by lower personnel and related expenses of $7.1 million. The increase in utilities was due primarily to overall rate increases experienced during the period, a $3.5 million impact from the unexpected inclement weather conditions related to Winter Storm Uri in Texas, which impacted utility rates in the region during the period, and to a lesser extent, incremental usage from new deals. The lower personnel and related costs was due to the impact of the 2019 Restructuring Program, which in part, reduced data center workforce.

Sales, General and Administrative Expenses

Sales, general and administrative expenses decreased by $6.4 million, or 11%, for the six months ended June 30, 2021 compared to the same period in the prior year. This decrease in sales, general and administrative expenses was primarily attributable to a decrease of $2 million in professional and consulting fees and the release of a litigation accrual of $1.9 million.

Depreciation and Amortization

Depreciation and amortization increased by $6.2 million, or 5%, for the six months ended June 30, 2021 compared to the same period in the prior year. The increase was primarily attributable to higher leasehold improvement amortization from additions during the period and the $1.8 million of accelerated depreciation and amortization on Moses Lake assets in connection with the decision to cease use of the data center site as further described in Note 4 to our condensed consolidated financial statements, and higher capital lease amortization from new capital leases entered 2020. There was also a slight increase in equipment depreciation of $1 million during the period primarily from computer hardware and equipment additions.

Restructuring, impairment, site closures and related costs

Restructuring, impairment, site closures and related costs was $67.0 million for the six months ended June 30, 2021 (no such costs incurred in the same period of the prior year). These charges are primarily related to the Moses Lake data center facility and Addison office space closures described above under “—Factors Affecting Our Business—2021 Restructuring and Site Closures”.

Impairment of Notes Receivable and Other Amounts Due from Affiliate

During the six months ended June 30, 2020, we advanced an additional $5.7 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount based on the same factors discussed above. Accordingly, as of June 30, 2020, the Company had a receivable related to the Promissory Notes of $133.4 million with a full allowance of $133.4 million. In addition, during the six months ended June 30, 2020, we had other amounts receivable from Appgate for $3.1 million with a full reserve because of the same factors discussed above for the Promissory Notes. These other amounts include charges under the Intercompany Master Services Agreement between the Management Company and Appgate.

Interest Expense, Net

Interest expense, net increased $0.9 million, or 1%, for the six months ended June 30, 2021 compared to the same period in the prior year. The increase in interest expense was driven by higher interest on capital leases, partially offset by lower interest on debt.

Other Expenses, Net

Other expenses, net was relatively flat at $0.9 million for the six months ended June 30, 2021 and $0.7 million for the same period in the prior year.

Income Tax Benefit

The income tax benefit for the six months ended June 30, 2021 was $25.8 million, compared to $8.1 million for the same period in the prior year. The income tax benefit on the pre-tax loss for the six months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, non-deductible equity compensation, and the remeasurement of the Company’s net deferred tax assets in the U.K. due to a recently enacted tax rate. The income tax benefit on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, foreign withholding taxes, and non-deductible equity compensation.

Years ended December 31, 2020 and 2019. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	2020	2019	$ Change	% Change
Revenues	$690.5	$678.6	$11.9	2%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	405.8	(15.3)	(4)%
Selling, general and administrative expenses	115.5	146.5	(31.0)	(21)%
Depreciation and amortization	231.8	219.8	12.0	5%
(Recovery) impairment of notes receivable from affiliate	(97.7)	127.7	(225.4)	(177)%
Loss on asset sales	—	6.1	(6.1)	(100)%

Total operating costs and expenses	640.1	905.9	(265.8)	(29)%

Income (loss) from continuing operations before income taxes	50.4	(227.3)	277.7	(122)%
Interest expense, net	(169.4)	(152.7)	(16.7)	11%

Other expenses, net	(0.3)	(0.9)	0.6	(67)%
Loss from continuing operations before income taxes	(119.3)	(380.9)	261.6	(69)%
Income tax (expense) benefit	(3.5)	85.9	(89.4)	(104)%

Net loss from continuing operations	(122.8)	(295.0)	172.2	(58)%

Net loss from discontinued operations, net of tax	—	(219.2)	219.2	(100)%

Net loss	$(122.8)	$(514.2)	$391.4	(76)%

Revenues

Revenues increased by $11.9 million, or 2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in revenue was primarily attributable to an increase in recurring revenue of $8.8 million mainly attributable to the reduction in customer Churn and increased Bookings. During the last quarter of 2019, we reorganized our sales force and assigned responsibilities on an account basis to drive increased utilization in each one of our data centers. Sales teams incentives were modified to encompass not only Bookings but also Churn. These changes have had a significant impact in our customer engagement which has resulted in an increase in Bookings which allowed us to grow our revenues in 2020.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization decreased by $15.3 million, or 4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in cost of revenues was primarily attributable to lower personnel and related expenses of $13.3 million and lower rent and maintenance expenses of $10.9 million, partially offset by higher network expenses of $2.3 million, higher customer installation costs of $2.2 million, and higher utility expenses of $2.1 million. The decrease in personnel and related expenses was primarily a result of the 2019 restructuring program. The decrease in rent in 2020 was primarily the result of modification of operating leases into capital leases throughout 2019. The decrease in maintenance was the result of the limitations in access to our data centers throughout the Covid-19 pandemic. Access to data centers has been limited to essential personnel.

Sales, General and Administrative Expenses

During the course of the fourth quarter of 2019 and first quarter of 2020, we designed a new efficiency program aimed at driving greater efficiency to our operations. This program included an in depth review of all of our back office functions including both personnel and non-personnel expenses. As a result of these initiatives, our sales, general and administrative expenses decreased by $31 million, or 21%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in sales, general and administrative expenses was primarily attributable to overall reductions in personnel and related expenses of $8.3 million, professional services of $7 million, and marketing expenses of $4.2 million, and to a lesser extent, an improvement in our collections during 2020. The decrease in personnel and related expenses was primarily a result of the 2019 restructuring program.

Depreciation and Amortization

Depreciation and amortization increased by $12 million, or 5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to higher capital lease amortization resulting primarily from the modification of operating leases into capital leases during 2019 and new capital leases.

Recovery (Impairment) of Notes Receivable from Affiliate

On March 31, 2019, AppGate issued the Promissory Notes to each of Cyxtera and the Management Company evidencing certain funds borrowed by AppGate from each of Cyxtera and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

As of December 31, 2019, we had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, AppGate spun-off from Cyxtera. As of December 31, 2019, we assessed collectability of the Promissory Notes from AppGate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, we considered factors such as AppGate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and AppGate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time.

During 2020, we advanced an additional $19.4 million to AppGate and recorded provision for loan losses in the same amount based on the same factors discussed above. Towards the end of 2020, AppGate benefited from an increase interest from customers as well as investors for its cybersecurity offerings, and evaluated strategic alternatives that led to the sale of the Brainspace business to focus on its core cybersecurity business which provided the liquidity to satisfy a substantial amount of the outstanding Promissory Notes. As a result, on February 8, 2021, we received $118.2 million from Appgate as repayment of the full then outstanding balance of $154.3 million on the Promissory Notes, including accrued interest. The $118.2 million was attributed to $1.1 million of 2020 accrued interest related to certain Promissory Notes, $19.4 million was attributable to the Promissory Notes issued in 2020 and the remaining balance of $97.7 million related to the recovery of a portion of Promissory Notes outstanding as of December 31, 2019. On the same date, we issued a payoff letter to Appgate, which resulted in the full settlement and extinguishment of all the Promissory Notes, including the remaining $36.1 million of principal and accrued interest. Accordingly, our results of operations for the year ended December 31, 2020 reflect a net reversal of the previously recorded allowance for loan losses of $97.7 million.

Loss on Asset Sales

We did not have a loss on sale of assets for the year ended December 31, 2020. Our loss on asset sales was $6.1 million for the year ended December 31, 2019, driven by the sale of our operations in Hong Kong, which resulted in a loss of $3.1 million, and the sale of equipment for a loss of $3 million.

Interest Expense, Net

Interest expense, net increased to $169.4 million for the year ended December 31, 2020 from $152.7 million for the year ended December 31, 2019, primarily attributable to higher expenses related to increased borrowings on our Revolving Facility. During the year ended December 31, 2020, we borrowed an additional $90.6 million, net under the Revolving Facility, which was used primarily to finance capital expenditures of $83.2 million during the year, as well as other operating expenses.

Other Expenses, Net

Other expenses, net decreased to $0.3 million for the year ended December 31, 2020 from $0.9 million for the year ended December 31, 2019, primarily driven by net income recognized under the transition services agreement with Appgate, which was spun-off through a distribution to our shareholders on December 31, 2019 and reflected as a discontinued operation.

Income Tax (Expense) Benefit

During the year ended December 31, 2020, we recorded an income tax expense of $3.5 million compared to an income tax benefit of $85.9 million for the year ended December 31, 2019. The effective tax rate for the year ended December 31, 2020 was (2.9)% compared to 22.6% for the year ended December 31, 2019. During the year ended December 31, 2020, the effective tax rate was lower primarily due to the valuation allowance recorded on certain deferred tax assets which are not more-likely-than-not to be realized. The changes in valuation allowance are primarily due to certain U.S. and Foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain state NOL carryforward assets are reduced by a valuation allowance and/or are subject to an annual limitation under Internal Revenue Code Section 382.

Years ended December 31, 2019 and 2018. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	2019	2018	$ Change	% Change
Revenues	$678.6	$703.3	$(24.7)	(4)%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	405.8	415.7	(9.9)	(2)%
Selling, general and administrative expenses	146.5	131.3	15.2	12%
Depreciation and amortization	219.8	229.5	(9.7)	(4)%
(Recovery) impairment of notes receivable from affiliate	127.7	—	127.7	nm
Loss on asset sales	6.1	—	6.1	nm

Total operating costs and expenses	905.9	776.5	129.4	17%

Loss from continuing operations before income taxes	(227.3)	(73.2)	(154.1)	211%
Interest expense, net	(152.7)	(108.7)	(44.0)	40%
Other expenses, net	(0.9)	(4.8)	3.9	(81)%

Loss from continuing operations before income taxes	(380.9)	(186.7)	(194.2)	104%
Income tax benefit	85.9	41.3	44.6	108%

Net loss from continuing operations	(295.0)	(145.4)	(149.6)	103%

Net loss from discontinued operations, net of tax	(219.2)	(46.4)	(172.8)	372%

Net loss	$(514.2)	$(191.8)	$(322.4)	168%

nm = not meaningful

Revenues

Revenue decreased by $24.7 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease in revenue was primarily attributable to a decrease in recurring revenue of $43.2 million, partially offset by an increase in non-recurring revenue of $18.5 million. This revenue reduction was primarily driven by the closure of several data centers considered non-strategic or underperforming by the our management team, the non-renewal of contracts with customers deemed to be unprofitable and regular Churn dynamics. We owned two data centers during all of 2018 and 2019.

Operating Costs and Expenses

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization decreased by $9.9 million, or 2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease in cost of revenue was primarily attributable to lower rent and maintenance expenses of $19.3 million, and to a lesser extent, lower employee related expenses of $3 million, partially offset by higher customer installation costs of $7.7 million, security of $6 million, network expenses of $3.8 million and subscriptions of $2.4 million. The decrease in rent was primarily the result of modification of operating leases into capital leases throughout 2019.

Sales, General and Administrative Expenses

Our sales, general and administrative expenses increased by $15.2 million, or 12%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in sales, general and administrative expenses was primarily attributable to an increase in payroll and related expenses of $11 million, bad debt expense of $9 million, and to a lesser extent, increases in technical services of $1.7 million and in utilities of $1.3 million, partially offset by a lower professional services of $9.3 million. The increase in payroll and related expenses during 2019 was in part due to the transition of accounting and tax support functions from external providers to internal personnel, which also translated into lower professional services, and higher commissions from higher sales. The increase in bad debt during 2019 was in part due to the transition of portfolio management and collection efforts from Lumen Technologies, Inc., formerly known as CenturyLink, Inc. (“Lumen”) to Cyxtera. We saw an overall decrease in professional services during 2019 as Cyxtera began to transition accounting and tax support from external providers to internal personnel thus lowering the cost of the transition services agreement and external providers, as well as lower legal expenses.

Depreciation and Amortization

Depreciation and amortization decreased by $9.7 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease was primarily attributable to lower amortization of leasehold improvements, partially offset by an increase in capital lease amortization.

Impairment on Notes Receivable from Affiliate

As of December 31, 2019, we had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, Appgate spun-off from Cyxtera. As of December 31, 2019, we assessed collectability of the Promissory Notes from Appgate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, we considered factors such as Appgate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and Appgate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time. For further information, see Note 3 to our consolidated financial statements found elsewhere in this prospectus.

Loss on Asset Sales

Our loss on asset sales was $6.1 million for the year ended December 31, 2019, driven by the sale of our operations in Hong Kong, which resulted in a loss of $3.1 million, and the sale of equipment for a loss of $3 million. We did not have a loss on asset sales for the year ended December 31, 2018.

Interest Expense, Net

Interest expense, net increased to $152.7 million for the year ended December 31, 2019 from $108.7 million for the year ended December 31, 2018, primarily attributable to an increase in capital lease obligations from lease modifications, and to a lesser extent an increase in our revolving facility. During the years ended December 31, 2019 and 2018, we capitalized $5 million and $4.4 million, respectively, of interest expense to construction in progress.

Other Expenses, Net

Other expenses, net decreased to $0.9 million for the year ended December 31, 2019 from $4.8 million for the year ended December 31, 2018, primarily attributable to lower bank charges.

Income Tax (Expense) Benefit

Our income tax benefit increased by $44.6 million, or 108%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The effective tax rate for the year ended December 31, 2019 was 22.6% compared to 22.1% for the year ended December 31, 2018. The increase in our effective tax rate was primarily attributable to an increase in state and local taxes, net of the Federal income tax benefit.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, we had cash of $59.5 million and $120.7 million, respectively. Historically, customer collections are our primary source of cash. We believe that our existing cash and cash equivalents, the cash generated from operations, the borrowing capacity under our revolving credit facility, and the cash obtained upon consummation of the Business Combination and related Private Placement will be sufficient to fund our operations and capital expenditures for the foreseeable future. We intend to continue to make significant investments to support our business growth, which may include pursuing additional expansion opportunities, primarily new data center expansions and acquisitions. While we expect to fund these plans with our acquisitions and joint ventures. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. The inability to raise capital would adversely affect our ability to achieve our business objectives. If current market conditions were to deteriorate, some of our customers may have difficulty paying us and we may experience increased Churn in our customer base, including reductions in their commitments to us, and we may be unable to secure additional financing, or any such additional financing may only be available to us on unfavorable terms, all of which could have a material adverse effect on our liquidity. Additionally, an inability to pursue additional expansion opportunities will have a material adverse effect on our ability to maintain our desired level of revenue growth in future periods.

Debt

As of June 30, 2021, we had $963.6 million and $1,298.7 million in capital lease obligations and long-term debt outstanding under our Senior Secured Credit Facilities, respectively. As of December 31, 2020, we had $989.0 million and $1,320.6 million in capital lease obligations and long- term debt outstanding under our Senior Secured Credit Facilities, respectively. In connection with the Business Combination, we repaid the entire balance owed under the 2017 Second Lien Term Facility of $310.0 million and amounts owed under the Revolving Facility and the 2021 Revolving Facility of $123.0 million.

Capital Lease Obligations

We lease certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. We also enter into sale-leaseback financings, primarily relating to equipment. The weighted-average interest rate on our sale-leaseback financings is 8.14% as of June 30, 2021. The lease terms of our sale-leaseback financings range from 24 to 48 months. As of June 30, 2021, we had capital lease and other financing obligations totaling approximately $963.6 million.

Credit Facilities

A subsidiary of ours (the “Borrower”) has a first lien credit agreement (the “Senior Secured Credit Facilities”) providing for up to $1,065.0 million of total borrowings. The Senior Secured Credit Facilities consist of a first lien credit agreement providing for (i) a $150.0 million first lien multicurrency revolving credit facility (the “Revolving Facility”), (ii) an $815.0 million first lien term loan borrowing (the “First Lien Term Facility”) and (iii) a $100.0 million incremental first lien term loan borrowing (the “2019 First Lien Facility”). In connection with the Business Combination, we repaid the entire balance of the 2017 Second Lien Term Facility on July 29, 2021 and the Revolving Facility and 2021 Revolving Facility on August 13, 2021.

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with us pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing

Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, we repaid $19.6 million of the outstanding balance under the Revolving Facility on May 10, 2021.

Our senior secured credit facilities are secured by substantially all assets of a subsidiary (the “Borrower”) and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of December 31, 2020, the Company believes the Borrower was in compliance with these covenants.

Cash Flow

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$6.3	$46.7

Net cash provided by (used in) investing activities	89.0	(52.3)

Net cash (used in) provided by financing activities	(155.9)	74.9

Cash Flows for the Six Months Ended June 30, 2021 and 2020

Operating Activities

Cash provided by our operations is generated by colocation service fees, which includes fees for the licensing of space, power and interconnection services.

During the six months ended June 30, 2021 operating activities provided $6.3 million of net cash as compared to $46.7 million during the same period in the prior year. The decrease in net cash from operating activities during 2021 compared to 2020 was primarily due to the change in due to affiliates and accrued expenses, partially offset by improved collections and other changes in working capital. During the six months ended June 30, 2021, we factored $77 million of receivables and collected $76.3 million, net of fees of $0.7 million. On February 19, 2021, we repaid $22.7 million of fees owed under the Services Agreement described in Note 20 to our consolidated financial statements, amounts that were related to the Structuring Fee, Service Provider Fee and other Sponsor related expenses.

Investing Activities

Our investing activities are primarily focused on capital expenditures due to expansion activities and overall modernization of our data centers.

During the six months ended June 30, 2021, investing activities provided $89.0 million of net cash as compared to net cash used of $52.3 million during the same period in the prior year. The increase in net cash provided by investing activities during 2021 compared to 2020 was primarily due to the $117.1 million received from Appgate in February 2021 in settlement of the Promissory Notes and $18.5 million less cash used for purchase of property and equipment.

Financing Activities

Our cash flow from financing activities is centered around the use of our credit facilities and lease financings.

During the six months ended June 30, 2021, financing activities used $155.9 million of net cash as compared to net cash provided of $74.9 million for the same period in the prior year. The decrease in net cash from financing activities during 2021 compared to 2020 was primarily due to a $97.9 million capital redemption payment during the period where we redeemed, cancelled and retired 0.08 of a share of our common stock, par value, $0.01, held by SIS, in exchange for this payment by us to SIS. In 2020, we received proceeds of $91.7 million from the Revolving Facility. Repayments of capital leases and long-term debt were also higher in the 2021 period by $23.6 million and $19.6 million, respectively.

Cash Flows for the Years Ended December 31, 2020, 2019 and 2018

Operating Activities

Cash provided by our operations is generated by colocation service fees, which includes fees for the licensing of space, power and interconnection services.

During the year ended December 31, 2020 operating activities of continuing operations provided $116.6 million of net cash as compared to $8.6 million and $7.8 million during the years ended December 31, 2019 and 2018. In addition, during the years ended December 31, 2019 and 2018, operating activities of discontinued operations used $41.0 million of cash and provided $2.4 million of cash, respectively (none in 2020). The increase in net cash from operating activities during 2020 compared to 2019 was primarily due to improved working capital by $71.9 million, increased revenue of $11.9 million, lower costs of revenues, excluding depreciation and amortization of $15.3 million, lower selling, general and administrative expenses of $31 million and improved customer collections in 2020 as compared to 2019. The net cash from continuing operating activities of continuing operations during 2019 compared to 2018 was relatively flat year over year.

Investing Activities

Our investing activities are primarily focused on capital expenditures due to expansion activities and overall modernization of our data centers.

During the year ended December 31, 2020, investing activities of continuing operations used $102.6 million of net cash as compared to $142.3 million and $76.1 million during the years ended December 31, 2019 and 2018, respectively. In addition, during the year ended December 31, 2018, investing activities of discontinued operations used $10.7 million of cash (none in 2020 or 2019). The decrease in net cash used in investing activities during 2020 compared to 2019 was primarily due to a $24.4 million reduction in the funding of the Promissory Notes with Appgate and lower capital expenditures. The increase in net cash used in investing activities during 2019 compared to 2018 was primarily due to the funding of $43.8 million of the Promissory Notes with Appgate and higher capital expenditures.

Financing Activities

Cash flow from financing activities is centered around the use of our credit facilities and lease financings.

During the year ended December 31, 2020, financing activities of continuing operations provided $91 million of net cash as compared to $113.4 million and $6.8 million in the years ended December 31, 2019 and 2018, respectively. In addition, during the year ended December 31, 2019, financing activities of discontinued operations provided $43.8 million of cash (none in 2020 or 2018).

Net cash provided by financing activities of continuing operations for the year ended December 2020 was primarily related to $91.7 million of proceeds from issuance of long-term debt and other financing obligations.

Net cash provided by financing activities of continuing operations for the year ended December 2019 was primarily related to $100.0 million of proceeds from capital contributions, approximately $53.4 million of net proceeds and repayments from long-term debt and $40 million of cash used to repay capital lease obligations.

Contractual Obligations and Commitments

We lease a majority of our centers and certain equipment under long-term lease agreements. The following represents our debt maturities, financings, leases and other contractual commitments as of December 31, 2020 (in millions):

	2021	2022	2023	2024	2025	Thereafter	Total
Long-term debt, excluding the Revolving Facility(1)	$9.1	$9.1	$9.1	$857.8	$310.0	$—	$1,195.1
Revolving Facility(2)	—	142.6	—	—	—	—	142.6
Interest(3)	67.2	63.8	61.9	37.8	8.6	—	239.3
Capital leases and other financing obligations(4)	146.2	131.8	123.2	113.4	115.9	2,294.8	2,925.3
Operating leases(4)	60.6	61.2	60.1	58.0	48.6	298.2	586.7
Purchase obligations(5)	3.5	3.1	1.4	0.2	—	—	8.2
Asset retirement obligations(6)	0.5	0.4	0.5	0.5	0.5	1.8	4.2

	$287.1	$269.4	$256.2	$1,067.7	$483.6	$2,594.8	$4,958.5

(1)

Represents aggregate maturities of long-term debt, excluding the Revolving Facility. As described in Note 17 of our unaudited financial statements found elsewhere in this prospectus, the Company repaid the $310.0 million due in 2025 in July 2021 upon consummation of the Business Combination.

(2)

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with us pursuant to which they agreed to extend the maturity date on a portion of the Revolving Facility from May 1, 2022 to November 1, 2023. Refer to Note 10 of our unaudited financial statements found elsewhere in this prospectus for additional details.

(3)	Represents interest on our long-term debt included in (1) based on their approximate interest rates as of December 31, 2020, as well as the credit facility fee for the Revolving Facility.
(4)	Represents lease payments under capital and operating lease arrangements, including reasonably assured renewal options.
(5)

Represents unaccrued purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent our entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of December 31, 2020.

(6)	Represents future accretion expense on asset retirement obligations.

Addison site

In January 2021, we notified the landlord of the Addison office space of our intent to sublease the property for the remaining lease term of 10 years. We ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, we incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

Moses Lake site

In February 2021, we notified the landlord of the Moses Lake data center facility in the State of Washington of our intent to cease the use of the space. Accordingly, we accelerated depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and $1.8 million during the three and six months ended June 30, 2021, respectively, and additional favorable leasehold interest amortization of $0.3 million and $0.6 million, recorded in cost of sales, during the three and six months ended June 30, 2021, respectively. We ceased use of the property in June 2021 at which time we met the conditions for recording a charge related to the remaining lease obligation of $58.5 million. There is no sublease in place on this property at the time of cease use. Furthermore, management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

Off-Balance-Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021.

Critical Accounting Policies and Estimates

Discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Based on this definition, we have identified the following critical accounting policies and estimates: revenue from contracts with customers, accounting for income taxes, accounting for goodwill, and accounting for leases. These critical accounting policies are addressed below. In addition, we have other key accounting policies and estimates that are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue recognition

We derive the majority of our revenues from recurring revenue streams, consisting primarily of colocation service fees. We derive revenue from colocation service fees, which include fees for the licensing of space, power and interconnection services. The remainder of our revenues are derived from non-recurring charges, such as installation fees and professional services, including remote support to troubleshoot technical issues and turnkey structured cabling solutions. Our revenue contracts are accounted for in accordance with ASC Topic 606, Revenue from Contracts with Customers (”ASC Topic 606”), with the exception of certain contracts that contain lease components and are accounted for in accordance with ASC Topic 840, Leases. Under the revenue accounting guidance, revenues are recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration it expects to be entitled to in exchange for the products and services. Revenues from recurring revenue streams are generally invoiced monthly in advance and recognized ratably over the term of the contract, which is generally three years. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. For contracts with customers that contain multiple performance obligations, we account for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors. Other judgments include determining if any variable consideration should be included in the total contract value of the arrangement such as price increases.

Revenue is generally recognized on a gross basis in accordance with the accounting standard related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as we are primarily responsible for fulfilling the contract, bears inventory risk and has discretion in establishing the price when selling to the customer. To the extent we do not meet the criteria for recognizing revenue on a gross basis, we record the revenue on a net basis.

Contract balances

The timing of revenue recognition, billings and cash collections result in accounts receivables, contract assets and deferred revenues. A receivable is recorded at the invoice amount, net of an allowance for doubtful accounts and is recognized in the period in which we have transferred products or provided services to our customers and when our right to consideration is unconditional. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 45 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined that our contracts generally do not include a significant financing component. We assess collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We generally do not request collateral from our customers. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which we had expected to collect the revenues. If the financial condition of our customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of our reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectable are charged to bad debt expense, which is included in selling, general and administrative expenses in the consolidated statements of operations. Delinquent account balances are written off after management has determined that collection is not probable.

A contract asset exists when we have transferred products or provided services to its customers, but customer payment is contingent upon satisfaction of additional performance obligations. Certain contracts include terms related to price arrangements such as price increases and free months. We recognize revenues ratably over the contract term, which could potentially give rise to contract assets during certain periods of the contract term. Contract assets are recorded in prepaid and other current assets and other assets in the consolidated balance sheets.

Deferred revenue (a contract liability) is recognized when we have an unconditional right to a payment before it transfers products or services to customers. Deferred revenue is included in other current liabilities and other liabilities in the consolidated balance sheets.

Contract costs

Direct and indirect incremental costs solely related to obtaining revenue generating contracts are capitalized as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Such costs consist primarily of commission fees and sales bonuses, contract fulfillment costs, as well as indirect related payroll costs. Contract costs are amortized over the estimated period of benefit, which is estimated as 3 years, on a straight-line basis.

For further information on revenue recognition, see Note 5 to our consolidated financial statements.

Income Taxes

We account for income taxes pursuant to the asset and liability method, which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the evidence available, it is more likely than not that such assets will not be realized. In making the assessment under the more likely than not standard, appropriate consideration must be given to all positive and negative evidence related to the realization of the deferred tax assets. The assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods by jurisdiction, our experience with loss carryforwards not expiring unutilized and all tax planning alternatives that may be available. A valuation allowance is recognized if under applicable accounting standards we determines it is more likely than not that it’s deferred tax assets would not be realized.

Goodwill

Goodwill is calculated as the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with a business combination. Goodwill will not be amortized, but rather tested for impairment at least annually or more often if an event occurs or circumstances change which indicate impairment might exist. Goodwill is evaluated at the reporting unit level. We have identified a single reporting unit.

We conduct goodwill impairment testing as of October 1st of each year or whenever an indicator of impairment exists. Cyxtera follows ASC 350, Intangibles–Goodwill and Other, included in ASU 2011-08, Testing Goodwill for Impairment. The amendments permit entities to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the results of the qualitative assessment, if the entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would then perform the first step of the goodwill impairment test; otherwise, no further impairment test would be required. It has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then it will not be required to perform a quantitative test. If it is not more likely than not that the fair value is in excess of the carrying value, or we elect to bypass the qualitative assessment, we would use the one-step impairment test. The qualitative factors evaluated include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, our historical value of equity units as well as other industry- specific considerations. However, if it concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then it is required to perform a quantitative impairment test. The quantitative test compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. We performed the qualitative assessment for the year ended December 31, 2020 and determined that performing the first step of the goodwill impairment test was not required since we were not at risk of failing such test.

Testing goodwill for impairment requires us to estimate fair values of reporting units using significant estimates and assumptions. The assumptions made will impact the outcome and ultimate results of the testing. We will use industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, we will engage independent third-party valuation firm to provide assistance. The key estimates and factors used in the valuation models would include revenue growth rates and profit margins based on our internal forecasts, our specific weighted-average cost of capital used to discount future cash flows, and comparable market multiples for the industry segment, when applicable, as well as our historical operating trends. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in actual and expected customer demands, could result in changes to these assumptions and judgments. A revision of these assumptions could cause the fair values of the reporting unit to fall below its respective carrying values, resulting in a non-cash impairment charge. Such charge could have a material effect on the consolidated financial statements.

Leases

Our capital lease obligations represent its obligation to make lease payments arising from the lease and are measured based on the present value of fixed lease payments over the lease term. As our lessee leases do not provide a readily determinable implicit rate, we use our incremental borrowing rate estimated based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, we assess multiple variables such as lease term, collateral, economic conditions, and creditworthiness. We estimate our incremental borrowing rate using a benchmark senior unsecured yield curve for debt instruments adjusted for the our credit quality, market conditions, tenor of lease contracts, and collateral.

Recent Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 of our consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our future income, cash flows and fair values relevant to financial instruments are subject to risks relating to interest rates. We are subject to interest rate risk in connection with our credit facility, which has variable interest rates. The interest rates on the facility are based on a fixed margin plus a market interest rate, which can fluctuate accordingly but is subject to a minimum rate. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. For every 100 basis point change in interest rates, the annual interest expense on our credit facilities could increase by a total of approximately $13.2 million or decrease by a total of approximately $13.2 million based on the total balance of our credit facility as of December 31, 2020.

The fair value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. These interest rate changes may affect the fair value of the fixed interest rate debt but do not impact our earnings or cash flows. The fair value of our First Lien Term Facility, 2019 First Lien Term Facility and 2017 Second Lien Term Facility (as defined in Note 12 of our Consolidated Financial Statements included in this prospectus) as of December 31, 2020 and 2019 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of December 31, 2020 and 2019 due to the variability of interest rates.

The following table represents the carrying value and estimated fair value of our Term Facilities and Revolving Facility as of (in thousands):

	2020		2019
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$786.6	$730.6	$794.6	$691.3
2019 First Lien Term Facility	98.5	93.0	99.5	87.1
2017 Second Lien Term Facility	310.0	241.8	310.0	201.5
Revolving Facility	142.6	142.6	52.0	52.0

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

BUSINESS

Industry Background

Data Center Overview

Data centers are specialized facilities designed to house and support the operations of network, storage and computing equipment. This equipment typically resides in cabinets or cages within the data center and consists of servers, switches, storage devices, routers and fiber transmission gear, among other things. The equipment has specific power, cooling, connectivity and security requirements to achieve optimal operating conditions. Such requirements can only be met in controlled environments, such as those provided by specialized data center facilities. To provide such controlled environments, data centers require specialized mechanical and electrical equipment, including uninterruptible power supplies, cooling systems, fire suppression systems and backup power generators. Due to the critical nature of the equipment housed in data centers and the data stored and processed on such equipment, data centers require significant technical and operations expertise, continuous uninterrupted operations and high levels of security. As digital transformation continues across the global economy, the importance and mission-critical nature of data centers has never been higher.

Types of Data Centers

There are three basic types of data centers: on-premise, wholesale and retail colocation.

On-Premise Data Centers

An on-premise data center is one that is owned and operated by an individual business to meet its own data center requirements. Companies may maintain on-premise data centers for regulatory, privacy, performance and security reasons or because they believe it is a more cost effective alternative for their purposes. We believe that companies are trending away from company-owned and operated data centers to a hybrid IT that includes a mix of cloud and data center services, including both on-premises and third party colocation. We believe that this shift to hybrid IT has also driven growth in IT outsourcing, as companies seek out third party providers that can provide greater operational flexibility, robust connectivity and low latency access to cloud on-ramps while reducing their capital requirements. According to IDC’s Worldwide Datacenter Installation Census and Construction Forecast, the percentage of outsourced data center capacity will increase from 29% in 2019 to 49% in 2024.

Wholesale Data Centers

A wholesale data center is a data center that is leased to a single customer consisting of either a full building or data hall with access to basic cooling and power infrastructure. The customer is responsible for building out the white space into a fully functioning data center and managing its day-to-day operations. Wholesale data centers typically have a limited number of customers, fewer connectivity options and limited availability of additional services. Wholesale data center contracts are typically structured as triple net or modified gross leases with long duration terms. Typical wholesale data center customers include cloud computing service providers and retail colocation service providers.

Retail Colocation Data Centers

Retail colocation involves the provision of turn-key data center services to multiple customers with smaller individual power capacity requirements (typically under 500kw) and within the same data halls. The data center operator is responsible for the day to day operation of the data center, including the provisioning of adequate power capacity, cooling, security and access to telecommunications carriers. Retail colocation providers also typically include access to value-added services including remote IT infrastructure support and additional network services that are offered for the customer’s convenience as part of their larger service agreement.

Differentiated providers are able to offer a true platform, providing a robust network of interconnection services that allow customers to plug in to a dynamic ecosystem of enterprises and business partners, including a wide range of network service providers, public cloud service providers and “as a Service” providers. Retail colocation customers are only responsible for maintaining and operating their own equipment housed in cages or cabinets within the data center. Retail colocation contracts are typically multi-year agreements and provide greater flexibility for the customer.

Data Center Industry

The global data center market continues to experience robust growth. According to Structure Research, the market is expected to grow from approximately $48 billion in 2019 to $92 billion in 2025, representing a compounded annual growth rate (“CAGR”) of 11%. The represented maturity of the data center market varies across regions. North America, the most mature region globally, represented 37% of the global colocation market in 2020 and is expected to grow at a 6.7% CAGR over the next five years. The EMEA region represented 17% of the global colocation market in 2020 and is expected to grow at a 12.5% CAGR over the next five years. Asia Pacific represented 45% of the global colocation market in 2020 and is expected to grow at a 13.7% CAGR over the next five years. The market is expected to continue to benefit from global secular tailwinds, including, among other things, the shift toward outsourcing, growth in data creation and network traffic, the adoption of cloud services, the deployment of 5G, the emergence of Internet of Things, big data analytics and artificial intelligence (AI) / machine learning (ML) solutions. We believe that the top data center markets have witnessed an outsized portion of the demand due to, among other factors, their large populations, economic importance and position as key network aggregation points.

All these factors have led to an increasing need for high-quality, carrier-neutral data centers. Market leaders are typically those companies with data centers in strategic locations across multiple regions and around the world, robust network density, customer diversification, and a track record of excellence, evolution, and innovation.

Demand Drivers for Data Centers

Shift toward outsourcing

Enterprises continue to move from in-house data centers to outsourced IT infrastructure as their data center requirements expand. Decisions are typically driven by the operational flexibility to scale resources efficiently, capital expenditure and operating expense savings, the ability to procure lower connectivity costs from the multiple network connectivity options available in carrier-neutral data centers and the availability of low latency access to cloud on-ramps. Further, the complexity and high cost of building, maintaining and operating data center facilities further deter companies from pursuing an in-house strategy. Third party data centers allow customers to maintain their focus on operating their business while reducing costs.

Growth in data and network traffic

The digital transformation of the global economy is driving secular growth in the amount of data that is created, stored, processed, and transmitted worldwide and is placing increased demands on IT performance. Data centers are the beneficiary of this rapidly growing data activity. Enterprises are transforming their businesses by embracing solutions that allow them to digitize their interactions with their employees, customers and suppliers to reduce costs, become more efficient and gain greater visibility into key trends impacting their business. According to the Cisco Visual Networking Index Global IP Traffic Forecast, 2017-2022, global IP traffic is expected to grow from 201 exabytes per month in 2019 to 396 exabytes per month in 2022, representing a CAGR of 25%.

Continued adoption of cloud computing

The adoption of cloud-based services and applications among enterprises continues to boost the demand for high-quality data centers. These applications require scalable infrastructure across multiple locations with robust network connectivity and low latency access to end users. According to Citi’s “Where the Mountain Touches the Clouds” report, cloud spend is forecasted to increase from $233 billion in 2019 to $268 billion in 2022, representing a CAGR of 15%.

5G and Internet of Things (“IoT”)

The deployment of 5G networks and the emergence of IoT are both expected to generate demand for data center capacity. Internet of Things devices embed sensors in internet connected devices for the purpose of collecting, storing and transmitting data to end users, customers and service providers. IoT technology is being added to more and more common devices, from sensors and watches to refrigerators and even cars. These devices generate and transmit large volumes of data, all of which must be stored, processed and transmitted elsewhere. According to IDC’s Worldwide Semiannual Internet of Things Spending Guide, global IoT spend will surpass $1.1 trillion by 2024. Fifth generation (5G) networks will enable these and other solutions to move data at speeds more than 100 times faster than current 4G networks, leading to further increases in data usage over time as 5G networks enable denser and faster streams of data, coming in at higher volumes that need to be processed at a faster speed. Geographical proximity to users of data and services is critical to meeting performance requirements of IoT and 5G, increasing the importance of being near major population centers.

Big data analytics and AI/ML solutions

New technology and data driven industries have emerged, such as big data analytics and AI/ML, that consume, process and store data at unprecedented volumes. These solutions help enterprises to better process and learn from their data. Modern analytics workloads – particularly those relating to AI and ML – require high levels of computational power to support large data sets, complex training algorithms and real-time inputs. As a result, their energy needs far exceed those of traditional workloads, driving demand for investment in IT infrastructure to accelerate workloads and deliver processing power at scale. These functions also greatly benefit from colocation with service providers, generating network effects that drive value in the data center ecosystem.

Barriers to Entry

The retail colocation model provides high barriers to entry. These barriers include the scarcity of strategic locations and access to power; connectivity and related network effects; the need to achieve multi-regional or global scale; development cost and technical expertise; high switching costs; and track record and reputation.

Scarcity of strategic locations and access to power

Carrier-neutral data centers are typically located in major metropolitan areas and carefully selected to be in close proximity to major fiber routes. As these data centers are typically located in proximity to major economic hubs, available sites are often limited. Zoning, permitting, and local regulations create additional limitations on development and take expertise to navigate. Due to the time and capital required to develop new data centers, established operators have a significant advantage relative to new entrants in securing demand within markets. Access to the abundant power with sufficient resiliency that is required to operate a data center requires significant planning and investment and is frequently a key limitation when identifying suitable sites for data center development.

Connectivity and related network effects

In addition, it is difficult and expensive to attract a large number of network and other service providers to a data center. Recruiting such service providers to the data center is critical to creating a robust interconnection ecosystem. Attracting connectivity density to new data centers requires significant time and investment as network service providers are reluctant to invest resources to connect new data centers lacking existing customers.

Development cost and technical expertise

The development of high-quality data centers requires significant time, capital and technical expertise. The long development lead times, from site selection to design and permitting to construction and commencement, create significant financing and execution risks. New greenfield developments often cost ten-to-hundreds of millions of dollars in capital with multi-year development timelines. Purpose-built, enterprise-grade data center infrastructure also requires immense technical knowledge, including of mechanical, electrical and network engineering.

Multi-regional or global reach

Enterprise customers prefer to contract with a limited number of data center providers that can meet their needs in multiple geographies, providing consistent services under a single contract vehicle. Developing a footprint of data centers across strategic geographic locales is expensive, time consuming and requires the navigation of varying legal and regulatory requirements. Due to the timing to develop greenfield sites in multiple locations, new market entrants or existing players seeking to expand their global reach are likely to seek to acquire sites to expedite their efforts to achieve such global scale. However, acquisition targets may be limited, and competition for acquisition targets in desirable locations may drive up acquisition costs.

High switching costs

Data center customers are characterized as being very sticky. Once a customer deploys with an outsourced data center provider, it is difficult to relocate given the significant cost, operational risk, inconvenience and business disruption associated with a move. It can be time consuming and complex to procure a new data center that meets the same technical and connectivity requirements. This results in relatively low churn relative to other industries.

Track record and reputation

Highly specialized staff are required to operate and maintain data centers to minimize downtime and maintain a standard acceptable to enterprise customers. Cyxtera believes that an established track record of operational performance is a clear differentiator in attracting new and retaining existing customers. Customers also seek data center providers with which they can partner as they grow and with a demonstrated ability to evolve and innovate with the ever-changing technological environment. This reputation is difficult to replicate for new entrants in the market, who often find it difficult to entice customers to trust them with their mission-critical applications without a strong track record. A strong brand name and reputation are also critical in attracting network service providers, further enhancing the data center’s ecosystem.

Business Overview

We are a global data center leader in retail colocation and interconnection services. We are the third largest global retail colocation provider. As of June 30, 2021, our data center platform consists of over 60 highly interconnected data centers across 28 markets on three continents. We provide an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

We believe that our data center platform sets us apart from our competitors in the data center industry. Customers choose us for the following reasons:

•	Global Footprint: Over 60 facilities in 28 markets, including 10 of the 10 most attractive global markets.

•	Breadth of Offering: Complete suite of colocation, connectivity, and bare metal solutions.

•	World-Class Platform: High quality assets with dense connectivity and a strong customer ecosystem.

•	Operational Flexibility: Flexible technical support services, portability and installation solutions.

•	Market Leadership: Recognized as a leader by customers and industry thought leaders.

•	Continuous Innovation: Proven track-record of developing innovative products and services.

We focus exclusively on carrier-neutral retail colocation, interconnection and related services, an area we believes represents the sweet spot within the broader data center industry.

Our global footprint consists of over 60 data centers in 28 markets as of June 30, 2021, and includes every major North American market and all of the top 10 data center markets as ranked by Cushman & Wakefield in 2020. This scale and geographic reach enable us to deliver solutions to enterprises, service providers and government agencies in the locations where they want to be – near population centers, customers, employees and service providers – and to support their growth with deployments in multiple data centers across several markets. Our 245 MW of total power capacity and 34 MW of available expansion capacity is balanced across our platform, positioning us to meet the expanding requirements of our strong customer base.

Our scale and density of our interconnection platform strengthens our customer value proposition. Our interconnection platform includes more than 240 individual network service providers, with an average of 17 per site; low latency connectivity to major public cloud zones from virtually all of our data centers; and over 40,000 cross-connects. Our interconnection solutions are the backbone of a global platform of data centers that operate as a true ecosystem where our customers can easily connect to other enterprises and business partners, including a wide range of network service providers, public cloud service providers and “as a Service” providers. Utilizing innovative, software-defined and API-driven solutions, we make all of these products easier to consume, allowing customers to deploy, access and manage their IT infrastructure solutions with the click of a button.

We believes we have a stable and predictable business model, with more than 90 recurring revenue, fixed term customer contracts (typically 3 years), long-tenured customer relationships and network effects that drive customer stickiness.

Our Platform and Competitive Strengths

We believe that our differentiated platform positions us well to compete effectively against other data center providers and capitalize on the secular tailwinds driving rapid industry growth.

Strategic and Centrally Located Data Centers – Our data centers are strategically located in large metropolitan markets globally, which are in close proximity to major business and financial hubs, core clusters of connectivity and a wide range of data center customers, including a diverse collection of global enterprises and leading hyperscale cloud providers. As of June 30, 2021, our global footprint consists of over 60 data centers in 28 markets, including every major North American market and all of the top 10 global markets. This scale and geographic reach enable us to meet our customers where they want to be and support their growth with deployments in multiple data centers across multiple markets. Furthermore, we believe that the scale and distribution of our data center footprint position us for continued growth and creates sustainable barriers to market entry for new entrants and smaller regional players.

High Quality Reliable and Secure Facilities – Our portfolio consists of high-quality Tier III data center facilities. A Tier III data center is concurrently maintainable with redundant components as a key differentiator, with redundant distribution paths to serve the critical environment. Tier III data centers provide continuous operations, as their redundant infrastructure allows for equipment maintenance or replacement to be completed without shutting down the facility. Our preventative maintenance program ensures all electrical and mechanical infrastructure is maintained to meet or exceed industry standards. This ensures customers receive the highest levels of availability and has led to 99.9999% availability over the last three years.

Attractive and Diversified Customer Base – We have a diversified customer base of over 2,300 customers. As of December 31, 2019, 91% of our revenues were generated by large enterprise customers, with 65% of our revenues attached to the high-growth, COVID-resistant, technology, media and telecommunications (TMT) segment. Approximately 56% of our revenues were generated by service providers (37% cloud and IT services; 19% network service providers), creating a symbiotic ecosystem with the corporate customers that account for the remainder of our revenue. Only Lumen accounts for more than 5% of our annual revenues (approximately 14% in 2020) and our top 20 customers account for approximately 42% of total revenues on a combined basis. Our customers have a long tenure with us, with an average tenure of over 13 years for our top 20 customers (excluding Lumen). The following companies represent some of our customers:

Highly Connected Ecosystem – Our carrier-neutral colocation and interconnection platform consists of over 40,000 physical and virtual cross-connects, more than 240 network service providers, more than 1,000 networks and low latency connectivity to major public cloud zones from virtually all of our data centers. We believe that the density of our interconnection platform strengthens the our ecosystem, and attracts enterprises, media and content providers, service providers and other groups wanting to access these diverse networks and other enterprises in a single location versus connecting these parties in multiple locations. As of June 30, 2021, our interconnection revenue represented over 10% of total revenue.

A Differentiated Platform and Innovative Products – We have a history of, and will continue to invest significantly in, delivering innovative products that make it easier for our customers to consume our data center and related offerings “as a Service”. Our differentiated platform is based on five principles:

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Focus on Innovation – We have developed our Cyxtera Digital Exchange and Enterprise Bare Metal product offerings from the ground up using in-house resources. We maintain a technical research and software development team focused on bringing new innovations to market. We believe this is a competitive advantage that sets us apart from our competitors who have acquired, or do not offer, similar technologies, positioning us to be a leader in using technology to transform the data center and interconnection experience for our customers. Customers want data center providers that can evolve and provide innovative products and services as technology advances, and we believe we have demonstrated this capability.

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Programmability – The Cyxtera Digital Exchange has used an “API-first” approach to offer maximum flexibility, cross-platform versatility and custom solutioning. In addition, by considering API development early on, we built with future functionality in mind, laying the groundwork for an extensible platform.

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“Cloud-Like” Agility – Built on a software-programmable and massively scalable network fabric, our digital exchange offers on-demand provisioning and customization of each element of the traditional data center—including storage, compute, networking, and management making the data center easier to consume. By providing our customers with the financial and operational flexibility of the cloud alongside the performance and security of enterprise-grade infrastructure, we believes we deliver a solution that maximizes their ability to compete in today’s digital economy.

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Intelligent Automation as a Core Competency – We are passionate about baking automation into every aspect of our business including, for example, by using IoT sensors to share real-time temperature and humidity data and providing customers with tools for automating recurring tasks. Our remote management capabilities deliver an intuitive user experience that brings customers closer to the data center than ever before.

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Seasoned Management Team with Proven Track Record – Our senior management team represents a strong balance of significant experience within the data center industry and related technology and telecommunications industries. This includes the experience of our Chair, who founded and, together with our Chief Executive Officer, Chief Operating Officer and other key members of our senior management team, built and successfully ran Terremark Worldwide, Inc. until its sale to Verizon Communications, Inc. in 2011.

Our Growth Strategies

Our objective is to continue growing our position as a leading provider of data center services globally. The key elements of our strategy include:

Increase utilization of in-place data center capacity

As of June 30, 2021, we had a utilization rate of approximately 68% based on square feet of sellable data center capacity. This reflects a combination of the unused capacity of the footprint when it was acquired from Lumen as well as our recent customer-driven expansion efforts, which added 160,000 square feet of additional capacity in 2019 and 2020. We believe we can leverage our regional sales and partnership strategy to drive capital efficient growth and increase utilization rates of our existing capacity to an industry norm in excess of 80% over time, generating significant revenue growth with high flow-through due to the high operating leverage in our business model.

Drive interconnection penetration and density

We provide more than 2,300 customers with access to over 1,000 networks and facilitates over 40,000 cross connects. As data creation and network traffic continue to increase, the powerful network effects present within our ecosystems will result in increased demand for interconnection amongst enterprises and service providers across our global platform. This sticky, recurring revenue and our high contribution margin (95%+) underpins our attractive business model and drives outsized returns on investments. We expect interconnection revenue to grow to 15% of revenue by 2025.

Expand within our existing data center footprint

We have identified several attractive expansion options within existing markets across our footprint. We are currently expanding in our Chicago and Silicon Valley markets and have the ability to further expand in those markets and in our London and Singapore markets. These expansions, totaling more than 10 MW of additional sellable power capacity in aggregate, can be executed in a capital efficient manner by expanding existing facilities and leveraging in-market staffing to manage their day-to-day operations. Any such expansion would be success-based, leveraging confirmed customer demand, and would generate substantial high-margin revenue due to the high operating leverage and flow through in our business model.

Enter new markets

Our enterprise customers increasingly prefer to purchase data center services from a small group of partners who can meet their IT requirements on a multi-regional or global scale. We currently operate data centers across all key markets in North America and in key markets in Europe and Asia. We will look to opportunistically expand into new, high growth markets across Europe, Asia Pacific, and Latin America to further build out our global platform.

Grow new and existing elements of our innovative product/service portfolio

Since our launch, we have focused on innovative technologies that are intended to improve the customer experience by making it easier for customers to consume our data center services, connect with other customers and service providers and empower their automation initiatives. These innovative technologies include our Enterprise Bare Metal and Digital Exchange (software-defined networking) solutions, among others. We have seen rapid adoption of these offerings by our customers as their requirements continue to evolve.

Strategic M&A and Asset Ownership

We believe we have an opportunity to drive significant incremental growth and value creation through various inorganic growth initiatives, including strategic M&A and increasing our asset ownership. We believe the data center industry remains fragmented and is ripe for further consolidation. We believe that we are well-positioned to be a successful consolidator because of the global scale of our platform, the software systems implemented following the carve-out (which were selected with growth in mind), and the acquisition and integration experience of our team. In addition, we would opportunistically seek to drive additional value creation by acquiring leased assets to increase our ownership base.

Our Product Portfolio

We provide a variety of data center products and services that are specifically designed to address the needs of enterprises, service providers and government agencies. The following are our primary service and product offerings:

Colocation: We provide retail colocation services in over 60 high quality, highly connected data centers in 28 markets across the world. Our colocation services provide customers space and power in our reliable, redundant and secure data centers to host their critical applications and workloads in an integrated ecosystem. Colocation space and power services are offered under fixed duration contracts (typically 3 years) and billed on a monthly basis generating monthly recurring revenue.

Interconnection: Our carrier- and cloud-neutral, densely connected global data center footprint and thriving partner ecosystem deliver the local, global and cloud connectivity options customers need for today’s distributed hybrid IT. We offer traditional physical cross connects as well as virtual cross connects that can be provisioned on-demand through the Cyxtera Digital Exchange. These offerings provide customers the ability to establish fast, convenient, affordable and highly reliable connections to their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Interconnection services are offered on month-to-month contract terms and generate monthly recurring revenue.

Bare Metal: Cyxtera Enterprise Bare Metal is an on-demand IT infrastructure solution that allows customers to consume our data center services in a cloud-like fashion by enabling customers to purchase compute solutions “as a Service”. Our fully automated provisioning platform enables customers to seamlessly connect to partner services, including single-tenant, private bare metal servers from NVIDIA, Nutanix, Fujitsu and HPE. Enterprise Bare Metal offers the best of all worlds – rapid access to high-performance compute power to solve for even the most bandwidth-intensive AI and ML workloads, the ability to rapidly scale up and down in accordance with business requirements and the financial benefits associated with having a predictable monthly operating expense rather than a large, upfront capital purchase. Enterprise Bare Metal services are offered under fixed duration contracts and billed on a monthly basis generating monthly recurring revenue.

Deployment Services: We offer a variety of value-added services to help customers streamline data center deployment and reduce time-to-solution. These services are provided by our team of industry-recognized personnel and include custom data center installation and set-up, access to secure cages and cabinets, integrated structured cabling solutions including cage design, rack layout and rack elevation and the ability to deliver a turnkey environment. Deployment services are one-time in nature and generally billed at the time of completion or delivery.

Gold Support: Through our gold support services, our infrastructure professionals are available 24 hours a day, 7 days a week to assist customers with routine management of their environments, such as server reboots, telecommunications support, equipment racking and stacking, Operating System loading and magnetic tape backups of critical data. Gold support services can be consumed on an ad hoc basis or in pre-paid blocks, in each case generating non-recurring revenue. Customers can also elect to purchase recurring monthly blocks of gold support hours, generating monthly recurring revenue.

Cyxtera’s History and Transformation

We were formed by affiliates of BC Partners and Medina Capital for the purpose of acquiring the data center and colocation business of Lumen. The Lumen data center portfolio consisted of high-quality, well-located, scaled, and well-maintained data center assets that were under-optimized as a relatively small business unit within a large telecommunications carrier focused on its core networking business.

The BC Partners and Medina Capital teams saw in the transaction an opportunity to transform these assets into a next generation carrier-neutral global data center platform under the proven data center management team at Medina Capital who founded, built and successfully ran Terremark Worldwide, Inc. until its sale to Verizon Communications Inc. in 2011. We completed the Lumen data center business acquisition and commenced operations on May 1, 2017.

Since May 1, 2017, our experienced management team has completed the carve-out and transformed the acquired data center business. In that time, we have successfully deployed new core systems to manage and scale our business, established a new brand from scratch and deployed a new salesforce and channel program to successfully carry our message to customers. We also made strategic investments in our platform, including by adding sellable capacity based on customer demand, broadening the scope of our interconnection offerings to further drive the carrier-neutral advantages of our platform, adding over 130 new service provider deployments, and developing innovative software-enabled, “as a Service” and bare-metal offerings. With the carve-out now completed, we are well-positioned to capitalize on our platform, ecosystem, and innovative technologies to accelerate our growth trajectory.

We have maintained a strong relationship with Lumen since the carve-out, and Lumen is both a minority investor and key strategic sales partner.

Competition

We compete with numerous providers of data center and interconnection services. Many of these companies own or operate data centers similar to us in the same markets in which our data centers are located. Certain of our data center competitors include CoreSite Realty Corporation, CyrusOne, Inc., Digital Realty Trust, Inc., Equinix, Inc., and QTS Realty Trust, Inc. We believe that we are differentiated from most competitors in the retail data center industry because it offers a true platform with the large scale and geographic reach of our data center portfolio, density of our interconnection platform – which creates an ecosystem where our customers can easily connect to other enterprises and business partners – and innovative, software-defined technologies that increase the value proposition for customers by making it easier for them to address their hybrid IT infrastructure needs. See “Risk Factors—Risks Related to Our Business and Operations—We may not be able to compete successfully against current and future competitors.”

Intellectual Property

We rely on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect our proprietary rights. These include trademark registrations and applications for “Cyxtera” and the Cyxtera logo; pending patent applications covering various technologies related to our Cyxtera Digital Exchange offering; and various domain name registrations, including for “cyxtera.com.”

Human Capital

As of June 30, 2021, we had 725 employees worldwide, with 639 based in the United States and Canada, 60 based in Europe, and 26 based in Asia-Pacific. Of those employees, 362 employees were in engineering and operations, 141 employees were in sales and marketing, and 222 employees were in management, finance, and administration.

Commitment to Diversity

We have made a commitment to diversity and inclusion in the workplace, one where everyone has the opportunity to fully participate and is valued for their distinctive skills, experiences and perspectives. We make all recruiting, payment, performance and promotion decisions based on merit, without discrimination on the basis of gender, sexual orientation, age, family status, ethnic origin, nationality, disability or religious belief.

Employee Development and Recognition

We have invested in resources and opportunities to allow our team members to develop and enhance their skills, including through Cyxtera University, our on-demand learning channel that allows employees to access homegrown and third-party learning tools and content. We seek to proactively recognize employees who are performing at a high level, including through quarterly “Spotlight Awards” that provide for cash bonuses and recognition on our quarterly all-employee town hall meetings.

Employee Health and Safety

We are dedicated to ensuring the health and safety of our team members, customers, partners and suppliers. To that end, we dedicated global health and safety function ensures that employees are trained on best practices to create a safe and healthy workplace for all. During the COVID-19 pandemic, we implemented a number of additional precautionary measures to protect the health and safety of our employees, customers, partners and suppliers all while providing a consistent level of service to our customers. In addition, we shifted to a “work from home” policy for all personnel other than data center operations personnel, providing all employees with annual and monthly stipends to support their work from home requirements. To recognize the extraordinary contributions of our operations team members, we paid a special bonus of $1,000 to all data center operations personnel in the summer of 2020.

Employee Engagement and Satisfaction

We conduct periodic employee surveys as a means to receive feedback from our team members and improve employee engagement and satisfaction. We intend to conduct such surveys on at least an annual basis.

Insurance

We carry comprehensive general liability, property, earthquake, flood and business interruption insurance covering all of the properties in our portfolio. We also carry coverage for technology professional liability, and cybersecurity. We have selected policy specifications and insured limits that it believes to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. In the opinion of our management, we maintain adequate insurance with limits and coverages we believe to be commercially reasonable. We do not carry insurance for generally uninsured losses such as loss from riots and war, because such coverage is not available or is not available at commercially reasonable rates. In addition, although we carry earthquake and flood insurance on our properties in an amount and with deductibles that it believes are commercially reasonable, such policies are subject to limitations in certain flood and seismically active zones. Certain of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—The level of insurance coverage that we purchases may prove to be inadequate.”

Facilities

Our headquarters are located in Coral Gables, Florida.

We own two data center facilities and lease the rest of our data center portfolio.

Our owned data center facilities consist of: (1) the data center located at 9180 Commerce Center Circle and 9110 Commerce Center Circle, Highlands Ranch, Colorado; and (2) the data center located at 22995 Wilder Court, Sterling, Virginia.

Our leased data center facilities are typically leased pursuant to long-term, non-cancellable lease agreements. As of June 30, 2021, our data center leases had an average remaining lease duration of approximately 21 years, assuming the exercise of all extension options exercisable by us at our discretion. As of June 30, 2021, two of our leased facilities had a lease term expiring in less than five years, and an additional three leased facilities had lease terms expiring in less than 10 years. We believe we have good relationships with all of our landlords.

Legal Proceedings

From time to time, we are party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which it believes would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of August 19, 2021, concerning the persons who serve as our executive officers and members of our board of directors.

Name	Age	Position
Executive Officers
Nelson Fonseca	47	President, Chief Executive Officer and Director
Randy Rowland	49	Chief Operating Officer
Carlos Sagasta	51	Chief Financial Officer
Victor Semah	39	Chief Legal Officer, Chief Compliance Officer & Secretary
Leo Taddeo	55	Chief Information Security Officer, President of Cyxtera Federal Group
Directors
Fahim Ahmed	42	Director
John W. Diercksen	71	Director
Michelle Felman	58	Director
Melissa Hathaway	52	Director
Manuel D. Medina	68	Chair
Jeffrey Smith	49	Director
Raymond Svider	58	Director
Gregory Waters	60	Lead Independent Director

Executive Officers

Nelson Fonseca serves as Cyxtera’s President and Chief Executive Officer, positions he has held since February 2018 and January 2020, respectively. Previously, he served as Cyxtera’s Chief Operating Officer from May 2017 to December 2019. Mr. Fonseca is also a partner at Medina Capital, a private equity investment firm, where he has worked since December 2012. He has been a director of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America and Europe, since 2014. He was a director of Gibraltar Bank & Trust, a federal savings bank, from December 2016 until its acquisition by IberiaBank Corp. in March 2018. Mr. Fonseca served in positions of increasing seniority at Terremark Worldwide, Inc. (formerly NASDAQ: TRMK), an IT services company, from 2001 through 2012, including most recently as President of Verizon Terremark following the acquisition of Terremark by Verizon Communications, Inc. In that role he was responsible for managing Verizon Terremark’s cloud, internet data center and managed security business that included 3,500 employees, over $1.5 billion in revenue and operations in 19 countries. Mr. Fonseca has also served on the board of directors of various private portfolio companies of Medina Capital. Mr. Fonseca holds an MBA from the University of Miami and a B.S. in Computer Science from Barry University.

Randy Rowland has served as Cyxtera’s Chief Operating Officer since January 2020. Mr. Rowland previously served as Cyxtera’s President & General Manager of Data Center Services from February 2018 to December 2019 and Chief Product Officer from May 2017 to February 2018. He is also a partner at Medina Capital, a private equity investment firm, where he has worked since February 2013. From December 2011 to February 2013, Mr. Rowland served as Senior Director of Cloud Platform Services at VMware, Inc. (NYSE:VMW), a software company, where he led key initiatives to evolve VMware’s “as a Service” strategy focused primarily on Cloudfoundry and vCloud Services. From 2007 through August 2011, Mr. Rowland was a Senior Vice President of Product Development of Terremark. Mr. Rowland guided Terremark into the emerging cloud computing industry by leading the development and launch of Terremark’s Enterprise Cloud service offering. He also provided overall direction and leadership of Terremark’s hosting and cloud services business unit and served as its General Manager for a period of time. Mr. Rowland has also served on the board of several private companies in the software and technology industries. He holds a B.S. in Industrial Distribution from Texas A&M University.

Carlos Sagasta serves as Cyxtera’s Chief Financial Officer, a position he has held since February 2020. Prior to joining Cyxtera, Mr. Sagasta served as the Chief Financial Officer at Diversey Inc., a manufacturing company of industrial and institutional cleaning products, from June 2018 to July 2019. During his tenure at Diversey Inc., Mr. Sagasta completed the carve-out of the business from Sealed Air and transformed the finance department into a streamlined organization. Prior to this Mr. Sagasta worked at CompuCom, a technology services provider, from April 2015 to June 2018, as part of the management team that turned around the performance of the business leading to a successful exit by Thomas H Lee Partners. CompuCom was acquired by Office Depot in 2017 as part of its transition to a services-oriented business. Previously, Mr Sagasta held multiple positions as CFO in private equity backed businesses including the turnaround and listing of Grupo Corporativo ONO’s, a cable broadband service provider in Spain. Mr. Sagasta led key initiatives such as the digitalization and development of the online channel as well as the restructuring of its installation and metropolitan and long haul fiber network. ONO was ultimately sold to the Vodafone Group for $9 billion and the successful exit of investors Thomas H Lee, Providence Equity Partners and CCMP among others. Prior to ONO Mr. Sagasta worked at Cellnex, a wireless telecommunications and broadcasting operator, where he was a key part of the team that turned around Retevision, Spain’s largest wireless infrastructure player, and led its M&A strategy leading to a significant improvement in profitability, business line diversification and doubling revenue during that period. Prior this position Mr. Sagasta held several positions and roles within the Technology, Media and Telecom space at La-Caixa, Gramercy Communications Partners, Salomon Smith Barney and Accenture. Mr. Sagasta was a board member at Eutelsat, a leading satellite operator, from 2006 to 2010 where he also participated as a member of the Audit Committee leading the succession plan of CEO Giuliano Berretta. Mr. Sagasta was also a board member at Hispasat until 2010. Mr. Sagasta has also served as a Board member for startups in the North Carolina and Florida markets in the IT and Managed Services industry and is a senior advisor to institutional investors on strategic and financial matters for telecom and technology businesses. Mr. Sagasta holds an MBA in Finance and Strategy from the Anderson School of Management at UCLA and a B.S. in Finance from Saint Louis University.

Victor Semah serves as Cyxtera’s Chief Legal Officer and Secretary, positions he has held since May 2017. He also serves as Cyxtera’s Chief Compliance Officer, a position he has held since August 2018. Mr. Semah is also a partner at Medina Capital, a private equity investment firm, where he has worked since May 2017. Previously, Mr. Semah was a corporate attorney in New York, NY and Miami, FL, including most recently as Shareholder in the corporate and securities group at Greenberg Traurig, LLP from January 2014 to May 2017. He holds a JD from Boston University School of Law and a B.A. in Political Science from Baruch College.

Leo Taddeo serves as Cyxtera’s Chief Information Security Officer, a position he has held since May 2017. Mr. Taddeo also serves as President of Cyxtera Federal Group, leading Cyxtera’s federal sales efforts, a position he has held since January 2019. Prior to joining Cyxtera, Mr. Taddeo served as the Chief Security Officer at Cryptzone Worldwide, Inc., an enterprise security software company, from August 2015 to May 2017. From 1995 to 2015, Mr. Taddeo served as a Special Agent with the Federal Bureau of Investigation, including most recently as the Special Agent in Charge of the Cyber/Special Operations Division, the top FBI executive in New York City in charge of investigating cyber-attacks against private and government networks. He holds a JD from Saint John’s University School of Law and a B.S. in Applied Physics from Rensselaer Polytechnic Institute.

Directors

Fahim Ahmed has been a member of our board of directors since the consummation of the Business Combination. Mr. Ahmed currently serves as Partner at BC Partners. BC Partners is a leading international investment firm that specializes in the investment of assets under management in private equity. Before joining BC Partners in 2006, from 2004 to 2006 and from 2000 to 2002, Mr. Ahmed served as a consultant of the Boston Consulting Group. Mr. Ahmed currently serves on the boards of Chewy Inc. (NYSE: CHWY), an online pet retailer company, Presidio Inc., and PetSmart. Mr. Ahmed previously served as a director of Suddenlink Communications, and was involved in investments in Office Depot, Inc., Intelsat S.A., Dometic Corporation, and Foxtons. Mr. Ahmed holds a Master of Philosophy degree in economics from Oxford University, where he was a Rhodes Scholar, and a B.A. from Harvard University. Mr. Ahmed’s qualifications to serve on Cyxtera’s board of directors include his prior board experience and background in finance.

Michelle Felman has been a member of our board of directors since August 2020. Ms. Felman has been an adjunct professor at Columbia University since 2017. Ms. Felman founded JAM Holdings, an investment and advisory firm, in 2016. Prior to founding JAM Holdings, Ms. Felman served as an executive vice president—Co-Head of Acquisitions and Capital Markets at Vornado Realty Trust, a publicly traded REIT (“VNO”), from 1997 to 2010, and remained a consultant for VNO through December 2012. In addition, she served as a Managing Director of Business Development at GE Capital from 1991 to 1997. Ms. Felman began her career at Morgan Stanley in the Investment Banking Division in July 1988, where she worked until January 1991. Ms. Felman has also served on the board of Reonomy, a private real estate technology company, since 2018. Ms. Felman served as a board member of Partners Group Holdings AG, a registered, global private equity firm, from 2016 to May 2020, and served as the chair of the investment oversight committee and on the compensation, risk and audit committees. She served as a director of Forest City Realty Trust, Inc. from April 2018 to December 2018 and was a member of the governance and compensation committees. She also served as a trustee of Choice Properties Real Estate Investment Trust, a publicly traded retail REIT in Canada, from 2013 to 2018, and was a member of the governance and compensation committees. Ms. Felman has served on the board of Cumming Corp, a global project management and cost consulting company since 2017, and has served on the advisory board at Turner Impact Capital, a social impact platform that focuses on healthcare, charter schools and workforce housing since 2016. Until 2017, Ms. Felman was a member of the Executive Committee of the Zell Lurie Center at Wharton Business School, where she also served as a visiting professor from 2011 to 2015. Ms. Felman has an MBA from Wharton Business School at the University of Pennsylvania and a B.A. in Economics from the University of California. Ms. Felman’s qualifications to serve on Cyxtera’s board of directors include her background in investment banking and as the Chair of the investment oversight committee at a global private equity firm, providing tremendous experience with strategy and risk management, and a track record of creating value for stockholders.

John Diercksen has been a member of our board of directors since the consummation of the Business Combination. Mr. Diercksen serves as a Senior Advisor for Liontree Investment Advisors, a role he has held since April 2014. Mr. Diercksen is also principal of Greycrest, LLC, a privately-held financial and operational advisory services company, a role he has held since October 2013. Mr. Diercksen was Chief Executive Officer of Beachfront Wireless LLC, a privately-held investment entity organized to participate in a Federal Communications Commission airwaves auction, from December 2015 to November 2016, when it was sold. Mr. Diercksen served as a director of Harman International Industries, Incorporated, an audio and infotainment equipment company, from June 2013 to June 2017, when it was sold; Intelsat, S.A. since September 2013, Cyxtera since May 2017; Banco Popular since 2013 and Accedian since December 2020. Mr. Diercksen has 37 years of experience in the communications industry. From 2003 to 2013, he was an Executive Vice President of Verizon Communications, Inc., a global leader in delivering consumer, enterprise wireless and wire line services, as well as other communication services. At Verizon he was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures and was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets. Mr. Diercksen holds an MBA from Pace University and a B.B.A. in finance from Iona College. Mr Diercksen’s qualifications to serve on Cyxtera’s board of directors includes his vast experience in matters related to corporate strategy, mergers, acquisitions and divestitures, business development, venture investments, strategic alliances, joint ventures and strategic planning.

Melissa Hathaway has been a member of our board of directors since the consummation of the Business Combination. Ms. Hathaway brings more than 30 years of high-level public and private-sector experience and is considered one of the leading experts on cyber security matters, having served in two Presidential administrations. Ms. Hathaway is President of Hathaway Global Strategies, LLC and a Senior Advisor at

Harvard Kennedy School’s Belfer Center, roles she has held since October 2009. Ms. Hathaway has served as a director on the Centre for International Governance Innovation since March 2019. Ms. Hathaway has been a director of BT Federal, Inc. since January 2018 and was previously a director of CyrusOne, Inc. (NASD: CONE) from January 2013 to April 2015 and Terremark from January 2010 until April 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Previously from February 2009 to August 2009, she led the development of the Cyberspace Policy Review in her role as the Acting Senior Director for Cyberspace in the National Security Council of President Barack Obama’s administration. Prior to that, from March 2007 to February 2009, Ms. Hathaway served as Cyber Coordination Executive and Director of the Joint Interagency Cyber Task Force in the Office of the Director of National Intelligence under President George W. Bush. Before working in the Obama and Bush administrations, from June 1993 to February 2007, Ms. Hathaway was a Principal with Booz Allen & Hamilton, Inc., where she led the information operations and long-range strategy and policy support business units. Her efforts at Booz Allen supported key offices within the Department of Defense and Intelligence Community, including the U.S. Southern Command, the U.S. Pacific Command, the Office of the Secretary of Defense for Net Assessment, the Central Intelligence Agency, the Defense Intelligence Agency and the Office of the Director of National Intelligence. Ms. Hathaway earned a B.A. from the American University in Washington DC and has completed graduate studies in international economics and technology transfer policy and is a graduate of the US Armed Forces Staff College with a special certificate in Information Operations. Ms. Hathaway’s qualifications to serve on Cyxtera’s board of directors include her background on cyber security matters and extensive public sector experience.

Manuel D. Medina has been a member of our board of directors and our Chair since the consummation of the Business Combination. Previously, Mr. Medina was Executive Chairman of Cyxtera from January 2020 through the closing of the Business Combination, Chief Executive Officer of Cyxtera from May 2017 to December 2019 and President from May 2017 to February 2018. Mr. Medina is also the Founder and Managing Partner of Medina Capital, a private equity investment firm that he founded in 2012. Mr. Medina has more than 30 years of experience as a highly successful businessman and entrepreneur in the IT infrastructure and cybersecurity industries. Mr. Medina was the Founder, Chairman of the Board and CEO of Terremark until April of 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Under his leadership, Terremark distinguished itself as a leading global provider of managed IT infrastructure services for Fortune 500 enterprises and federal government agencies. At Terremark, Mr. Medina brought his vision to deliver a comprehensive set of best-of-breed IT infrastructure services from purpose-built, carrier-neutral data center facilities to fruition. Mr. Medina is also the founder and chairman of the board of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America, and Europe. Mr. Medina currently serves as Executive Chairman at Cyxtera Cybersecurity Inc., d/b/a Appgate, Cyxtera’s former cybersecurity business. He received his B.S. in Accounting from Florida Atlantic University. Mr. Medina’s qualifications to serve on Cyxtera’s board of directors include his business and entrepreneurial experience, as well as his background in private equity.

Jeffrey C. Smith has been a member of our board of directors since November 2019, and was Chair of the board of directors from such date through the closing of the Business Combination. Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, which he founded in 2011 with a spin-off of the existing Value and Opportunity Fund. From January 1998 to April 2011, Mr. Smith was at Ramius LLC, a subsidiary of the Cowen Group, Inc., where he was a Partner Managing Director and the Chief Investment Officer for the funds that comprised the Value and Opportunity investment platform. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the board of directors of The Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith has served as the chair of the board of Papa John’s International, Inc. since February 2019 and was formerly chair of the board of Advance Auto Parts, Inc. from May 2016 to May 2020. Additionally, Mr. Smith was formerly chair of the board of Darden Restaurants, Inc. from October 2014 to April 2016, and formerly on the boards of Perrigo Company plc from February 2017 to August 2019, Yahoo! Inc., from April 2016 to June 2017, Quantum Corporation from May 2013 to May 2015, Office Depot, Inc. from

August 2013 to September 2014, Regis Corporation from October 2011 until October 2013 and Surmodics, Inc. from January 2011 to August 2012. Mr. Smith also previously served as chair of the board of directors of Phoenix Technologies Ltd and as a director of Zoran Corporation, Actel Corporation, Kensey Nash Corp., S1 Corp and the Fresh Juice Company. Mr. Smith graduated from The Wharton School of Business at The University of Pennsylvania, where he received a B.S. in Economics. Mr. Smith’s qualifications to serve on Cyxtera’s board of directors include his broad experience investing in public companies to improve value and his ability to provide our board of directors with insights into governance, oversight, accountability, management discipline, capitalization strategies and capital market mechanics.

Raymond Svider has been a member of our board of directors since the consummation of the Business Combination. Mr. Svider currently serves as Partner and Chairman of BC Partners and as Chairman of the Executive Committee of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Since Mr. Svider joined BC Partners in 1992, he has led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Inc., a pet supply company, since March 2015, Chairman of the Board of Chewy, Inc. (NYSE: CHWY) since April 2019, Chairman of the Advisory Board of The Aenova Group, a pharmaceutical manufacturing company, since April 2019 and also serves on the boards of Altice USA (NYSE: ATUS), a cable television provider, since June 2017, Intelsat, a communications satellite services provider, since June 2007, Navex Global, a software company, since September 2018, GFL Environmental (NYSE: GFL), a waste management company, since May 2018, GardaWorld, a private security firm, since October 2019, and Presidio, Inc., a technology services company, since December 2019. Mr. Svider previously served as a director of Office Depot, an office supply company, from June 2009 to November 2013, as well on boards of various domestic and international private companies. He is also on the boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to serve on Cyxtera’s board of directors include his extensive experience in investing and finance and his experience in our industry.

Gregory Waters has been a member of our board of directors since the consummation of the Business Combination. Mr. Waters has served on the board of directors of Sierra Wireless, Inc. (NASD: SWIR) since March 2020, On Semiconductor Corporation (NASD: ON) since December 2020 and Mythic, an AI inference processor company, since June 2020. Mr. Waters served as the president and CEO and a member of the board of directors of Integrated Device Technology, Inc., a company that designs, manufactures, and markets low-power, high-performance analog mixed-signal semiconductor solutions for the advanced communications, computing, and consumer industries, from January 2014 until its sale to Renesas Electronics Corporation in March 2019. Prior to that, he served as executive vice president and general manager of front-end solutions at Skyworks Solutions, Inc., a manufacturer of semiconductors for use in radio frequency and mobile communications systems (“Skyworks”), from 2003 to December 2012, where he led the company’s wireless businesses to a decisive industry leadership position. Before Skyworks, Mr. Waters served as senior vice president of strategy and business development at Agere Systems Inc., an integrated circuit components company (“Agere”), where his responsibilities included M&A and IP licensing and where he played a key role in the company’s initial public offering. Mr. Waters joined Agere in 1998, having served in various other capacities, including as vice president of the wireless communications business and vice president of the broadband communications business. Mr. Waters began his career at Texas Instruments Inc., a technology company that designs and manufactures semiconductors and various integrated circuits, and served in a variety of management positions in sales, customer design centers, and product line management. Mr. Waters has an M.S. in Computer Science from Northeastern University, with a specialization in Artificial Intelligence, and a B.S. in Engineering from the University of Vermont. Mr. Waters’ qualifications to serve on Cyxtera’s board of directors include his experience in the semiconductor industry as well as his extensive business experience.

Status as a Controlled Company

The Cyxtera Stockholder beneficially owns approximately 64.7% of the outstanding Class A common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules. However, although eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards, it does not intend to do so.

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Cyxtera’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s educational and personal background, including diversity, integrity and professional reputation, professional experience and knowledge of our business and industry as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. We believe we have a highly skilled and diverse board of directors.

Independence of the Board of Directors

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Fahim Ahmed, John Diercksen, Michelle Felman, Melissa Hathaway, Jeffrey Smith, Raymond Svider and Gregory Waters are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee . In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Cyxtera’s independent registered public accounting firm;

•	discussing with Cyxtera’s independent registered public accounting firm their independence from management;

•	reviewing with Cyxtera’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Cyxtera’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Cyxtera’s independent registered public accounting firm the interim and annual financial statements that Cyxtera files with the SEC;

•	reviewing and monitoring Cyxtera’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of John Diercksen, Michelle Felman and Melissa Hathaway, with Mr. Diercksen serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that of John Diercksen, Michelle Felman and Melissa Hathaway each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Mr. Diercksen qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors adopted a written charter for the audit committee, which is available on our corporate website at ir.cyxtera.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits;

•	establishing director compensation; and

•	administering Cyxtera’s equity incentive plans.

Our compensation committee consists Greg Waters, Fahim Ahmed and Melissa Hathaway, with Mr. Waters serving as chair. Our board of directors has affirmatively determined that Greg Waters, Fahim Ahmed and Melissa Hathaway each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors adopted a written charter for the compensation committee, which is available on our corporate website at ir.cyxtera.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	overseeing the selection of persons to be nominated to serve on Cyxtera’s board of directors; and

•	developing a set of corporate governance policies and principles and recommending to Cyxtera’s board of directors any changes to such policies and principles.

Our nominating and corporate governance committee consists of Jeffrey Smith, Fahim Ahmed and John Diercksen with Mr. Smith serving as chair. Our board of directors has affirmatively determined that Jeffrey Smith, Fahim Ahmed and John Diercksen each meet the definition of “independent director” under Nasdaq rules. Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at ir.cyxtera.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors. Certain of our officers were previously directors on the board of directors of AppGate.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at ir.cyxtera.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview

Our Named Executive Officers for the year ended December 31, 2020, include Nelson Fonseca, our President and Chief Executive Officer, and Randy Rowland and Carlos Sagasta, our two most highly compensated executive officers other than our current Chief Executive Officer, who were serving as executive officers as of December 31, 2020 (collectively, the “Named Executive Officers” or “NEOs”). This Executive Compensation section sets forth certain information regarding total compensation earned by our Named Executive Officers for the year ended December 31, 2020.

Summary Compensation Table For 2020

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020. No stock or option awards were granted to our named executive officers in 2020.

Name and Principal Position	Year	Salary($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Nelson Fonseca President and Chief Executive Officer	2020	500,000		725,685	(2)	9,975	(4)	1,235,660
Randy Rowland Chief Operating Officer	2020	400,000		464,438	(3)	—		864,438
Carlos Sagasta Chief Financial Officer	2020	350,095	(1)	464,438	(3)	9,975	(4)	824,508

(1)

Amount represents the base salary received by Mr. Sagasta in 2020, which was based on his $400,000 annual base salary rate and pro-rated to reflect his appointment as Executive Vice President and Chief Financial Officer on February 18, 2020.

(2)

Amount represents (i) a $500,000 annual performance-based cash bonus for achievement of corporate performance goals at 100% of target levels and (ii) a $225,685 one-time cash bonus for completion of certain specific initiatives, each as described below in the section titled “ —2020 Bonuses”.

(3)

Amount represents (i) a $320,000 annual performance-based cash bonus for achievement of corporate performance goals at 100% of target levels and (ii) a $144,438 one-time cash bonus for completion of certain specific initiatives, each as described below in the section titled “ —2020 Bonuses”.

(4)	Amount represents employer matching contributions to a 401(k) retirement savings plan maintained through one of our subsidiaries on behalf of the named executive officer.

2020 Annual Base Salaries

The named executive officers receive an annual base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salary rates for our named executive officers were:

Name	2020 Annual Base Salary ($)
Nelson Fonseca	500,000
Randy Rowland	400,000
Carlos Sagasta (1)	400,000

(1)	Mr. Sagasta was appointed as our Executive Vice President and Chief Financial Officer on February 18, 2020.

2020 Bonuses

Annual Performance Bonus

We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2020 (the “2020 Annual Bonus Plan”). Each named executive officer’s target bonus was expressed as a percentage of base salary, and bonus payments were determined based on achievement of certain corporate performance goals, consisting of (i) revenue (with a weighting of 35%), (ii) adjusted EBITDA (with a weighting of 45%), and (iii) cash flow (with a weighting of 20%), and may be adjusted for individual performance, with no award earned for performance below 50% of target performance criteria for any performance component. The 2020 annual bonus for Mr. Fonseca was targeted at 100% of his annual base salary and the 2020 annual bonuses for Messrs. Rowland and Sagasta were targeted at 80% of their annual base salaries. Under the 2020 Annual Bonus Plan, achievement of minimum performance would result in a bonus payout of 50% of target, achievement of the target performance would result in a bonus payout of 100% of target and achievement of the maximum performance would result in a bonus payout equal to 125% of target. In April 2021, our compensation committee determined that corporate performance goals were achieved at 100% of target levels. No adjustment was to be made for individual performance with respect to any of the named executive officers, therefore, 2020 annual bonuses were paid to named executive officers at 100% of their individual targets.

Completion Bonus

In 2020, we adopted a one-time cash bonus plan that was in addition to the 2020 Annual Bonus Plan in order to incentivize completion of certain specific initiatives and aid in retention (the “Completion Bonus Plan”). Each of our named executive officers participated in the Completion Bonus Plan. Each named executive officer’s target bonus was expressed as a percentage of base salary, and bonus payments were determined based on the completion of certain corporate initiatives, including the renewal of a certain customer agreement and the completion of certain financing transactions. The maximum completion bonus that each participating named executive officer was eligible to earn under this Completion Bonus Plan was an amount equal to 100% of his target bonus amount under the 2020 Annual Bonus Plan. Payment of any award under the Completion Bonus Plan was conditioned on achievement at 100% of the target levels for at least two of the three performance components under the 2020 Annual Bonus Plan and the allocation of the bonus opportunity among the milestones specified above was to be determined by the compensation committee of our board of directors in its reasonable discretion. In April 2021, our compensation committee determined that, based on our level of achievement of the corporate goals and milestones specified above, bonuses were to be paid under the Completion Bonus Plan to the named executive officers at approximately 45% of their individual targets.

Long-Term Equity-Based Compensation Awards

None of our named executive officers received awards or grants of equity or equity-based compensation during 2020. However, Messrs. Fonseca and Rowland were previously granted Class B limited partnership units of Cyxtera Stockholder pursuant to the Cyxtera Stockholder Class B Unit Plan (the “Class B Units”) and the Amended and Restated Limited Partnership Agreement of the Cyxtera Stockholder, dated May 1, 2017. The Class B Units are intended to align the interests of such named executive officers with those of our equity sponsor and provide a retention incentive for such named executive officers.

The Class B Units are intended to constitute profits interests for U.S. federal income tax purposes that are intended to allow Messrs. Fonseca and Rowland to participate in the increase in value of Cyxtera Stockholder from and after the date of grant of such interests based on Cyxtera Stockholder’s ownership of Cyxtera and, following the spin-out of its cybersecurity business, Appgate. Class B Units are subject to time-vesting provisions and generally vest as to 25% of such Class B Units on the first anniversary of the date of grant and as to 75% of such Class B Units in substantially equal monthly installments over 42 months thereafter, subject generally to continued employment and subject to accelerated vesting upon certain liquidity events, which do not include the Business Combination.

Notwithstanding the foregoing, if either Mr. Fonseca’s or Mr. Rowland’s employment terminates other than (i) by Cyxtera or its subsidiaries for “Cause” (as defined in his employment agreement) or (ii) by Mr. Fonseca or Mr. Rowland without “Good Reason” (as defined in his employment agreement) and third-party adjudication makes a final binding determination that the applicable named executive officer breached applicable restrictive covenants (such event, a “Specified Termination”), then vested Class B Units will be subject a repurchase right at fair market value. In the event that Mr. Fonseca’s or Mr. Rowland’s employment is terminated by us or one of our subsidiaries for Cause or by Mr. Fonseca or Mr. Rowland upon a Specified Termination, then the vested Class B Units will be subject to a repurchase right at the lower of fair market value or the purchase price paid by the applicable name executive officer. In all such instances, unvested Class B Units are forfeited.

Other Elements of Compensation

Retirement Plan

One of our subsidiaries maintains a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, although Mr. Rowland did not participate in the 401(k) plan in 2020. Under this plan, in 2020, we or our subsidiaries provided employer matching contributions equal to 100% of the first 1% of eligible compensation contributed by employees and 50% of the next 5% of eligible compensation contributed by employees. We believe that providing a vehicle for tax-deferred retirement savings though Cyxtera’s 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including named executive officers, in accordance with our compensation policies.

The employer matching contributions to the 401(k) retirement savings plan on behalf of our participating named executive officers are set forth above in the 2020 Summary Compensation Table in the column titled “All Other Compensation”.

Neither us nor our subsidiaries maintain, sponsor, contribute to or otherwise have any liability with respect to any single or multiemployer defined benefit pension plan or nonqualified deferred compensation plan.

Employee Benefits

During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs (generally maintained through one of our subsidiaries), including medical and dental benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2020 Fiscal Year-End

Our named executive officers do not hold equity awards in Cyxtera; however, Messrs. Fonseca and Rowland have been granted Class B Units. The following table summarizes the number of outstanding Class B Units held by Messrs. Fonseca and Rowland as of December 31, 2020.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date (2)
Nelson Fonseca	5/1/2017	58,259	14,241	—	—
Nelson Fonseca	11/18/2019	6,169	16,862	—	—
Randy Rowland	5/1/2017	50,223	12,277	—	—
Randy Rowland	11/18/2019	4,407	12,044	—	—

(1)

The Class B Units vest as to 25% of such Class B Units on the first anniversary of the date of grant and as to 75% of such Class B Units in substantially equal monthly installments over 42 months thereafter, subject generally to continued employment. Upon the completion of either (i) a transaction which results in the sale of all or substantially all of Cyxtera Stockholder’s and its subsidiaries’ assets or (ii) a transaction which results in the change of over 50% of the beneficial ownership of the voting units of Cyxtera Stockholder, all such Class B Units then unvested shall become fully vested, provided that the applicable named executive officer has remained continuously employed with Cyxtera from the date of grant to the date of such transaction. The Business Combination did not constitute such transaction and will not cause the vesting of Class B Units to be accelerated.

(2)

The outstanding Class B Units are most similar to option awards in that they share in equity value appreciation from and after the date of grant. However, they do not have an exercise price or expiration date.

Executive Compensation Arrangements

As described below, a subsidiary of Cyxtera has entered into employment agreements with each of Messrs. Fonseca, Rowland, and Sagasta.

Fonseca Employment Agreement

A subsidiary of Cyxtera entered into an employment agreement with Mr. Fonseca on May 8, 2017, which sets forth the terms and conditions of his employment and was subsequently amended on November 18, 2019 (as amended, the “Fonseca Agreement”). Pursuant to the Fonseca Agreement, Mr. Fonseca serves as our President and Chief Executive Officer and is entitled to an annual base salary of $500,000 and a target annual bonus opportunity of 100% of his annual base salary. The Fonseca Agreement provides for a term of employment that is scheduled to end on January 1, 2023, but is subject to automatic renewal for successive one-year periods thereafter, unless either party gives written notice of non-renewal at least 60 days in advance. The Fonseca Agreement provides for two grants of Class B Units to Mr. Fonseca, which are set forth above in the Outstanding Equity Awards at 2020 Fiscal Year-End Table.

In the event Mr. Fonseca resigns for “Good Reason” or we terminate his employment without “Cause” (other than due to death or disability) (each as defined in the Fonseca Agreement), including upon a termination without “Cause” on or following the expiration of the term of employment due to our non-renewal of the term, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Fonseca Agreement: (i) an amount equal to the sum of his then-current (a) annual base salary and (b) target bonus, paid in equal installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives, and (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Fonseca’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives.

The Fonseca Agreement contains a perpetual non-disclosure covenant, a perpetual and mutual non-disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants which apply during the term of Mr. Fonseca’s employment and for 12 months thereafter.

Rowland Employment Agreement

A subsidiary of Cyxtera entered into an employment agreement with Mr. Rowland on May 8, 2017, which sets forth the terms and conditions of his employment and was subsequently amended on November 18, 2019 (as amended, the “Rowland Agreement”). Pursuant to the Rowland Agreement, Mr. Rowland serves as our Chief Operating Officer and is entitled to an annual base salary of $400,000 and a target annual bonus opportunity of 80% of his annual base salary. The Rowland Agreement has a term that is scheduled to end on January 1, 2023, but is subject to automatic renewal for successive one-year periods thereafter, unless either party gives written notice of non- renewal at least 60 days in advance. The Rowland Agreement provides for two grants of Class B Units to Mr. Rowland, which are set forth above in the Outstanding Equity Awards at 2020 Fiscal Year-End Table.

In the event Mr. Rowland resigns for “Good Reason” or we terminate his employment without “Cause” (other than due to death or disability) (each as defined in the Rowland Agreement), including upon a termination without “Cause” on or following the expiration of the term of employment due to our non-renewal of the term, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Rowland Agreement: (i) an amount equal to the sum of his then-current (a) annual base salary and (b) target bonus, paid in equal installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives, and (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Rowland’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives.

The Rowland Agreement contains a perpetual non-disclosure covenant, a perpetual and mutual non-disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants which apply during the term of Mr. Rowland’s employment and for 12 months thereafter.

Sagasta Employment Agreement

A subsidiary of Cyxtera entered into an employment agreement with Mr. Sagasta on February 18, 2020, which sets forth the terms and conditions of his employment (the “Sagasta Agreement”). Pursuant to the Sagasta Agreement, Mr. Sagasta serves as our Chief Financial Officer and is entitled to an annual base salary of $400,000 and a target annual bonus opportunity of 80% of his annual base salary. The Sagasta Agreement has an initial term that is scheduled to end on February 18, 2023, but is subject to automatic renewal for successive one-year periods thereafter, unless either party gives written notice of non-renewal at least 60 days in advance. The agreement also entitled him to receive an award of Class B Units but no such award was granted to him.

In the event Mr. Sagasta resigns for “Good Reason” or we terminate his employment without “Cause” (other than due to death or disability) (each as defined in the Sagasta Agreement), including upon a termination without “Cause” on or following the expiration of the term of employment due to our non-renewal of the term, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Sagasta Agreement: (i) an amount equal to the sum of his then-current (a) annual base salary and (b) target bonus, paid in equal installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives, and (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Sagasta’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives.

The Sagasta Agreement contains a perpetual non-disclosure covenant, a perpetual and mutual non-disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants which apply during the term of Mr. Sagasta’s employment and for 12 months thereafter.

Director Compensation

The table below shows all compensation granted to our directors for services performed as directors of either SVAC or Legacy Cyxtera in 2020. The table below does not show compensation granted to directors for services performed as an employee in 2020. The table below also does not show compensation granted to Ms. Hathaway or Mr. Waters because they did not serve as a director of SVAC or Legacy Cyxtera in 2020. Historically, Legacy Cyxtera granted an annual retainer fee of $100,000 to each of its non-employee directors who was not affiliated with BC Partners or Medina Capital and has granted an additional fee of $25,000 for each committee membership held by any such non-affiliated non-employee directors. All board fees earned by such non-affiliated non-employee directors for 2020 were deferred and paid in connection with the closing of the Business Combination. As a director and executive officer, information regarding Nelson Fonseca’s compensation as of December 31, 2020 is set forth in the section titled “–2020 Summary Compensation Table”.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Fahim Ahmed	—	—
John Diercksen	150,000	150,000
Michelle Felman	—	—
Manuel Medina (2)	—	—
Jeffrey Smith	—	—
Raymond Svider	—	—

(1)	Amounts represent annual retainer and committee membership fees earned for 2020.
(2)

Mr. Medina was an executive officer of Legacy Cyxtera but not a named executive officer for 2020. The table does not include compensation paid to him in connection with his service as an employee. Mr. Medina did not receive compensation for his service as a director in 2020.

The table below shows the aggregate numbers of outstanding Class B Units held as of December 31, 2020, whether or not vested, by each director who served as a director of either SVAC or Legacy Cyxtera in 2020 (other than Mr. Fonseca). The table below does not show any awards held by Ms. Hathaway or Mr. Waters, because they did not serve as a director of SVAC or Legacy Cyxtera in 2020. The terms of all such Class B Units are substantially consistent with the terms of the Class B Units described above. Information regarding the Class B Units held by Mr. Fonseca as of December 31, 2020 is set forth above in the section titled “ —Outstanding Equity Awards at 2020 Fiscal Year-End”.

Name	Class B Units Outstanding at Fiscal Year End
Fahim Ahmed	—
John Diercksen	2,812
Michelle Felman	—
Manuel Medina	184,197
Jeffrey Smith	—
Raymond Svider	—

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Legacy Cyxtera Related Party Transactions

Services Agreement

Cyxtera and its subsidiaries were parties to a services agreement (the “Services Agreement”), dated May 1, 2017, with certain of its indirect equity owners and their affiliates (the “Service Providers”) pursuant to which the Service Providers agreed to provide management, consulting and advisory services to Cyxtera and its subsidiaries. The Service Providers include BC Partners, Inc. (“BC Partners”) and Medina Capital Advisors, LLC (“MCA”). Pursuant to the Services Agreement, Cyxtera agreed to pay the Service Providers (a) a structuring fee in connection with services provided in support of the initial formation of Cyxtera and the completion of its founding acquisitions and (b) an annual service fee of $1.0 million to be paid in equal quarterly installments.

On February 19, 2021, Cyxtera paid approximately $19.3 million and $1.6 million to BC Partners LLP (“BC Partners”) and LDEF Series B-1 LLC—Series 17 (“LDEF”) in respect of the structuring fee under the Services Agreement. BC Partners is an affiliate of the BC Stockholder, which beneficially owns approximately 64.7% our Class A common stock. LDEF indirectly beneficially owns approximately 3.6% of Cyxtera’s outstanding common stock.

Also on February 19, 2021, Cyxtera paid approximately $525,000 and $175,000 to BC Partners Advisors LP, and MCA, respectively, in respect of accrued service fees under the Services Agreement for the year ended December 31, 2020. BC Partners Advisors LP is an affiliate of the BC Stockholder. MCA is indirectly owned and controlled by Manuel D. Medina, Cyxtera’s Executive Chairman and is an affiliate of the Medina Stockholder, which indirectly beneficially owns approximately 64.7% of our Class A common stock.

In connection with the Business Combination, the Service Providers agreed to waive all service fees for the period from January 1, 2021 through the closing of the Business Combination. In addition, Cyxtera and the Service Providers terminated the Services Agreement effective upon the closing of the Business Combination.

Appgate Transition Services Agreement and Other Services

On December 31, 2019, in connection with the spin-out of its former cybersecurity business, a subsidiary of Cyxtera entered into a Transition Services Agreement (the “Transition Services Agreement”) with Appgate. Pursuant to the Transition Services Agreement, a subsidiary of Legacy Cyxtera agreed to provide certain services to Appgate, and Appgate agreed to provide certain services to Legacy Cyxtera. Additionally, Appgate reimbursed Cyxtera for its pro rata share of certain shared insurance policies that remained in effect through April 30, 2021. During the year ended December 31, 2020, Cyxtera’s contracting subsidiary charged a total of $3.9 million to Cyxtera, net of $300,000 in service fees for services provided by Appgate. The Transition Services Agreement expired by its terms on December 31, 2020. AppGate is 100% owned by the Company Stockholder.

In June 2020, certain subsidiaries of Legacy Cyxtera entered into purchase orders with AppGate pursuant to which they acquired one-year licenses for one of Appgate’s cybersecurity software products. To date, total license fees paid by Cyxtera totaled $143,990.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan SVAC an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. The promissory note was non-interest bearing and payable on the earlier of October 31, 2020 or the completion of the Initial Public Offering. SVAC borrowed approximately $141,000 under the promissory note and fully repaid the promissory note on September 14, 2020.

In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or the SVAC officers and directors may, but are not obligated to, make working capital loans. The working capital loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, there were no borrowings under the working capital loans. The Business Combination having been completed, the working capital loans are no longer in effect.

Administrative Services Agreement

SVAC entered into an agreement that provides that, commencing on the date that SVAC securities are first listed on Nasdaq and continuing until the earlier of the consummation of an initial business combination or SVAC’s liquidation, SVAC will pay the Sponsor a total of $10,000 per month for office space, administrative and support services (the “Administrative Services Agreement”). The Business Combination having been completed, the Administrative Service Agreement is no longer in effect.

A subsidiary of Cyxtera receives systems maintenance services from Appgate for a monthly fee of $15,908.

Appgate Loans

On March 31, 2019, Appgate issued promissory notes to Cyxtera and a subsidiary of Cyxtera, evidencing funds borrowed by Appgate from Cyxtera and such subsidiary and potential future borrowings. The promissory notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings of up to $52.5 million. The promissory notes accrued interest at a rate per annum equal to 3%, with interest being payable upon maturity. The initial term of the notes expired on March 30, 2020, but was extended through March 30, 2021. As of February 8, 2021, the aggregate outstanding principal and accrued interest of the promissory notes was approximately $154.3 million. On such date, Appgate paid Cyxtera approximately $118.2 million in respect of the promissory notes, and Cyxtera forgave the remaining balance of such notes.

Stock Redemption

On February 19, 2021, Legacy Cyxtera redeemed, cancelled and retired 0.08 of our one outstanding share of common stock held by the Company Stockholder in exchange for the payment of approximately $97.9 million by Legacy Cyxtera to the Company Stockholder.

Presidio

Subsidiaries of Cyxtera have entered into agreements with Presidio Holdings, Inc. (“Presidio”) pursuant to which (a) Presidio provides IT products and services to Cyxtera; (b) Cyxtera’s subsidiaries provide colocation services to Presidio and (c) Presidio may refer colocation sales opportunities to Cyxtera and its subsidiaries in exchange for a referral fee. In the year ended December 31, 2020, Cyxtera paid approximately $300,000 to Presidio for IT products and services and received payments from Presidio of approximately $200,000 for colocation services. Cyxtera did not pay any referral fees to Presidio in 2020. Presidio’s majority owner is an affiliate of the BC Stockholder. In addition, two of Cyxtera’s directors, Fahim Ahmed and Raymond Svider, also serve as directors of Presidio.

SVAC Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor purchased 8,625,000 shares of our Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. In June 2020, the Sponsor transferred (i) 431,250 founder shares to Martin D. McNulty, Jr., the SVAC Chief Executive Officer and a member of the board of directors and (ii) 25,000 founder shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, the Sponsor transferred 25,000 founder shares to Robert L. Greene. On September 9, 2020, SVAC effected a 1.2:1 share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization.

The Sponsor and the SVAC Chief Executive Officer agreed to forfeit up to 1,350,000 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the founder shares would represent 20.0% of our issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 founder shares were forfeited by the Sponsor and the SVAC Chief Executive Officer.

The Sponsor and the SVAC officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the founder shares until (A) one year after the date of the consummation of the initial business combination or (B) subsequent to the initial business combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, SVAC consummated the private placement of 6,133,333 private placement warrants to the Sponsor, at a price of $1.50 per private placement warrant, generating gross proceeds to our company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 private placement warrants, at a price of $1.50 per private placement warrant, generating gross proceeds of approximately $0.9 million.

Each whole private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the trust account.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its private placement warrants, until 30 days after the completion of our initial business combination.

Director and Officer Indemnification

Our certificate of incorporation and our bylaws provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each member of our board of directors and several of our officers.

Procedures with Respect to Review and Approval of Related Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our accounting department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the head of our accounting department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Legal Officer will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Class A common stock, as of August 19, 2021 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o is Cyxtera Technologies, Inc., 2333 Ponce de Leon Boulevard, Suite 900, Coral Gables, Florida 33134.

The beneficial ownership of our Class A common stock is based on 165,978,740 shares of Class A common stock issued and outstanding as of August 19, 2021.

Name of Beneficial Owner(1)	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock
5% Stockholders:
SIS Holdings LP(1)(2)(5)	109,850,000	64.7%
SVAC Sponsor LLC(3)(7)	16,203,840	9.4%
Starboard Value LP(4)(5)(6)	22,130,128	12.9%
Directors and Executive Officers:
Fahim Ahmed	—	—
John W. Diercksen	—	—
Michelle Felman(8)	—	—
Melissa Hathaway	—	—
Jeffrey Smith(5)(6)	22,130,128	12.9%
Raymond Svider	—	—
Manuel D. Medina(2)	109,850,000	64.7%
Gregory Waters	—	—
Nelson Fonseca	—	—
Randy Rowland	—	—
Carlos Sagasta	—	—
Victor Semah	—	—
Leo Taddeo	—	—
Directors and executive officers as a group (13 individuals)	132,010,128	77.6%

*	Less than 1%.
(1)

SIS Holdings LP is the record holder of 106,100,000 shares of Class A common stock and has the right to acquire 3,750,000 shares of Class A common stock within 60 days pursuant to an optional share purchase agreement. The general partner of SIS Holdings LP is SIS Holdings GP LLC, which is managed by a board of directors, a majority of which is appointed by BCEC - SIS Holdings L.P. The general partners of BCEC - SIS Holdings L.P. are CIE Management IX Limited and BCEC Management X Limited, which are controlled by the board of directors, which are appointed by BC Partners Group Holdings Limited, which is a majority-owned subsidiary of BC Partners Holdings Limited, which is controlled by Lee Clark, Karen Jamieson, Mark Rodliffe and Nikos Stathopoulos. As a result, each of the foregoing entities may be deemed to share voting and investment power over the shares of Class A common stock held by SIS Holdings LP. The business address of SIS Holdings LP and SIS Holdings GP LLC is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables, Florida 33134. The business address of BC Partners Holdings Ltd. and BC Partners Group Holdings Ltd. is West Wing, Floor 2, Trafalgar Court, Les Banques, St. Peter, Port Guernsey. The business address of BCEC - SIS Holdings L.P., BCEC Management X Ltd. and CIE Management IX Ltd. is Arnold House P.O. Box 273, St. Julian’s Avenue, St. Peter, Port Guernsey.
(2)

Medina Capital Fund II - SIS Holdco, L.P. maintains the right (subject to certain conditions) to elect one of BCEC - SIS Holdings L.P.’s designees to the Board of Directors of Cyxtera and a negative consent right over the disposition of the Class A common stock held by SIS Holdings LP. Medina Capital Fund II—SIS Holdco GP, LLC is the general partner of Medina Capital Fund II - SIS Holdco, L.P., which is ultimately controlled by Manuel D. Medina. As a result, Mr. Medina and each of the foregoing entities may be deemed to share voting and investment power over the shares of Class A common stock held by SIS Holdings LP.

(3)	SVAC Manager LLC, a Delaware limited liability company, is the manager of SVAC Sponsor LLC. SVAC Sponsor LLC’s business address is 777 Third Avenue, 18th Floor, New York, New York 10017.
(4)

Starboard Value LP, as the investment manager of Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard X Master Fund Ltd (“Starboard X Master”) and a certain managed account (“Starboard Value LP Account”) and the manager of Starboard Value and Opportunity S LLC (“Starboard S LLC”), may be deemed the beneficial owner of the (i) 12,384,694 shares of Class A common stock beneficially owned by Starboard V&O Fund, (ii) 2,189,382 shares of Class A common stock beneficially owned by Starboard S LLC, (iii) 1,301,928 shares of Class A common stock beneficially owned by Starboard C LP, (iv) 1,001,486 shares of Class A common stock owned by Starboard L Master, (v) 1,722,647 shares of Class A common stock owned by Starboard X Master and (vi) 3,529,991 shares of Class A common stock through the Starboard Value LP Account. Starboard Value LP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The business address of Starboard Value LP is 777 Third Avenue, 18th Floor, New York, New York 10017.

(5)

Jeffrey C. Smith may be deemed to beneficially own 22,130,128 shares of Class A common stock because he is a member of Starboard Value GP, LLC, which is the general partner of Starboard Value LP, and, therefore, may be deemed to direct the voting and dispositive decisions of Starboard Value LP with respect to such Class A common stock. Mr. Smith disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Mr. Smith and Starboard Value LP is 777 Third Avenue, 18th Floor, New York, New York 10017.

(6)

These shares of Class A common stock reported as beneficially owned include shares of Class A common stock that may be received upon exercise of warrants or through the optional share purchase agreement within 60 days.

(7)

Pursuant to the stockholder’s agreement, SVAC Sponsor LLC and SIS Holdings LP may be deemed to be a group. If SVAC Sponsor LLC and SIS Holdings LP were a group, such group would be deemed to beneficially own 126,053,840, or 71.4%, of the outstanding Class A Common Stock.

(8)

The Michelle Felman 2020 Irrevocable Trust beneficially owns 30,0000 shares that were received upon conversion of the founder shares from Class B common stock to Class A common stock at the consummation of the Business Combination. These are not beneficially owned by Michelle Felman.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A common stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A common stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Non-Derivative Class A Common Stock Beneficially Owned Prior to Offering	Number of Warrants	Number of Shares of Class A Common Stock Being Offered(1)	Number of Warrants Being Offered	Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold
					Number	Percent
Alberta Investment Management Corporation (2)	1,000,000	—	1,000,000	—	—	—
BEMAP Master Fund Ltd.(2)	255,539	—	255,539	—	—	—
Bespoke Alpha MAC MIM LP(2)	37,431	—	37,431	—	—	—
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV(2)	1,000,000	—	1,000,000	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(2)	1,000,000	—	1,000,000	—	—	—
CVI Investments, Inc.(2)(3)	1,000,000	—	1,000,000	—	—	—
Difesa Master Fund, LP(2)	100,000	—	100,000	—	—	—
DS Liquid Div RVA MON LLC(2)	305,179	—	305,179	—	—	—
FIAM Group Trust For Employee Benefit Plans - FIAM REIT Commingled Pool(2)	30,967	—	30,967	—	—	—
FIAM Target Date Blue Chip Growth Commingled Pool(2)	88,428	—	88,428	—	—	—
Fidelity Advisor Series I - Fidelity Advisor Growth Opportunities Fund(2)	969,061	—	969,061	—	—	—
Fidelity Advisor Series I - Fidelity Advisor Series Growth Opportunities Fund(2)	33,716	—	33,716	—	—	—
Fidelity Advisor Series VII - Fidelity Advisor Real Estate Fund(2)	180,025	—	180,025	—	—	—
Fidelity Blue Chip Growth Commingled Pool(2)	39,726	—	39,726	—	—	—
Fidelity Blue Chip Growth Institutional Trust(2)	3,020	—	3,020	—	—	—
Fidelity Central Investment Portfolios LLC - Fidelity Real Estate Equity Central Fund(2)	391,426	—	391,426	—	—	—
Fidelity Central Investment Portfolios LLC - Fidelity U.S. Equity Central Fund - Real Estate Sub(2)	319,903	—	319,903	—	—	—
Fidelity Investments Canada ULC - Fidelity U.S. REIT Institutional Trust(2)	3,341	—	3,341	—	—	—

Name of Selling Stockholder	Non-Derivative Class A Common Stock Beneficially Owned Prior to Offering	Number of Warrants	Number of Shares of Class A Common Stock Being Offered(1)	Number of Warrants Being Offered	Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold
					Number		Percent
Fidelity Investments Canada ULC - US Monthly Income - U.S. REITs Sub Account(2)	43,815	—	43,815	—	—		—
Fidelity NorthStar Fund(2)	41,195	—	41,195	—	—		—
Fidelity Securities Fund - Fidelity Blue Chip Growth Fund(2)	1,114,254	—	1,114,254	—	—		—
Fidelity Securities Fund - Fidelity Blue Chip Growth K6 Fund(2)	122,533	—	122,533	—	—		—
Fidelity Securities Fund - Fidelity Flex Large Cap Growth Fund(2)	2,528	—	2,528	—	—		—
Fidelity Securities Fund - Fidelity Series Blue Chip Growth Fund(2)	129,511	—	129,511	—	—		—
Fidelity Select Portfolios - Fidelity Real Estate Investment Portfolio(2)	1,500,000	—	1,500,000	—	—		—
Fidelity Select Portfolios - Select Construction and Housing Portfolio(2)	200,000	—	200,000	—	—		—
Fidelity U.S. Growth Opportunities Investment Trust(2)	12,381	—	12,381	—	—		—
Ghisallo Master Fund LP(2)	300,000	—	300,000	—	—		—
Healthcare of Ontario Pension Plan Trust Fund(2)	500,000	—	500,000	—	—		—
IAM Investments ICAV – O’Connor Event Driven UCITS Fund(2)	3,400	—	3,400	—	—		—
Kepos Alpha Master Fund L.P.(2)	1,100,000	—	1,100,000	—	—		—
Lowell W. Robinson(4)	30,000	—	30,000	—	—		—
Magnetar Constellation Fund II Ltd(2)	32,000	—	32,000	—	—		—
Magnetar Constellation Master Fund Ltd(2)	112,000	—	112,000	—	—		—
Magnetar Lake Credit Fund LLC(2)	16,000	—	16,000	—	—		—
Magnetar Longhorn Fund LP(2)	12,000	—	12,000	—	—		—
Magnetar SC Fund Ltd(2)	25,000	—	25,000	—	—		—
Magnetar Structured Credit Fund, LP(2)	44,000	—	44,000	—	—		—
Magnetar Xing He Master Fund Ltd(2)	39,000	—	39,000	—	—		—
Managed Account of Starboard Value LP(5)(6)	2,702,947	313,294	3,016,241	313,294	513,750	(7)	0.3%
Martin D. McNulty(4)	505,150	—	505,150	—	—		—
Mendocino Capital, LLC(2)	2,000,000	—	2,000,000	—	—		—
Michelle Felman 2020 Irrecovable Trust(4)	30,000	—	30,000	—	—		—
Monashee Pure Alpha SPV I LP(2)	158,936	—	158,936	—	—		—
Monashee Solitario Fund LP(2)	198,609	—	198,609	—	—		—
Nineteen77 Global Merger Arbitrage Master Limited(2)	459,900	—	459,900	—	—		—
Nineteen77 Global Merger Arbitrage Opportunity Fund(2)	76,800	—	76,800	—	—		—
Nineteen77 Global Multi-Strategy Alpha Master Limited(2)	459,900	—	459,900	—	—		—
Owl Rock Technology Finance Corp.(2)	1,500,000	—	1,500,000	—	—		—
Pauline J. Brown(4)	30,000	—	30,000	—	—		—
Purpose Alternative Credit Fund – T LLC(2)	5,000	—	5,000	—	—		—
Purpose Alternative Credit Fund Ltd(2)	15,000	—	15,000	—	—		—
Robert L. Greene(4)	30,000	—	30,000	—	—		—
SA Fidelity Institutional AM Real Estate Portfolio(2)	125,181	—	125,181	—	—		—
Saba Capital Master Fund III L.P.(2)	65,170	—	65,170	—	—		—
Saba Capital Master Fund Ltd.(2)	170,870	—	170,870	—	—		—

Name of Selling Stockholder	Non-Derivative Class A Common Stock Beneficially Owned Prior to Offering	Number of Warrants	Number of Shares of Class A Common Stock Being Offered(1)	Number of Warrants Being Offered	Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold
					Number		Percent
Saba II AIV LP(2)	463,960	—	463,960	—	—		—
Sentinel Dome Partners, LLC(2)(8)	300,000	—	300,000	—	—		—
SFL SPV I LLC(2)	44,306	—	44,306	—	—		—
SIS Holdings LP(9)	106,100,000	—	106,100,000	—	3,750,000	(7)	2.2%
Starboard Value and Opportunity C LP(6)(10)	975,053	109,375	1,084,428	109,375	217,500	(7)	0.1%
Starboard Value and Opportunity Master Fund L LP(6)(11)	766,211	85,275	851,486	85,275	150,000	(7)	0.1%
Starboard Value and Opportunity Master Fund Ltd(6)(12)	9,228,104	1,064,090	10,292,194	1,064,090	2,092,500	(7)	1.2%
Starboard Value and Opportunity S LLC(6)(13)	1,642,105	183,527	1,825,632	183,527	363,750	(7)	0.2%
Starboard X Master Fund Ltd(6)(14)	1,211,895	98,252	1,310,147	98,252	412,500	(7)	0.2%
SVAC Sponsor LLC(4)(15)	9,480,713	6,723,127	16,203,840	6,723,127	—		—
Tech Opportunities LLC(2)(16)	300,000	—	300,000	—	—		—
Variable Insurance Products Fund III - Growth Opportunities Portfolio(2)	143,648	—	143,648	—	—		—
Variable Insurance Products Fund IV - VIP Real Estate Portfolio(2)	150,297	—	150,297	—	—		—
Verizon (DC) - FIAM REIT Separate Account(2)	255,044	—	255,044	—	—		—
Total Shares	151,732,178	8,576,940	160,309,118	8,576,940	7,500,000		4.3%

(1)

The amounts set forth in this column are the number of shares of Class A common stock that may be offered by each Selling Stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.

(2)	Received such shares pursuant to the PIPE Issuance.
(3)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111

(4)	Received such shares upon conversion of the founder shares from Class B common stock to Class A common stock at the consummation of the Business Combination.
(5)	Received 924,000 shares pursuant to the PIPE Issuance and 1,778,947 shares pursuant to the forward purchase agreements.
(6)	Received such warrants pursuant to the forward purchase agreements.
(7)	Represents the number of shares that may be received upon the exercise of the selling stockholder’s portion of the Optional Share Purchase Agreement.
(8)

Includes (i) 21,297 shares owned by NPB Manager Fund, SPC. - Segregated Portfolio 102, (ii) 36,209 shares owned by NPB Manager Fund, SPC. - Segregated Portfolio 103, (iii) 183,981 shares owned by SDP Flagship Master Fund, LP, and (iv) 58,513 shares owned by SDP Opportunities Master Fund L.P.

(9)	Received such shares as consideration for its equity securities in Legacy Cyxtera upon the consummation of the Business Combination.
(10)	Received 354,000 shares pursuant to the PIPE Issuance and 621,053 shares pursuant to the forward purchase agreements.
(11)	Received 282,000 shares pursuant to the PIPE Issuance and 484,211 shares pursuant to the forward purchase agreements.
(12)	Received 3,186,000 shares pursuant to the PIPE Issuance and 6,042,104 shares pursuant to the forward purchase agreements.
(13)	Received 600,000 shares pursuant to the PIPE Issuance and 1,042,105 shares pursuant to the forward purchase agreements.
(14)	Received 654,000 shares pursuant to the PIPE Issuance and 557,895 shares pursuant to the forward purchase agreements.
(15)	Received such warrants issued in connection with SVAC’s IPO.
(16)

Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding.

Common Stock

Holders of shares of our Class A common stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions.

Preferred Stock

Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, special or other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Redeemable Warrants

Public Stockholders’ Warrants

Each whole Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire on July 29, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, except if the Warrants may be exercised on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act. No Warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a Warrant unless the share of Class A common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We will use our commercially reasonable efforts to cause this registration statement to become effective and to maintain the effectiveness of this registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share. Once the warrants become exercisable, we may call the redeemable warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the redeemable warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each warrant holder will be entitled to exercise his, her or its redeemable warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00 per share. Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants (including both redeemable warrants and private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below;

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders;

•

if, and only if, the private placement warrants issued to the Sponsor at the closing of our Initial Public Offering and the private placement warrants to be issued pursuant to the forward purchase agreement are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding redeemable warrants, as described above; and

•

if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption date (period to expiration of warrants)	Fair market value of Class A common stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A common stock shall mean the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the warrants) and about to expire.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing fair value for their warrants, based on a Black-Scholes option pricing model with a fixed volatility input as of the date of the final prospectus related to our Initial Public Offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A common stock to be issued to the holder. Any redemption of the warrants for shares of Class A common stock will apply to both the redeemable warrants and the private placement warrants.

Redemption procedures and cashless exercise. If we call the redeemable warrants for redemption as described above, our management will have the option to require all holders that wish to exercise redeemable warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their redeemable warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of redeemable warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our redeemable warrants. In such event, each holder would pay the exercise price by surrendering the redeemable warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the redeemable warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the redeemable warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of redeemable warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the redeemable warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a redeemable warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the redeemable warrants after our initial business combination. If we call our redeemable warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other redeemable warrant holders would have been required to use had all redeemable warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such redeemable warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering (other than with respect to the right of public stockholders to acquire the distributable redeemable warrants) to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our Charter to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed or to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 24 months from the closing of our Initial Public Offering, or with respect to any other material provision relating to stockholder rights or pre-initial business combination activity, (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination or (f) the issuance and distribution of the distributable redeemable warrants and any private placement warrants to the forward purchasers, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by us and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account (A) the transfer of founder shares or private placement warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by us) by the Sponsor in connection with such issuance) or (B) any private placement warrants issued pursuant to the forward purchase agreement (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “—Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the Charter or as a result of the redemption of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the warrant agreement. You should review a copy of the warrant agreement, which has been filed with the SEC, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, mistake (including to conform the warrant agreement to the description thereof herein) or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding redeemable warrants to make any change that adversely affects the interests of the registered holders of redeemable warrants. The terms of the private placement warrants may not be amended without the consent of holders of at least 50% of the private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until August 28, 2021 (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable under certain redemption scenarios by us so long as they are held by the Sponsor or its permitted transferees or, in the case of any private placement warrants issued to the forward purchasers, held by the forward purchasers or their permitted transferees. The Sponsor, or its permitted transferees, or in the case of any private placement warrants issued to the forward purchasers, the forward purchasers or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our Initial Public Offering. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, or, in the case of any private placement warrants issued to the forward purchasers, held by holders other than our forward purchasers or their permitted transferees, the private placement warrants will be redeemable in all redemption scenarios by us and exercisable by the holders on the same basis as the warrants included in the units sold in our Initial Public Offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have never declared or paid any cash dividends on our Class A common stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

Section 203 of the DGCL

We have not opted out of Section 203 of the DGCL under our Charter. Under Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding our voting stock of (the “acquisition”), except if:

•	the board of directors approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by the board of directors, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if the board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Charter provides otherwise.

Under our Charter, stockholders may act by written consent provided that there is a minimum of stockholder approval that would be necessary for such action to be approved at a stockholder meeting. Additionally, our Charter requires that for any stockholder action by written consent when a single stockholder or group of affiliated stockholders holds more than 40% of the our outstanding shares of capital stock, any action by written consent of the stockholders shall require the affirmative vote of 66.6% of the voting power of all the then outstanding shares of capital stock entitled to vote.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or management.

Exclusive Forum

Our Charter requires that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action to bring (i) a derivative action or proceeding brought on behalf of us, (ii) any action asserting acclaim of breach of a fiduciary duty owed by any director, officer or other employee of ours, (iii) any action asserting a claim against us, our directors, officers or employees arising under the DGCL the Charter, the bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware; except for certain claims over which the Court of Chancery determines that it does not have jurisdiction, including for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder as to which the federal district court for the District of Delaware or the Court of Chancery shall have concurrent jurisdiction. Although we believe that this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Charter is inapplicable or unenforceable.

Proxy Access

Pursuant to our bylaws, we will include in our proxy statement and on our proxy card for any annual stockholder meeting the names of any director nominees proposed by stockholders; provided that such director nomination meet the requirements set forth in our bylaws and provided further that such nominee satisfies the qualifications for a director to serve on the board of directors.

Pursuant to our bylaws, the maximum number of stockholder director nominees that will be included in our proxy materials shall not exceed the greater of (i) two directors and (ii) 20% of the total number of directors in office; provided that the maximum amount of stockholder director nominees may be reduced (but not below one director) by (a) the number of individuals included in the proxy materials due to an agreement between us and a stockholder or group of stockholders or (b) the number of directors currently in office that were previously included in proxy materials due to such proxy access provisions (in both cases, the maximum amount of stockholder director nominees shall not be reduced for any directors that have served continuously for two annual terms).

Stockholders eligible to submit proxy access materials must have owned for at least three years, continuously, 3% or more of the total voting power of our outstanding shares. This may be satisfied by aggregating the shares of one or more stockholders. Additionally, any stockholders submitting proxy access materials must also provide certain information, representations and warranties in writing to our secretary.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation provides that stockholders may take action by written consent in lieu of a meeting; provided that there is a minimum of stockholder approval that would be necessary for such action to be approved at a stockholder meeting. If there is a single stockholder or group of affiliated stockholders holds more than 40% of the outstanding shares of common stock, the action by stockholder written consent will require the affirmative vote of 66.6% of the voting power all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of Bylaws

Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least 66.6% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Class A common stock is listed on Nasdaq under the symbol “CYXT,” and our Warrants are listed on Nasdaq under the symbol “CYXTW.”

PLAN OF DISTRIBUTION

We are registering 160,309,118 shares of Class A common stock and 8,576,940 Warrants for possible sale by the Selling Securityholders from time to time and up to 20,197,323 shares of Class A common stock that are issuable upon the exercise of the Warrants. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A common stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A common stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Class A common stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A common stock and Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

LEGAL MATTERS

The validity of the shares of Class A common stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements of Starboard Value Acquisition Corp. as of December 31, 2020 and 2019, the year ended December 31, 2020, and for the period from November 14, 2019 (inception) through December 31, 2019 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Cyxtera Technologies, Inc. and its subsidiaries as of and for the year ended December 31, 2020 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Cyxtera Technologies, Inc. as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements) have been included herein and in the prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Starboard Value Acquisition Corp.
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2021 and 2020	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the Three and Six Months ended June 30, 2021 and 2020	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-26
Balance Sheets as of December 31, 2020 (As Restated) and December 31, 2019	F-27
Statements of Operations for the year ended December 31, 2020 (As Restated) and for the period from November 14, 2019 (inception) through December 31, 2019	F-28
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2020 (As Restated) and for the period from November 14, 2019 (inception) through December 31, 2019	F-29
Statements of Cash Flows for the year ended December 31, 2020 (As Restated) and for the period from November 14, 2019 (inception) through the year ended December 31, 2019	F-30
Notes to Financial Statements (As Restated)	F-31
Cyxtera Technologies, Inc.
Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-53
Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021 and 2020	F-54
Unaudited Condensed Consolidated Statements of Comprehensive Loss for the three and six months ended June 30, 2021 and 2020	F-55
Unaudited Condensed Consolidated Statement of Changes in Shareholder’s Equity for the three and six months ended June 30, 2021 and 2020	F-56
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-57
Notes to Unaudited Condensed Consolidated Financial Statements	F-58
Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-77 and F-78
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-79
Consolidated Statements of Operations for the years ended December 31, 2020, 2019 and 2018	F-80
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020, 2019 and 2018	F-81
Consolidated Statement of Changes in Shareholder’s Equity for the years ended December 31, 2020, 2019 and 2018	F-82
Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-83
Notes to Financial Statements	F-85

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

STARBOARD VALUE ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,405,039	$2,557,154
Prepaid expenses	204,970	223,840

Total current assets	1,610,009	2,780,994
Investments held in Trust Account	404,471,576	404,403,316

Total Assets	$406,081,585	$407,184,310

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$513,343	$12,223
Accrued expenses	1,754,370	70,000
Franchise tax payable	20,891	200,841
Income tax payable	1,351	—

Total current liabilities	2,289,955	283,064
Deferred legal fees	250,000	250,000
Deferred underwriting commissions in connection with the initial public offering	18,190,554	18,190,554
Derivative liabilities	45,566,110	47,320,290

Total liabilities	66,296,619	66,043,908
Commitments and Contingencies
Class A common stock; 33,478,496 and 33,614,040 shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	334,784,960	336,140,400
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 6,944,957 and 6,809,413 shares issued and outstanding (excluding 33,478,496 and 33,614,040 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	694	681
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,105,863 shares issued and outstanding at June 30, 2021 and December 31, 2020	1,011	1,011
Additional paid-in capital	33,444,285	32,088,858
Accumulated deficit	(28,445,984)	(27,090,548)

Total stockholders’ equity	5,000,006	5,000,002

Total Liabilities and Stockholders’ Equity	$406,081,585	$407,184,310

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2021	2020	2021	2020
General and administrative expenses	$2,009,250	$43	$3,016,426	$44
Administrative expenses–related party	30,000	—	60,000	—
Franchise tax expense	50,000	1,100	100,100	2,200

Loss from operations	(2,089,250)	(1,143)	(3,176,526)	(2,244)
Other income (expenses)
Change in fair value of derivative liabilities	(11,295,050)	—	1,754,180	—
Net gain from investments held in Trust Account	10,085	—	68,260	—
Interest income	—	—	—	15

Loss before income tax expense	(13,374,215)	(1,143)	(1,354,086)	(2,229)
Income tax expense	—	—	1,350	—

Net loss	$(13,374,215)	$(1,143)	$(1,355,436)	$(2,229)

Weighted average shares outstanding of Class A common stock	40,423,453	—	40,423,453	—

Basic and diluted net income per share, Class A common stock	$0.00	$0.00	$0.00	$0.00

Weighted average shares outstanding of Class B common stock	10,105,863	9,000,000	10,105,863	9,000,000

Basic and diluted net loss per share, Class B common stock	$(1.32)	$(0.00)	$(0.13)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Three and Six Months Ended June 30, 2021
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance–December 31, 2020	6,809,413	$681	10,105,863	$1,011	$32,088,858	$(27,090,548)	$5,000,002
Common stock subject to possible redemption	(1,201,878)	(120)	—	—	(12,018,660)	—	(12,018,780)
Net income	—	—	—	—	—	12,018,779	12,018,779

Balance–March 31, 2021 (unaudited)	5,607,535	561	10,105,863	1,011	20,070,198	(15,071,769)	5,000,001
Common stock subject to possible redemption	1,337,422	133	—	—	13,374,087	—	13,374,220
Net loss	—	—	—	—	—	(13,374,215)	(13,374,215)

Balance–June 30, 2021 (unaudited)	6,944,957	$694	10,105,863	$1,011	$33,444,285	$(28,445,984)	$5,000,006

	For The Three and Six Months Ended June 30, 2020
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance–December 31, 2019	—	$—	10,350,000	$1,035	$23,965	$(1,324)	$23,676
Net loss	—	—	—	—	—	(1,086)	(1,086)

Balance–March 31, 2020 (unaudited)	—	—	10,350,000	1,035	23,965	(2,410)	22,590
Net loss	—	—	—	—	—	(1,143)	(1,143)

Balance–June 30, 2020 (unaudited)	—	$—	10,350,000	$1,035	$23,965	$(3,553)	$21,447

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,355,436)	$(2,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	(1,754,180)	—
Net gain from investments held in Trust Account	(68,260)	—
Changes in operating assets and liabilities:
Prepaid expenses	18,870	—
Accounts payable	501,120	43
Accrued expenses	1,684,370	—
Franchise tax payable	(179,950)	2,200
Income tax payable	1,351	—

Net cash provided by (used in) operating activities	(1,152,115)	14

Net change in cash	(1,152,115)	14
Cash – beginning of the period	2,557,154	72,751

Cash – end of the period	$1,405,039	$72,765

Supplemental disclosure of noncash financing activities:
Offering costs included in accounts payable	$—	$291,365
Offering costs included in accrued expenses	$—	$388,500
Change in value of Class A common stock subject to possible redemption	$(1,355,440)	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1-Description of Organization and Business Operations

Starboard Value Acquisition Corp. (the “Company”) was incorporated in Delaware on November 14, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from November 14, 2019 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the net proceeds derived from the Initial Public Offering.

The Company’s sponsor is SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statements for the Initial Public Offering became effective on September 9, 2020. On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 units (the “Units” and, with respect to the Class A common stock, par value $0.0001 per share, included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions (Note 3). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale (the “Private Placement”) of an aggregate of 6,133,333 warrants (the “Private Placement Warrants”) to the Sponsor, at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, generating gross proceeds to the Company of approximately $0.9 million.

Upon the closing of the Initial Public Offering, the Private Placement and the sale of the Over-Allotment Units and 589,794 additional Private Placement Warrants, $404.2 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, the Private Placement, the Over-Allotment Units and the additional Private Placement Warrants were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that the Company will be able to complete an Initial Business Combination successfully. The Company must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriting discount and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an Initial Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Sponsor and the Company’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

100% of the Public Shares if the Company does not complete an Initial Business Combination within the time frame described below, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 14, 2022 (the “Combination Period”), the Company will (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Sponsor and the Company’s officers and directors should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete an Initial Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $1.4 million in its operating bank account, and working deficit of approximately $680,000.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s liquidity needs through June 30, 2021 have been satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares, the loan under the Note (as defined below in Note 4) of approximately $141,000 from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 14, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below in Note 4). As of June 30, 2021 and December 31, 2020, there were no Working Capital Loans outstanding.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Proposed Business Combination

On February 21, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (“Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of the Company and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Cyxtera Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of the Company and NewCo ceasing to exist. As a result of the Cyxtera Business Combination, Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of the Company, with the Cyxtera Stockholder becoming a stockholder of the Company. Upon closing of the Cyxtera Business Combination, the Company will be renamed “Cyxtera Technologies, Inc.” As a consequence of the Cyxtera Business Combination, each issued and outstanding Founder Share (as defined below) will automatically convert into a share of Class A common stock on a one-for-one basis. The Cyxtera Business Combination is expected to close mid-2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.

In connection with the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with the Company and Cyxtera (the “Stockholder Support Agreement”), pursuant to which, among other things, the Cyxtera Stockholder agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the pre-closing restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NewCo and otherwise cause the pre-closing restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement. Further, the Sponsor and the other holders of the Founder Shares (together with the Sponsor, the “Insiders”) entered into a Sponsor Support Agreement with the Company and Cyxtera (the “Sponsor Support Agreement”), pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders related thereto and (ii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Cyxtera Business Combination. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, Private Placement Warrants (or shares of Class A common stock issued or issuable upon the exercise of Private Placement Warrants) or other equity securities of the Company until the date upon which the Sponsor Support Agreement expires. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of the Company’s Certificate of Incorporation or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Cyxtera Business Combination.

In addition, Cyxtera and the forward purchasers (as defined below) entered into a letter agreement related to the optional share purchase agreement (as defined below), pursuant to which letter agreement the forward purchasers agreed not to purchase optional shares (as defined below) in an aggregate amount exceeding $75,000,000 for all forward purchasers.

In connection with the Merger Agreement, the Company also entered into separate subscription agreements, dated February 21, 2021, with certain investors, pursuant to which the Company has agreed to issue and sell, in private placements to close immediately prior to the closing of the Cyxtera Business Combination, an aggregate of 25,000,000 shares of Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000, of which certain clients of Starboard Value LP have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

Note 2-Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 13, 2021.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At June 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in the Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable, and income tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market fund that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Detachable Redeemable Warrants (as defined below) issued in connection with the Initial Public Offering and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. The Company will also be distributing warrants (which will be in the form of Distributable Redeemable Warrants and, to the extent any public stockholders redeem Class A common stock in connection with the Initial Business Combination, Distributable Redeemable Warrants and Private Placement Warrants) to purchase shares of the Company’s Class A common stock in connection with the closing of the Initial Business Combination. All of the outstanding warrants and distributable warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the carrying value of the instruments to fair value at each reporting period until they are exercised.

The Company entered into a forward purchase agreement with forward purchasers pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the exercise of redemption rights by holders of our public shares in connection with the Initial Business Combination (the “Redemption Obligation”), subject to a maximum funding commitment by the forward purchasers of $100,000,000. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 33,478,496 and 33,614,040 shares of Class A common stock subject to possible redemption are presented as temporary equity, respectively, outside of the stockholders’ equity section of the Company’s unaudited condensed consolidated balance sheets.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) Per Common Share

The Company’s unaudited condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Class B common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the periods.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of over-allotment and (iii) Private Placement, since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Class A common stock
Numerator: Income allocable to Class A common stock
Income from investments held in Trust Account	$10,085	$—	$68,260	$—
Less: Company’s portion available to be withdrawn to pay taxes	(10,085)	—	(68,260)	—

Net income attributable to Class A common stock	$—	$—	$—	$—

Denominator: Weighted average Class A common stock
Basic and diluted weighted average shares outstanding, Class A common stock	40,423,453	—	40,423,453	—

Basic and diluted net income per share, Class A common stock	$0.00	$—	$0.00	$—

Class B common stock
Numerator: Net income (loss) minus net income allocable to Class A common stock
Net income (loss)	$(13,374,215)	$(1,144)	$(1,355,436)	$(2,229)
Net income allocable to Class A common stock	—	—	—	—

Net income (loss) attributable to Class B common stock	$(13,374,215)	$(1,144)	$(1,355,436)	$(2,229)

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Denominator: Weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	$10,105,863	$9,000,000	$10,105,863	$9,000,000

Basic and diluted net loss per share, Class B common stock	$(1.32)	$(0.00)	$(0.13)	$(0.00)

Income Taxes

The Company complies with the accounting and reporting requirements of FASB Topic ASC, 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had deferred tax assets with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Issued Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Note 3-Initial Public Offering

On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 Units at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million,

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

inclusive of $16.2 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units, generating gross proceeds of approximately $44.2 million, and incurring additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-sixth of one redeemable warrant (or 6,737,242 redeemable warrants in the aggregate, assuming no exercise of the underwriters’ over-allotment option) (each, a “Detachable Redeemable Warrant”) and a contingent right to receive at least one-sixth of one redeemable warrant following the Initial Business Combination Redemption Time (as defined below) under certain circumstances and subject to adjustments (the “Distributable Redeemable Warrants”). Each Public Warrant (as defined below) entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

The Company’s Certificate of Incorporation provides that, at the distribution time (as defined below), the Company will effect a distribution of a number of warrants equal to the number of Units issued in the Initial Public Offering multiplied by one-sixth (the “Aggregate Warrant Amount”) as follows: (i) to the extent that no Public Stockholders redeem their Public Shares in connection with the Initial Business Combination, each Public Stockholder will receive one-sixth of one Distributable Redeemable Warrant per Public Share and (ii) to the extent that any Public Stockholders redeem any of their Public Shares in connection with the Initial Business Combination, then (A) one-sixth of one Distributable Redeemable Warrant will be distributed per each Public Share that was not redeemed (the “Remaining Public Shares”) and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the Remaining Public Shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as Distributable Redeemable Warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants. Public Stockholders who exercise their redemption rights are not entitled to receive any distribution of Distributable Redeemable Warrants in respect of such redeemed Public Shares. The right of any Public Stockholder to receive any additional Distributable Redeemable Warrants with respect to each Public Share they hold is contingent upon such share not being redeemed in connection with the Initial Business Combination. The number of Distributable Redeemable Warrants to be distributed in respect of each share of unredeemed Class A common stock is contingent upon the aggregate number of Public Shares that are redeemed in connection with the Initial Business Combination. The right to receive Distributable Redeemable Warrants will remain attached to the Class A common stock and will not be separately transferable, assignable or salable. The Distributable Redeemable Warrants will be distributed at the “distribution time,” which will be immediately after the Initial Business Combination Redemption Time and immediately before the closing of the Initial Business Combination. The Distributable Redeemable Warrants, together with the Detachable Redeemable Warrants, are collectively referred to herein as the “Public Warrants”. The “Initial Business Combination Redemption Time” means the time at which the Company redeems the shares of Class A common stock that the holders thereof have elected to redeem in connection with the Initial Business Combination, which will occur prior to the consummation of the Initial Business Combination.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4-Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000. In June 2020, the Sponsor transferred (i) 431,250 Founder Shares to Martin D. McNulty, Jr., the Company’s Chief Executive Officer and a member of the board of directors and (ii) 25,000 Founder Shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, the Sponsor transferred 25,000 Founder Shares to Robert L. Greene. On September 9, 2020, the Company effected a 1.2:1 share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until (A) one year after the date of the consummation of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,133,333 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of approximately $0.9 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

non-interest bearing and payable on the earlier of October 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $141,000 under the Note and fully repaid the Note on September 14, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, commencing on the date that the securities of the Company are first listed on The Nasdaq Stock Market LLC and continuing until the earlier of the Company’s consummation of an Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. For the three and six months ended June 30, 2021, the Company incurred $30,000 and $60,000, respectively, for expenses in connection with the Administrative Services Agreement, which is reflected in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2021 and December 31, 2020, there was $10,000 payable and is included in the accompanying condensed consolidated balance sheets.

The Sponsor, the Company’s executive officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 5-Commitments and Contingencies

Contingent Fee Arrangement

The Company has entered into fee arrangements with various service providers and advisors, including attorneys, investment banks, etc., pursuant to which certain fees incurred by the Company will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees. There can be no assurances that the Company will complete a Business Combination.

Forward Purchase Agreement

On September 9, 2020, certain clients of Starboard Value LP, a Delaware limited partnership, which are also the majority-owners of the Sponsor, entered into a forward purchase agreement (the “forward purchase agreement”)

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

with the Company, pursuant to which such clients (the “forward purchasers”) will purchase shares of the Company’s Class A common stock (“forward purchase shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to a maximum funding commitment by the forward purchasers of $100.0 million. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the Initial Business Combination. The forward purchase shares are identical to the shares of Class A common stock included in the Units, except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive Distributable Redeemable Warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants.

Optional Share Purchase Agreement

In addition, on September 9, 2020, the Company entered into an agreement with the forward purchasers, pursuant to which the forward purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Initial Business Combination, purchase additional common equity of the surviving entity in the Initial Business Combination at a price of  $10.00 per share (or other relevant equity interest) (the “optional shares”) for aggregate consideration not to exceed the difference between (i) $150.0 million and (ii) the lesser of  (a) the Redemption Obligation or (b) $100.0 million (the “optional share purchase agreement”).

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company has agreed to use its commercially reasonable efforts to (i) within 30 days after the closing of the Initial Business Combination, file a registration statement with the SEC for a secondary offering of the forward purchase shares and any private placement warrants (including the shares of common stock issuable upon exercise thereof) issued to the forward purchasers, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days after such closing and (iii) maintain the effectiveness of such registration statement, until the earlier of  (A) the date on which the forward purchasers cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the costs of registering the forward purchase shares and private placement warrants. The optional share purchase agreement provides that the forward purchasers are entitled to certain registration rights with respect to their optional shares.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, and were paid approximately $8.1 million in the aggregate, upon the closing of the Initial Public Offering and the sale of Over-Allotment Units. The underwriters agreed and paid approximately $2.0 million to the Company to reimburse certain of the Company’s expenses in connection with the Initial Public Offering and the sale of Over-Allotment Units.

An additional fee of $0.45 per Unit, or $18.2 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company obtained legal advisory service with a legal counsel firm in connection with the Initial Public Offering and agreed to pay the legal counsel firm an amount of $250,000 solely in the event that the Company completes an Initial Business Combination which was included on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020.

Note 6-Warrants Liabilities

As of June 30, 2021 and December 31, 2020, the Company had 6,737,242 Detachable Redeemable Warrants and 6,723,127 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including both Public Warrants and Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table described in the warrant agreement, based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrantholders;

•

if, and only if, the Private Placement Warrants and the private placement warrants to be issued pursuant to the forward purchase agreement are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if  (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable,

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

prior to such issuance, and (ii) without taking into account (A) the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) or (B) any private placement warrants issued pursuant to the forward purchase agreement (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7-Stockholders’ Equity

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 40,423,453 shares of Class A common stock outstanding, including 33,478,496 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying unaudited condensed consolidated balance sheet. As of December 31, 2020, there were 40,423,453 shares of Class A common stock outstanding, including 33,614,040 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying condensed consolidated balance sheet.

Class B common stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 10,105,863 shares of Class B common stock outstanding.

Prior to the Initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by the holders of at least 90% of the Company’s common stock entitled to vote thereon. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the Initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination (other than the forward purchase shares and the private placement warrants delivered pursuant to the forward purchase agreement), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the Initial Business Combination), excluding the forward purchase shares and private placement warrants delivered pursuant to the forward purchase agreement, any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Note 8—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account:
U.S. Treasury Securities (1)	$404,470,636	$—	$—
Liabilities:
Derivative warrant liabilities	$13,676,602	$—	$28,937,428
Forward purchase agreement	$—	$—	$2,952,080

(1)	Excludes $940 of cash held in the Trust Account as of June 30, 2021.

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account:
U.S. Treasury Securities (1)	$404,400,376	$—	$—
Liabilities:
Derivative warrant liabilities	$13,272,368	$—	$27,244,372
Forward purchase agreement	$—	$—	$6,803,550

(1)	Excludes $2,940 of cash held in the Trust Account as of December 31, 2020.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Public Warrants were separately listed and traded. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The estimated fair value of the Private Placement Warrants is determined using a Modified Black-Scholes option pricing model. The initial fair value of the Public Warrants and Detachable Redeemable Warrants has been estimated using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value for both the Public Warrants and Detachable Redeemable Warrants. The Private Warrants continue to be valued using Level 3 inputs. The Company’s Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the net present value of contractual cash proceeds expected to be received. For the three months ended June 30, 2021, the Company recognized a loss on the statement of operations resulting from an increase in the fair value of liabilities of $11.3 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations. For the six months ended June 30, 2021, the Company recognized a gain on the statement of operations resulting from a decrease in the fair value of liabilities of $1.8 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations.

The estimated fair value of the Public, Private Placement, and Detachable Redeemable Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a Black-Scholes option pricing model are assumptions related to expected stock price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2021	As of December 31, 2020
Warrants:
Option term (in years)	5.17	5.60
Volatility	31.30%	27.00%
Risk-free interest rate	0.90%	0.45%
Expected dividends	0.00%	0.00%
Stock price	$9.69	$10.06
Forward purchase agreement:
Expected term	0.17	0.60
Risk-free interest rate	0.05%	0.09%
Stock price	$9.69	$10.06

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The change in the fair value of the derivative liabilities for the period for the three and six months ended June 30, 2021 is summarized as follows:

Level 3—Derivative liabilities at December 31, 2020	$34,047,922
Change in fair value of derivative warrant liabilities	(9,882,725)

Level 3—Derivative liabilities at March 31, 2021	24,165,197
Change in fair value of derivative warrant liabilities	7,724,311

Level 3—Derivative liabilities at June 30, 2021	$31,889,508

Note 9-Subsequent Events

On July 28, 2021, the forward purchasers entered into an assignment agreement with the Cyxtera Stockholder, pursuant to which the forward purchasers assigned the right to purchase optional shares in an aggregate amount of $37,500,000 to the Cyxtera Stockholder. After giving effect to such assignment, the forward purchasers have the option to purchase optional shares in an aggregate amount of $37,500,000.

Management has evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheet date through the date the unaudited condensed consolidated balance sheet was issued and Management determined that, other than as described above, there have been no events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Starboard Value Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Starboard Value Acquisition Corp. (the “Company”), as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

May 12, 2021

STARBOARD VALUE ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2020 (As Restated)	December 31, 2019
Assets:
Current assets:
Cash	$2,557,154	$72,751
Prepaid expenses	223,840	—

Total current assets	2,780,994	72,751
Deferred offering costs associated with the proposed public offering	—	312,489
Investments held in Trust Account	404,403,316	—

Total Assets	$407,184,310	$385,240

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$12,223	$253,937
Accrued expenses	70,000	—
Franchise tax payable	200,841	565
Note payable—related party	—	107,062

Total current liabilities	283,064	361,564
Deferred legal fees	250,000	—
Derivative liabilities	47,320,290	—
Deferred underwriting commissions in connection with the initial public offering	18,190,554	—

Total liabilities	66,043,908	361,564
Commitments and Contingencies (Note 6)
Class A common stock; 33,614,040 shares subject to possible redemption at $10.00 per share	336,140,400	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 6,809,413 shares issued and outstanding (excluding 33,614,040 and 0 shares subject to possible redemption) at December 31, 2020; none issued and outstanding at December 31, 2019	681	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,105,863 shares issued and outstanding at December 31, 2020; 10,350,000 shares issued and outstanding at December 31, 2019 (1)	1,011	1,035
Additional paid-in capital	32,088,858	23,965
Accumulated deficit	(27,090,548)	(1,324)

Total stockholders’ equity	5,000,002	23,676

Total Liabilities and Stockholders’ Equity	$407,184,310	$385,240

(1)

This number includes up to 1,350,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters as of December 31, 2019. On September 18, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 4,423,453 Units; thus, only 244,137 Class B common stock were forfeited accordingly. (see Note 5)

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For The Year Ended December 31, 2020 (As Restated)	For the period from November 14, 2019 (inception) through December 31, 2019
General and administrative expenses	$138,416	$759
Administrative expenses—related party	35,668	—
Franchise tax expense	200,276	565

Loss from operations	(374,360)	(1,324)
Other income (expense)
Change in fair value of derivative liabilities	(26,329,220)	—
Offering costs associated with derivative liabilities	(554,430)
Net gain from investments held in Trust Account	168,786	—

Net loss	$(27,089,224)	$(1,324)

Weighted average shares outstanding of Class A common stock	40,058,214	—

Basic and diluted net income per share	$—	$—

Weighted average shares outstanding of Class B common stock	9,302,148 (1)	9,000,000 (1)

Basic and diluted net loss per share	$(2.91)	$(0.00)

(1)

This number excludes up to 1,350,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On September 18, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 4,423,453 Units; thus, only 244,137 Class B common stock were forfeited accordingly. (see Note 5)

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Year Ended December 31, 2020 (As Restated)
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance—December 31, 2019	—	$—	10,350,000	$1,035	$23,965	$(1,324)	$23,676
Sale of units in initial public offering, less allocation to derivative liabilities	40,423,453	4,042	—	—	390,390,884	—	390,394,926
Offering costs	—	—	—	—	(25,122,201)	—	(25,122,201)
Private placement proceeds paid by Sponsor in excess of initial fair value of private placement warrants	—	—	—	—	2,933,225	—	2,933,225
Class B common stock forfeited	—	—	(244,137)	(24)	24	—	—
Fair value of derivative liabilities issued in initial public offering and private placement	—	—	—	—	—	—	—
Class A common stock subject to possible redemption	(33,614,040)	(3,361)	—	—	(336,137,039)	—	(336,140,400)
Net loss	—	—	—	—	—	(27,089,224)	(27,089,224)

Balance—December 31, 2020	6,809,413	$681	10,105,863	$1,011	$32,088,858	$(27,090,548)	$5,000,002

(1)

This number includes up to 1,350,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters as of December 31, 2019. On September 18, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 4,423,453 Units; thus, only 244,137 Class B common stock were forfeited accordingly. (see Note 5)

	For the period from November 14, 2019 (inception) through December 31, 2019
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance—November 14, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	—	—	(1,324)	(1,324)

Balance—December 31, 2019	—	$—	10,350,000	$1,035	$23,965	$(1,324)	$23,676

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

	For The Year Ended December 31, 2020 (As Restated)	For The Period From November 14, 2019 (inception) through December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(27,089,224)	$(1,324)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Change in fair value of derivative liabilities	26,329,220	—
Offering costs associated with derivative liabilities	554,430	—
Net gain from investments held in Trust Account	(168,786)	—
Changes in operating assets and liabilities:
Prepaid expenses	(223,840)	—
Accounts payable	620	760
Franchise tax payable	200,276	565

Net cash provided by (used in) operating activities	(397,304)	1

Cash Flows from Investing Activities
Cash deposited in Trust Account	(404,234,530)	—

Net cash used in investing activities	(404,234,530)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from note payable to related parties	41,500	100,000
Repayment of note payable to related party	(141,500)	—
Proceeds received from initial public offering, gross	404,234,530	—
Proceeds received from private placement	10,084,691	—
Offering costs paid	(7,102,984)	(52,250)

Net cash provided by financing activities	407,116,237	72,750

Net change in cash	2,484,403	72,751
Cash—beginning of the period	72,751	—

Cash—end of the period	$2,557,154	$72,751

Supplemental disclosure of noncash financing activities:
Offering costs included in accounts payable	$7,666	$253,177
Offering costs included in accrued expenses	$70,000	$—
Offering costs funded with note payable	$7,062	$7,062
Deferred underwriting commissions in connection with the initial public offering	$18,190,554	$—
Deferred legal fees	$250,000	$—
Initial value of Class A common stock subject to possible redemption	$317,537,880	$—
Change in initial value of Class A common stock subject to possible redemption	$18,602,520	$—
Forfeiture of Class B common stock	$24	$—

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Starboard Value Acquisition Corp. (the “Company”) was incorporated in Delaware on November 14, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 14, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering became effective on September 9, 2020. On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 units (the “Units” and, with respect to the Class A common stock, par value $0.0001 per share, included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions (Note 6). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale (the “Private Placement”) of an aggregate of 6,133,333 warrants (the “Private Placement Warrants”) to the Sponsor, at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, generating gross proceeds to the Company of approximately $0.9 million.

Upon the closing of the Initial Public Offering, the Private Placement and the sale of the Over-Allotment Units and 589,794 additional Private Placement Warrants, $404.2 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, the Private Placement, the Over-Allotment Units and the additional Private Placement Warrants were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that the Company will be able to complete an Initial Business Combination successfully. The Company must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriting discount and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an Initial Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Sponsor and the Company’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete an Initial Business Combination within the time frame described below, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 14, 2022 (the “Combination Period”), the Company will (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Sponsor and the Company’s officers and directors should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an Initial Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $2.6 million in its operating bank account, and working capital of approximately $2.5 million.

The Company’s liquidity needs to date have been satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares, the loan under the Note (as defined below in Note 5) of approximately $141,000 (see Note 5) from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 14, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, provide the Company Working

Capital Loans (as defined below in Note 5). As of December 31, 2020, there were no Working Capital Loans outstanding.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 —Restatement of Previously Issued Financial Statements

In May 2021, the audit committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its warrants to purchase common stock that the Company issued in September 2020 (the “Warrants”) and its forward purchase agreement (as defined below), the Company’s previously issued financial statements for the Affected Periods (as defined below) should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance in September 2020, the Company’s warrants and forward purchase agreement were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants and forward purchase agreement should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants and forward purchase agreement were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants and forward purchase agreement, based on the Company’s application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for the Warrants issued in September 2020 and the forward purchase agreement, in light of the SEC Staff’s published views.    Based on this reassessment, management determined that the Warrants and forward purchase agreement should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s Statement of Operations for each reporting period.

Impact of the Restatement

The impact of the restatement on the balance sheets and statements of operations for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$407,184,310	$—	$407,184,310

Liabilities and stockholders’ equity
Total current liabilities	$283,064	$—	$283,064
Deferred legal fees	250,000		250,000
Deferred underwriting commissions	18,190,554	—	18,190,554
Derivative liabilities	—	47,320,290	47,320,290

Total liabilities	18,723,618	47,320,290	66,043,908
Class A common stock, $0.0001 par value; shares subject to possible redemption	383,460,690	(47,320,290)	336,140,400
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Class A common stock—$0.0001 par value	208	473	681
Class B common stock—$0.0001 par value	1,011	—	1,011
Additional paid-in-capital	5,205,681	26,883,177	32,088,858
Accumulated deficit	(206,898)	(26,883,650)	(27,090,548)

Total stockholders’ equity	5,000,002	—	5,000,002

Total liabilities and stockholders’ equity	$407,184,310	$—	$407,184,310

	For The Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(374,360)	$—	$(374,360)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(26,329,220)	(26,329,220)
Financing costs	—	(554,430)	(554,430)
Net gain on investments held in Trust Account	168,786	—	168,786

Total other (expense) income	168,786	(26,883,650)	(26,714,864)

Net loss	$(205,574)	$(26,883,650)	$(27,089,224)

Basic and Diluted weighted-average Class A common stock outstanding	40,058,214	—	40,058,214
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B common stock outstanding	9,302,148	—	9,302,148
Basic and Diluted net loss per Class B share	$(0.02)	—	$(2.64)

In addition, the impact to the balance sheet dated September 14, 2020, filed by the Company with the SEC on Form 8-K on September 18, 2020 related to the impact of accounting for the warrants and the forward purchase agreement as liabilities at fair value resulted in a $21 million increase to the derivative liabilities line item at September 14, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There is no change to total stockholders’ equity at the reported balance sheet date.

Note 3—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the year ended December 31, 2020 and as of September 30, 2020 and for the three and nine months ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in the Trust Account is determined using quoted prices in active markets, other than for investments in open-ended money market funds with published daily NAV, in which case the Company uses NAV as a practical expedient to fair value.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a modified Black-Scholes option pricing model and subsequently, the fair value of the Public Warrants and Private Placement Warrants have been estimated using a modified Black-Scholes option pricing model at each measurement date, other than for the Detachable Redeemable Warrants (as defined below), which have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the issuance of Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering in September 2020.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 33,614,040 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 6,737,242 Detachable Redeemable Warrants issued in connection with the Initial Public Offering and the 6,723,127 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. The Company will also be distributing warrants (which will be in the form of Distributable Redeemable Warrants and, to the extent any public stockholders redeem Class A common stock in connection with the initial business combination, Distributable Redeemable Warrants and Private Placement Warrants) to purchase 6,737,242 shares of the Company’s Class A common stock in connection with the closing of the initial business combination. All of the outstanding warrants and distributable warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement, and the Distributable Redeemable Warrants, were initially measured at fair value using a modified Black-Scholes option pricing model.

The Company entered into a forward purchase agreement with forward purchasers (as defined below) pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the exercise of redemption rights by holders of our public shares in connection with the Initial Business Combination (the “Redemption Obligation”), subject to a maximum funding commitment by the forward purchasers of $100,000,000. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815-40. Accordingly, the Company recognizes the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 20,197,611 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $169,000, net of applicable franchise taxes of approximately $169,000 for the year ended December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the year ended December 31, 2020 is calculated by dividing net loss of approximately $27.1 million, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 4—Initial Public Offering

On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 Units at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units, generating gross proceeds of approximately $44.2 million, and incurring additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-sixth of one redeemable warrant (or 6,737,242 redeemable warrants in the aggregate, assuming no exercise of the underwriters’ over-allotment option) (each, a “Detachable Redeemable Warrant”) and a contingent right to receive at least one-sixth of one redeemable warrant following the Initial Business Combination Redemption Time (as defined below) under certain circumstances and subject to adjustments (the “Distributable Redeemable Warrants”). Each Public Warrant (as defined below) entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The Company’s Certificate of Incorporation provides that, at the distribution time (as defined below), the Company will effect a distribution of a number of warrants equal to the number of Units issued in the Initial Public Offering multiplied by one-sixth (the “Aggregate Warrant Amount”) as follows: (i) to the extent that no Public Stockholders redeem their Public Shares in connection with the Initial Business Combination, each Public Stockholder will receive one-sixth of one Distributable Redeemable Warrant per Public Share and (ii) to the extent that any Public Stockholders redeem any of their Public Shares in connection with the Initial Business Combination, then (A) one-sixth of one Distributable Redeemable Warrant will be distributed per each Public Share that was not redeemed (the “Remaining Public Shares”) and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the Remaining Public Shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as Distributable Redeemable Warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants. Public Stockholders who exercise their redemption rights are not entitled to receive any distribution of Distributable Redeemable Warrants in respect of such redeemed Public Shares. The right of any Public Stockholder to receive any additional Distributable Redeemable Warrants with respect to each Public Share they hold is contingent upon such share not being redeemed in connection with the Initial Business Combination. The number of Distributable Redeemable Warrants to be distributed in respect of each share of unredeemed Class A common stock is contingent upon the aggregate number of Public Shares that are redeemed in connection with the Initial Business Combination. The right to receive Distributable Redeemable Warrants will remain attached to the Class A common stock and will not be separately transferable, assignable or salable. The Distributable Redeemable Warrants will be distributed at the “distribution time,” which will be immediately after the Initial Business Combination Redemption Time and immediately before the closing of the Initial Business Combination. The Distributable Redeemable Warrants, together with the Detachable Redeemable Warrants, are collectively referred to herein as the “Public Warrants”. The “Initial Business Combination Redemption Time” means the time at which the Company redeems the shares of Class A common stock that the holders thereof have elected to redeem in connection with the Initial Business Combination, which will occur prior to the consummation of the Initial Business Combination.

Note 5—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000. In June 2020, the Sponsor transferred (i) 431,250 Founder Shares to Martin D. McNulty, Jr., the Company’s Chief Executive Officer and a member of the board of directors and (ii) 25,000 Founder Shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, the Sponsor transferred 25,000 Founder Shares to Robert L. Greene. On September 9, 2020, the Company effected a 1.2:1 share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization.

The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until (A) one year after the date of the consummation of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,133,333 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of approximately $0.9 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of October 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $141,000 under the Note and fully repaid the Note on September 14, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, commencing on the date that the securities of the Company are first listed on The Nasdaq Stock Market LLC and continuing until the earlier of the Company’s consummation of an Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The Company incurred approximately $36,000 for expenses in connection with the Administrative Services Agreement from the listing date through December 31, 2020, which is reflected in the accompanying statements of operations. As of December 31, 2020, there was $10,000 payable.

The Sponsor, the Company’s executive officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 6—Commitments and Contingencies

Forward Purchase Agreement

On September 9, 2020, certain clients of Starboard Value LP, a Delaware limited partnership, which are also the majority-owners of the Sponsor, entered into a forward purchase agreement (the “forward purchase agreement”) with the Company, pursuant to which such clients (the “forward purchasers”) will purchase shares of the Company’s Class A common stock (“forward purchase shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to a maximum funding commitment by the forward purchasers of $100,000,000. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the Initial Business Combination. The forward purchase shares are identical to the shares of Class A common stock included in the Units, except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive Distributable Redeemable Warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants.

Optional Share Purchase Agreement

In addition, on September 9, 2020, the Company entered into an agreement with the forward purchasers, pursuant to which the forward purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Initial Business Combination, purchase additional common equity of the surviving entity in the Initial Business Combination at a price of  $10.00 per share (or other relevant equity interest) (the “optional shares”) for aggregate consideration not to exceed the difference between (i) $150.0 million and (ii) the lesser of  (a) the Redemption Obligation or (b) $100.0 million (the “optional share purchase agreement”).

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company has agreed to use its commercially reasonable efforts to (i) within 30 days after the closing of the Initial Business Combination, file a registration statement with the SEC for a secondary offering of the forward purchase shares and any private placement warrants (including the shares of common stock issuable upon exercise thereof) issued to the forward purchasers, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days after such closing and (iii) maintain the effectiveness of such registration statement, until the earlier of  (A) the date on which the forward purchasers cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the costs of registering the forward purchase shares and private placement warrants. The optional share purchase agreement provides that the forward purchasers are entitled to certain registration rights with respect to their optional shares.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, and were paid approximately $8.1 million in the aggregate, upon the closing of the Initial Public Offering and the sale of Over-Allotment Units. The underwriters agreed and paid approximately $2.0 million to the Company to reimburse certain of the Company’s expenses in connection with the Initial Public Offering and the sale of Over-Allotment Units.

An additional fee of $0.45 per Unit, or $18.2 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company obtained legal advisory service with a legal counsel firm in connection with the Initial Public Offering and agreed to pay the legal counsel firm an amount of $250,000 solely in the event that the Company completes an Initial Business Combination.

Note 7—Warrant Liabilities

As of December 31, 2020, the Company has 6,737,242 and 6,723,127 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including both Public Warrants and Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of

Class A common stock determined by reference to an agreed table described in the warrant agreement, based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrantholders;

•

if, and only if, the Private Placement Warrants and the private placement warrants to be issued pursuant to the forward purchase agreement are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if  (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account (A) the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) or (B) any private placement warrants issued pursuant to the forward purchase agreement (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Stockholders’ Equity

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A common stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 40,423,453 shares of Class A common stock outstanding, including 33,614,040 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying condensed balance sheet. As of December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B common stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In November 2019, the Company issued 8,625,000 shares of Class B common stock. On September 9, 2020, the Company effected a share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer. As of December 31, 2020 and December 31, 2019, there were 10,105,863 and 10,350,000 shares of Class B common stock outstanding, respectively.

Prior to the Initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by the holders of at least 90% of the Company’s common stock entitled to vote thereon. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the Initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination (other than the forward purchase shares and the private placement warrants delivered pursuant to the forward purchase agreement), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the Initial Business Combination), excluding the forward purchase shares and private placement warrants delivered pursuant to the forward purchase agreement, any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Note 9—Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account:
U.S. Treasury Securities (1)		$404,400,376	$—	$—
Liabilities:
Derivative warrant liabilities		$13,272,368	$—	$27,244,372
Forward purchase agreement	$		$—	$6,803,550

(1)	Excludes $2,940 of cash held in the Trust Account as of December 31, 2020.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Detachable Redeemable Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Detachable Redeemable Warrants were separately listed and traded.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a modified Black-Scholes option pricing model and subsequently, the fair value of the Public Warrants and Private Placement Warrants have been estimated using a modified Black-Scholes option pricing model each measurement date, other than for the Detachable Redeemable Warrants which have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $26.3 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Public Warrants and Private Placement Warrants, excluding the Detachable Redeemable Warrants after being separately listed and traded, is determined using Level 3 inputs. Inherent in a Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following tables provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2020
Warrants:
Option term (in years)	5.6
Volatility	27.00%
Risk-free interest rate	0.45%
Expected dividends	—
Stock price	$10.06

Forward purchase agreement:
Expected term	0.6
Risk-free interest rate	0.09%
Stock price	$10.06

Note 10—Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019.

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets:
Start-up/Organization costs	$6,596
Net operating loss carryforwards	36,574

Total deferred tax assets	43,170
Valuation allowance	(43,170)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in fair value of derivative liabilities	(20.4)%
Financing costs for derivative liabilities	(0.4)%
Change in Valuation Allowance	(0.2)%

Income Taxes Benefit	0.0%

Note 11—Quarterly Financial Information (Unaudited)

The following tables contain unaudited consolidated quarterly financial information for the three and nine months ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact on net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$407,194,144	$—	$407,194,144

Liabilities and stockholders’ equity
Total current liabilities	$263,065	$—	$263,065
Deferred legal fees	250,000	$—	250,000
Deferred underwriting commissions	18,190,554	—	18,190,554
Derivative liabilities	—	26,272,850	26,272,850

Total liabilities	18,703,619	26,272,850	44,976,469
Class A common stock, $0.0001 par value; shares subject to possible redemption	383,490,520	(26,272,850)	357,217,670
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Class A common stock—$0.0001 par value	207	263	470
Class B common stock—$0.0001 par value	1,011	—	1,011
Additional paid-in-capital	5,175,852	5,835,947	11,011,799
Accumulated deficit	(177,065)	(5,836,210)	(6,013,275)

Total stockholders’ equity	5,000,005	—	5,000,005

Total liabilities and stockholders’ equity	$407,194,144	$—	$407,194,144

	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(200,738)	$—	$(200,738)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(5,281,780)	(5,281,780)
Financing costs	—	(554,430)	(554,430)
Net gain on investments held in Trust Account	27,226	—	27,226

Total other (expense) income	27,226	(5,836,210)	(5,808,984)

Net loss	$(173,512)	$(5,836,210)	$(6,009,722)

Basic and Diluted weighted-average Class A common stock outstanding	38,081,625		38,081,625
Basic and Diluted net loss per Class A share	$—		$—
Basic and Diluted weighted-average Class B common stock outstanding	10,105,863		10,105,863
Basic and Diluted net loss per Class B share	$(0.02)		$(0.59)

	Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(202,967)	$—	$(202,967)
Other (expense) income:
Change in fair value of warrant liabilities	—	(5,281,780)	(5,281,780)
Financing costs	—	(554,430)	(554,430)
Net gain on investments held in Trust Account	27,226	—	27,226

Total other (expense) income	27,226	(5,836,210)	(5,808,984)

Net loss	$(175,741)	$(5,836,210)	$(6,011,951)

Basic and Diluted weighted-average Class A common stock outstanding	38,081,625	—	38,081,625
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B common stock outstanding	10,105,863	—	10,105,863
Basic and Diluted net loss per Class B share	$(0.02)	—	$(0.35)

Note 12—Subsequent Events

On February 21, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (“Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of the Company and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Cyxtera Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of the Company and NewCo ceasing to exist. As a result of the Cyxtera Business Combination,

Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of the Company, with the Cyxtera Stockholder becoming a stockholder of the Company. Upon closing of the Cyxtera Business Combination, the Company will be renamed “Cyxtera Technologies, Inc.” As a consequence of the Cyxtera Business Combination, each issued and outstanding Founder Share will automatically convert into a share of Class A common stock on a one-for-one basis. The Cyxtera Business Combination is expected to close mid-2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.

In connection with the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with the Company and Cyxtera (the “Stockholder Support Agreement”), pursuant to which, among other things, the Cyxtera Stockholder agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the pre-closing restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the pre-closing restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement. Further, the Sponsor and the other holders of the Founder Shares (together with the Sponsor, the “Insiders”) entered into a Sponsor Support Agreement with the Company and Cyxtera (the “Sponsor Support Agreement”), pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders related thereto and (ii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Cyxtera Business Combination. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, Private Placement Warrants (or shares of Class A common stock issued or issuable upon the exercise of Private Placement Warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of the Company’s Certificate of Incorporation or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Cyxtera Business Combination.

In addition, Cyxtera and the forward purchasers entered into a letter agreement related to the optional share purchase agreement, pursuant to which letter agreement the forward purchasers agreed not to purchase optional shares in an aggregate amount exceeding $75,000,000 for all forward purchasers.

In connection with the Merger Agreement, the Company also entered into separate subscription agreements, dated February 21, 2021, with certain investors, pursuant to which the Company has agreed to issue and sell, in private placements to close immediately prior to the closing of the Cyxtera Business Combination, an aggregate of 25,000,000 shares of Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000, of which certain clients of Starboard Value LP have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that, other than as described above, there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the

Three and Six Months Ended June 30, 2021 and 2020

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share information)

	June 30, 2021	December 31, 2020
Assets:
Current assets:
Cash	$59.5	$120.7
Accounts receivable, net of allowance of $0.8 and $1.4, respectively	16.3	33.5
Prepaid and other current assets	38.6	41.9
Due from affiliates (Note 16)	—	117.1

Total current assets	114.4	313.2
Property and equipment, net	1,524.3	1,580.7
Goodwill	764.0	762.2
Intangible assets, net	553.1	586.3
Other assets	24.4	23.7

Total assets	$2,980.2	$3,266.1

Liabilities and shareholder’s equity:
Current liabilities:
Accounts payable	$46.8	$48.9
Accrued expenses	72.7	88.4
Due to affiliates (Note 16)	—	22.7
Current portion of long-term debt, capital leases and other financing obligations	53.3	65.0
Deferred revenue	59.9	60.2
Other current liabilities	7.6	6.8

Total current liabilities	240.3	292.0
Long-term debt, net of current portion	1,289.6	1,311.5
Capital leases and other financing obligations, net of current portion	919.4	933.1
Deferred income taxes	52.0	77.8
Other liabilities	159.3	93.9

Total liabilities	2,660.6	2,708.3

Commitments and contingencies (Note 14)

Shareholder’s equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.88 of a share and 0.96 of a share issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,410.3	1,504.6
Accumulated other comprehensive income	18.4	16.7
Accumulated deficit	(1,109.1)	(963.5)

Total shareholder’s equity	319.6	557.8

Total liabilities and shareholder’s equity	$2,980.2	$3,266.1

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$175.4	$173.2	$348.3	$345.7

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	95.5	94.1	193.9	190.0
Selling, general and administrative expenses	22.9	25.8	50.5	56.9
Depreciation and amortization	60.5	57.9	121.1	114.9
Restructuring, impairment, site closures and related costs (Note 4)	58.9	—	67.0	—
Impairment of notes receivable and other amounts due from affiliate (Note 16)	—	2.1	—	8.8

Total operating costs and expenses	237.8	179.9	432.5	370.6

Loss from operations	(62.4)	(6.7)	(84.2)	(24.9)
Interest expense, net	(43.1)	(42.1)	(86.3)	(85.4)
Other expenses, net	(0.4)	(0.4)	(0.9)	(0.7)

Loss from operations before income taxes	(105.9)	(49.2)	(171.4)	(111.0)
Income tax benefit (expense)	12.9	(6.3)	25.8	8.1

Net loss	$(93.0)	$(55.5)	$(145.6)	$(102.9)

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(93.0)	$(55.5)	$(145.6)	$(102.9)

Other comprehensive income (loss):
Foreign currency translation adjustment	1.5	2.6	1.7	(14.8)

Other comprehensive income (loss)	1.5	2.6	1.7	(14.8)

Comprehensive loss	$(91.5)	$(52.9)	$(143.9)	$(117.7)

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Changes in Shareholder’s Equity

(in millions, except share information)

	Common shares		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholder’s equity
	Share	Amount
Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8
Equity-based compensation	—	—	1.9	—	—	1.9
Capital redemption	(0.08)	—	(97.9)	—	—	(97.9)
Net loss	—	—	—	—	(52.6)	(52.6)
Other comprehensive income	—	—	—	0.2	—	0.2

Balance as of March 31, 2021	0.88	$0.01	$1,408.6	$16.9	$(1,016.1)	$409.4
Equity-based compensation	—	—	1.7	—	—	1.7
Net loss	—	—	—	—	(93.0)	(93.0)
Other comprehensive income	—	—	—	1.5	—	1.5

Balance as of June 30, 2021	0.88	$0.01	$1,410.3	$18.4	$(1,109.1)	$319.6

Balance as of December 31, 2019	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2
Equity-based compensation	—	—	2.2	—	—	2.2
Net loss	—	—	—	—	(47.4)	(47.4)
Other comprehensive income	—	—	—	(17.4)	—	(17.4)

Balance as of March 31, 2020	0.96	$0.01	$1,497.1	$(9.4)	$(888.1)	$599.6
Equity-based compensation	—	—	2.0	—	—	2.0
Net loss	—	—	—	—	(55.5)	(55.5)
Other comprehensive income	—	—	—	2.6	—	2.6

Balance as of June 30, 2020	0.96	$0.01	$1,499.1	$(6.8)	$(943.6)	$548.7

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended June 30,
	2021	2020
Net loss	$(145.6)	$(102.9)
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	121.1	114.9
Restructuring, impairment, site closures and related costs	2.0	—
Amortization of favorable/unfavorable leasehold interests, net	2.2	1.6
Amortization of debt issuance costs and fees, net	2.7	2.9
Impairment of notes receivable and other amounts due from affiliate (Note 16)	—	8.8
Equity-based compensation	3.6	3.9
Bad debt expense (recoveries), net	(0.8)	(1.6)
Deferred income taxes	(25.8)	(9.1)
Non-cash interest expense, net	4.9	6.9
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	18.1	14.0
Prepaid and other current assets	2.9	6.6
Other assets	(1.0)	3.9
Accounts payable	(0.8)	(10.4)
Accrued expenses	(15.4)	4.2
Due to affiliates	(22.7)	—
Other liabilities	60.9	3.0

Net cash provided by operating activities	6.3	46.7

Cash flows from investing activities:
Purchases of property and equipment	(28.1)	(46.6)
Amounts received from (advanced to) affiliate (Note 16)	117.1	(5.7)

Net cash provided by (used in) investing activities	89.0	(52.3)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	—	91.7
Proceeds from sale-leaseback transaction	2.4	—
Repayment of long-term debt	(24.2)	(4.6)
Repayment of capital leases and other financing obligations	(36.2)	(12.6)
Capital redemption	(97.9)	0.4

Net cash (used in) provided by financing activities	(155.9)	74.9

Effect of foreign currency exchange rates on cash	(0.6)	(5.9)

Net (decrease) increase in cash	(61.2)	63.4
Cash at beginning of period	120.7	13.0

Cash at end of period	$59.5	$76.4

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$4.5	$0.5

Cash paid for interest	$33.6	$31.6

Non-cash purchases of property and equipment	$8.3	$43.4

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Merger agreement

On July 29, 2021 (the “Closing Date”), Cyxtera Technologies, Inc. (“Legacy Cyxtera” or the “Company”) consummated the transactions contemplated by the Agreement and Plan of Merger, dated February 21, 2021 (the “Merger Agreement”) by and between Starboard Value Acquisition Corp. (“SVAC”), Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (“Merger Sub 2” and, together with Mundo Merger Sub 1, the “Merger Subs”), Legacy Cyxtera, and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (the “Merger Agreement”). Pursuant to the Merger Agreement, Legacy Cyxtera was contributed to Newco and then converted into a limited liability company and, thereafter, Merger Sub 1 was merged with and into NewCo, with NewCo surviving such merger as a wholly-owned subsidiary of SVAC and immediately following such merger and as part of the same overall transaction NewCo was merged with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of SVAC (the “Business Combination”). Legacy Cyxtera is the accounting acquirer in the Business Combination. Upon closing, SVAC was renamed Cyxtera Technologies, Inc. and began to trade on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “CYXT” and its warrants under the symbol “CYXTW.” The transactions set forth in the Merger Agreement constitute a “Business Combination” as contemplated by Cyxtera’s Amended & Restated Certificate of Incorporation. Unless the context otherwise requires, references herein to Cyxtera refer to Legacy Cyxtera for all periods prior to July 29, 2021.

As of June 30, 2021, Cyxtera has deferred specific incremental transaction costs within other assets of $7.3 million, of which $2.9 million is included in accrued expenses and $1.3 million is included in accounts payable in the condensed consolidated balance sheet. Such costs will be offset against the proceeds raised upon close of the Business Combination.

Note 2. Basis of presentation and significant accounting policies

a) Basis of presentation and use of estimates

The accompanying unaudited condensed consolidated financial statements have been prepared by Cyxtera and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The condensed consolidated balance sheet data as of December 31, 2020 has been derived from audited consolidated financial statements as of that date. The condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For further information, refer to the Company’s consolidated financial statements as of and for the year ended December 31, 2020. Results for the interim periods are not necessarily indicative of results for the entire fiscal year.

b) Risks and uncertainties due to COVID-19 pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economy even as COVID-19 vaccines have been and continue to be administered in 2021. With new variants of the virus, much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on the Company’s operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on the Company’s financial statements during the year ended December 31, 2020 and the three and six months ended June 30, 2021 and 2020, Management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, its employees, customers, and the communities in which Cyxtera operates.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Basis of presentation and significant accounting policies (continued)

c) Restructuring charges

If the Company commits to a plan to dispose of a long-lived asset before the end of its previously estimated useful life or changes its use of assets, estimated cash flows are revised accordingly, the Company may be required to record an asset impairment charge. Additionally, related liabilities may arise such as severance, contractual obligations and other accruals associated with site closures from decisions to dispose of assets. The Company estimates these liabilities based on the facts and circumstances in existence for each restructuring decision. The amounts the Company will ultimately realize or disburse could differ from the amounts assumed in arriving at the asset impairment and restructuring charges recorded.

d) Recent accounting pronouncements

The Company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, such that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of the extended transition periods and, as a result, the Company will not be required to adopt new or revised accounting standards on the adoption dates required for other public companies so long as the Company remains an emerging growth company.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which amends Accounting Standards Codification (“ASC”) 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a CCA that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a CCA that is considered a service contract. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The ASU is effective for annual periods commencing in 2021 and will be adopted in the Company’s December 31, 2021 consolidated financial statements. Adoption for interim periods is required in 2022. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)–Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which refreshes fair value disclosure requirements. The ASU eliminates disclosures that relied too heavily on subjective information that may have been misinterpreted and strengthens remaining disclosures to provide investors with increased transparency for the estimates and assumptions used in valuation. The FASB developed early adoption guidance that companies should consider for financial statements that have not been issued or made available for issuance. An entity can early adopt the portion of the ASU permitting the removal or modification of existing disclosures, and delay adoption of any new disclosures required under the ASU until their effective date in 2020. The Company adopted this standard on January 1, 2020. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Note 3. Earnings (loss) per common share

The Company does not have any instruments that would be dilutive to common shareholders.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 4. Restructuring, impairment, site closures and related costs

Addison site

In January 2021, the Company notified the landlord of the Addison office space in Texas of its intent to sublease the property for the remaining lease term of 10 years. The Company ceased use and leased the space during the three months ended March 31, 2021. In connection with this decision, the Company incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

Moses Lake site

In February 2021, the Company notified the landlord of the Moses Lake data center facility in the State of Washington of its intent to cease the use of the space. Accordingly, the Company accelerated depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and $1.8 million during the three and six months ended June 30, 2021, respectively, and additional favorable leasehold interest amortization of $0.3 million and $0.6 million, recorded in cost of sales, during the three and six months ended June 30, 2021, respectively. The Company ceased use of the property in June 2021 at which time it met the conditions for recording a charge related to the remaining lease obligation of $ 58.5 million. There is no sublease in place on this property at the time of cease use. Furthermore, management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

As of June 30, 2021, the restructuring liability reserve is entirely related to lease termination costs and is included in other liabilities in the condensed consolidated balance sheet. The activity in the restructuring liability reserve for the six months ended June 30, 2021 was as follows (in millions):

Six Months Ended June 30, 2021
Beginning balance	$—
Lease termination costs	64.4
Reclassification of deferred rent credits	3.4
Accretion	0.6
Payments	(2.8)

Ending balance	$65.6

Note 5. Revenue

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues. Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. These fees are generally billed monthly and recognized ratably over the term of the contract. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 to the

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

Company’s consolidated financial statements as of and for the year ended December 31, 2020 in accordance with ASC Topic 606. The following table summarizes the Company’s recurring and non-recurring revenues (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Recurring revenue	$167.3	$165.1	$332.0	$330.0
Non-recurring revenues	8.1	8.1	16.3	15.7

Total	$175.4	$173.2	$348.3	$345.7

Contract balances

The following table summarizes the opening and closing balances of the Company’s receivables; contract asset, current; contract asset, non-current; deferred revenue, current; and deferred revenue, non-current (in millions):

	Receivables	Contract asset, current	Contract asset, non- current	Deferred revenue, current	Deferred revenue, non-current
Closing balances as of December 31, 2019	$65.2	$32.5	$23.8	$14.6	$9.6
Net increase (decrease) during the three months ended March 31, 2020	16.7	(1.7)	(3.3)	(0.8)	—

Closing balances as of March 31, 2020	81.9	30.8	20.5	13.8	9.6
Net increase (decrease) during the three months ended June 30, 2020	(29.1)	(2.1)	(2.8)	(1.1)	0.2

Closing balances as of June 30, 2020	$52.8	$28.7	$17.7	$12.7	$9.8

Closing balances as of December 31, 2020	$33.5	$23.8	$16.8	$15.6	$18.1
Net (decrease) increase during the three months ended March 31, 2021	(20.9)	(1.8)	(2.7)	(0.5)	(2.0)

Closing balances as of March 31, 2021	12.6	22.0	14.1	15.1	16.1
Net (decrease) increase during the three months ended June 30, 2021	3.7	(2.4)	(1.5)	(0.4)	(0.8)

Closing balances as of June 30, 2021	$16.3	$19.6	$12.6	$14.7	$15.3

The difference between the opening and closing balances of the Company’s contract assets and deferred revenues primarily results from the timing difference between the Company’s performance obligation and the customer’s payment. The amounts of revenue recognized during the six months ended June 30, 2021 and 2020 from the opening deferred revenue balance was $8.4 million and $7.9 million, respectively. During the six months ended June 30, 2021 and 2020, no impairment loss related to contract balances was recognized in the condensed consolidated statements of operations.

In addition to the contract liability amounts shown above, deferred revenue on the condensed consolidated balance sheets includes $45.2 million and $44.6 million of advanced billings as of June 30, 2021 and December 31, 2020, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

Contract costs

The ending balance of net capitalized contract costs as of June 30, 2021 and December 31, 2020 was $32.2 million and $40.6 million, respectively, $19.6 million and $23.8 million of which were included in prepaid and other current assets in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively, and $12.6 million and $16.8 million of which were included in other assets in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively. During the six months ended June 30, 2021 and 2020, $14.5 million and $18.1 million, respectively, of contract costs were amortized, $8.7 million and $12.9 million of which were included in cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020, respectively, and $5.8 million and $5.2 million of which were included in selling, general and administrative expenses in the condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020.

Remaining performance obligations

Under colocation contracts, Cyxtera’s performance obligations are to provide customers with space and power through fixed duration agreements, which are typically over three years. Under these arrangements, the Company bills customers on a monthly basis. Under interconnection agreements, Cyxtera’s performance obligations are to provide customers the ability to establish connections to their network service providers and business partners. Interconnection services are typically offered on month-to-month contract terms and generate recurring revenue.

Cyxtera’s remaining performance obligations under its colocation agreements represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized in future periods. The remaining performance obligations do not include estimates of variable consideration related to unsatisfied performance obligations, such as the usage of metered power, or any contracts that could be terminated without significant penalties such as the majority of interconnection revenues. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of June 30, 2021 was $877.2 million, of which 55%, 26%, and 19% is expected to be recognized over the next year, the next one to two years, and thereafter, respectively. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of December 31, 2020 was $869.3 million, of which 49%, 27%, and 24% is expected to be recognized over the next year, the next one to two years, and thereafter, respectively.

While initial contract terms vary in length, substantially all contracts automatically renew in one-year increments. Included in the remaining performance obligations is either 1) remaining performance obligations under the initial contract terms or 2) remaining performance obligations related to contracts in the renewal period once the initial terms have lapsed.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 6. Balance Sheet components

Allowance for doubtful accounts

The activity in the allowance for doubtful accounts for the six months ended June 30, 2021 and the year ended December 31, 2020 was as follows (in millions):

	June 30, 2021	December 31, 2020
Beginning balance	$1.4	$13.5
Write offs	—	(6.5)
Reversal of allowance for doubtful accounts	(0.8)	(5.5)
Foreign currency translation	0.2	(0.1)

Ending balance	$0.8	$1.4

Factored Receivables

On February 9, 2021, Cyxtera entered into a Master Receivables Purchase Agreement with Nomura Corporate Funding America, LLC (the “Factor”) to factor up to $37.5 million in open trade receivables at any point during the term of the commitment, which extends for a period of twelve months. Pursuant to the terms of the arrangement, the Company, from time to time shall sell to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The agreement allows for up to 85% of the face amount of an invoice to be factored. The unused balance fee is 2% under the arrangement. During the six months ended June 30, 2021, the Company factored $77 million of receivables and collected $76.3 million, net of fees of $0.7 million. Cash collected under this arrangement is reflected within the change in accounts receivable in the condensed consolidated statement of cash flows.

Prepaid and other current assets

Prepaid and other current assets consist of the following as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021	December 31, 2020
Contract asset, current	$19.6	$23.8
Prepaid expenses	17.9	14.6
Value added tax (“VAT”) receivable	—	0.9
Other current assets	1.1	2.6

Total prepaid and other current assets	$38.6	$41.9

Note 7. Goodwill and intangible assets

Goodwill was $764 million and $762.2 million as of June 30, 2021 and December 31, 2020, respectively. The change in goodwill during the six months ended June 30, 2021 was due to foreign currency translation. The Company has not recorded any goodwill impairment related to the Colocation business since inception.

In addition, the Company has indefinite-lived intangible assets of $0.5 million as of June 30, 2021 and December 31, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 7. Goodwill and intangible assets (continued)

Summarized below are the carrying values for the major classes of amortizing intangible assets as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021			December 31, 2020
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$768.0	$(251.3)	$516.7	$768.0	$(221.1)	$546.9
Favorable leasehold interests	58.9	(23.0)	35.9	59.3	(20.4)	38.9
Developed technology	0.3	(0.3)	—	0.3	(0.3)	—

Total intangibles	$827.2	$(274.6)	$552.6	$827.6	$(241.8)	$585.8

The main changes in the carrying amount of each major class of amortizing intangible assets during the six months ended June 30, 2021 and 2020 was amortization and, to a lesser extent, the impact of foreign currency translation.

Amortization expense on intangible assets, excluding the impact of unfavorable leasehold interest amortization, amounted to $33.4 million and $32.9 million, respectively, for the six months ended June 30, 2021 and 2020. Amortization expense for all intangible assets, except favorable leasehold interests, was recorded within depreciation and amortization expense in the condensed consolidated statements of operations. As of June 30, 2021 and December 31, 2020, the Company had $17.3 million and $18.5 million, respectively, of unfavorable leasehold interests included within other liabilities in the accompanying condensed consolidated balance sheets. Favorable leasehold amortization of $3.3 million and $2.7 million, and unfavorable leasehold amortization of $1.1 million and $1.1 million, respectively, was recorded within cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020.

The Company estimates annual amortization expense for existing intangible assets subject to amortization is as follows (in millions):

For the years ending December 31:
Remaining 2021	$33.0
2022	65.8
2023	65.8
2024	65.8
2025	65.0
Thereafter	257.2

Total amortization expense	$552.6

Impairment tests

The Company performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded during the six months ended June 30, 2021 and 2020.

Note 8. Fair value measurements

The fair value of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximate their carrying value because of the short-term nature of these instruments.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 8. Fair value measurements (continued)

The carrying values and fair values of other financial instruments are as follows as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021		December 31, 2020
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$782.4	$761.9	$786.6	$730.6
2019 First Lien Term Facility	98.0	95.1	98.5	93.0
2017 Second Lien Term Facility	310.0	306.9	310.0	241.8
Revolving Facility	8.3	8.3	142.6	142.6
2021 Revolving Facility	114.7	114.7	—	—

The fair value of our 2017 First Lien Term Facility, 2019 First Lien Term Facility, and our Second Lien Term Facility (as defined in Note 10) as of June 30, 2021 and December 31, 2020 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility and the 2021 Revolving Facility approximate estimated fair value as of June 30, 2021 and December 31, 2020 due to the variability of interest rates. Debt issuance costs of $14.7 million and $17.1 million, respectively as of June 30, 2021 and December 31, 2020 are not included in the carrying value of these instruments as shown above.

Note 9. Leases

Capital lease obligations and sale-leaseback financings

The Company leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. Amortization of assets under capital leases is included in depreciation and amortization expense in the Company’s condensed consolidated statements of operations. Payments on capital leases and sale-leaseback financings are included in repayments of capital leases and sale-leaseback financings in the Company’s condensed consolidated statements of cash flows.

The weighted-average interest rate on the Company’s sale-leaseback financings is 8.14% as of June 30, 2021. The lease terms of the Company’s sale-leaseback financings range from 24 to 48 months. During the six months ended June 30, 2021, the Company had additions to assets and liabilities recorded as sale-lease financings of $2.4 million (nothing during the same period in 2020).

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Leases (continued)

The future minimum lease payments under capital lease arrangements and sale-leaseback financings as of June 30, 2021 are as follows (in millions):

For the years ending December 31:
Remaining 2021	73.5
2022	133.2
2023	124.6
2024	114.7
2025	116.7
Thereafter	2,286.0

Total minimum lease payments	2,848.7
Less: amount representing interest	(1,885.1)

Present value of net minimum lease payments	963.6
Less: current portion	(44.2)

Capital leases, net of current portion	$919.4

Interest expense recorded in connection with capital leases and sale-leaseback financings totaled $51 million and $48.4 million, respectively for the six months ended June 30, 2021 and 2020 and is included within interest expense, net in the accompanying condensed consolidated statements of operations.

Operating leases

The Company leases the majority of its data centers and certain equipment under noncancelable operating lease agreements. The Company’s operating leases for data centers expire at various dates from 2021 to 2045 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods for certain leases to better match the phased build out of its data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent within other liabilities in the condensed consolidated balance sheets.

Occasionally, the Company enters into contracts with customers for data center, office and storage spaces that contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term.

The future minimum lease receipts and payments under operating leases as of June 30, 2021 are as follows (in millions):

For the years ending December 31:	Lease receipts	Lease commitments (1)
Remaining 2021	$5.2	$30.3
2022	12.1	60.0
2023	12.2	58.7
2024	12.2	56.5
2025	12.3	48.9
Thereafter	22.3	311.7

Total minimum lease receipts / payments	$76.3	$566.1

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Leases (continued)

(1)	Minimum lease payments have not been reduced by minimum sublease rentals of $49.5 million due in the future under non-cancelable subleases.

Total rent expense, including the $64.4 million restructuring charge for Moses Lake and Addison described in Note 3 and the net impact from amortization of favorable and unfavorable leasehold interests, was approximately $122.2 million and $58 million, respectively, for the six months ended June 30, 2021 and 2020. The $64.4 million exit costs are included within restructuring, impairment, site closures and related costs in the condensed consolidated statements of operations. The remainder is included within cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations.

Note 10. Long-term debt

Long-term debt consists of the following as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021	December 31, 2020
2017 First Lien Term Facility due May 2024	$782.4	$786.6
2019 First Lien Term Facility due May 2024	98.0	98.5
2017 Second Lien Term Facility due May 2025	310.0	310.0
Revolving Facility due May 2022	8.3	142.6
Revolving Facility due Nov 2023	114.7	—
Less: unamortized debt issuance costs	(14.7)	(17.1)

	1,298.7	1,320.6
Less: current maturities of long-term debt	(9.1)	(9.1)

Long-term debt, net of current portion	$1,289.6	$1,311.5

Senior secured credit facilities

On May 1, 2017, a subsidiary of the Company (the “Borrower”) entered into credit agreements for up to $1,275.0 million of borrowings under first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an $815.0 million first lien term loan borrowing (the “2017 First Lien Term Facility”), and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”). On May 13, 2019, the Borrower borrowed an additional $100.0 million under the incremental first lien loan under the first lien credit agreement (the “2019 First Lien Term Facility”). On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, the Company repaid $19.6 million of the outstanding balance under the Revolving Facility on May 10, 2021.

The Senior Secured Credit Facilities, including the 2019 First Lien Term Facility and the 2021 Revolving Facility, are secured by substantially all assets of Borrower and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 10. Long-term debt (continued)

coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of June 30, 2021, the Company believes the Borrower was in compliance with these covenants. The Revolving Facility, the 2021 Revolving Facility, the 2017 First Lien Term Facility, the 2019 First Lien Term Facility, and the 2017 Second Lien Term Facility have a five year, 18 month, seven year, five year and eight-year term respectively, and are set to expire on May 1, 2022, November 1, 2023, May 1, 2024, May 1, 2024, and May 1, 2025, respectively.

The Borrower is required to make amortization payments on each of the 2017 First Lien Term Facility and the 2019 First Lien Term Facility at a rate of 1% of the original principal amount per annum, payable on a quarterly basis, with the remaining balance to be repaid in full at maturity. The 2017 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin of 3.00% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%, in each case, plus a margin of 2%. The 2019 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 3.00% to 4.00%. The 2017 Second Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 6.25% to 7.25%. As of June 30, 2021, the rate for the 2017 First Lien Term Facility was 4%, the rate for the 2019 First Lien Term Facility was 5%, and the rate for the 2017 Second Lien Term Facility was 8.25%.

The Revolving Facility and the 2021 Revolving Facility allow the Borrower to borrow, repay and reborrow over its stated term. The Revolving Facility and the 2021 Revolving Facility provide a sublimit for the issuance of letters of credit of up to $30.0 million at any one time. Borrowings under the Revolving Facility and the 2021 Revolving Facility bear interest at a rate based on LIBOR plus a margin that can vary from 2.5% to 3.0% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%, in each case, plus a margin that can vary from 1.5% to 2%. As of June 30, 2021, the rate for the Revolving Facility and the 2021 Revolving Facility was 3.10%. The Borrower is required to pay a letter of credit fee on the face amount of each letter of credit, which bears a 0.125% rate per annum. As of June 30, 2021, the Borrower did not have additional borrowing capacity under the Revolving Facility.

The aggregate maturities of our long-term debt, excluding the Revolving Facility and the 2021 Revolving Facility, are as follows as of June 30, 2021 (in millions):

For the years ending December 31:	Principal amount
Remaining 2021	$4.5
2022	9.1
2023	9.1
2024	857.7
2025	310.0

Total	$1,190.4

Amounts owed under the 2017 Second Lien Term Facility, the Revolving Facility and the 2021 Revolving Facility were repaid in August 2021 following the consummation of the Business Combination–see Note 17.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 10. Long-term debt (continued)

Interest expense, net

Interest expense, net for the three and six months ended June 30, 2021 and 2020 consist of the following (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest expense on debt, net of capitalized interest	$16.4	$16.3	$32.6	$34.1
Interest expense on capital leases	25.4	24.3	51.0	48.4
Amortization of deferred financing costs and fees	1.3	1.5	2.7	2.9

Total	$43.1	$42.1	$86.3	$85.4

Note 11. Shareholder’s equity

The Company’s authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020, the Company had 0.96 of a share of common stock issued and outstanding, which share was owned by SIS Holdings, LP (“SIS”), the holding company and parent of Cyxtera. On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value $0.01, held by SIS, in exchange for the payment of $97.9 million by the Company to SIS. Accordingly, as of June 30, 2021, the Company has 0.88 of a share of common stock issued and outstanding, which share was owned by SIS.

Note 12. Profit interest units of SIS Holdings LP

All awards under the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) were issued in 2017, 2018 and 2019 (none in 2020 or 2021).

Equity-based compensation costs was as follows (in millions) and is included in the following captions in the accompanying condensed consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenues, excluding depreciation and amortization	$0.1	$0.1	$0.2	$0.3
Selling, general and administrative expenses	1.7	1.8	3.4	3.6

Total	$1.8	$1.9	$3.6	$3.9

No related income tax benefit was recognized as of June 30, 2021 and December 31, 2020.

As of June 30, 2021, total equity-based compensation costs related to 206,414 unvested Class B units not yet recognized totaled $6.8 million, which is expected to be recognized over a weighted-average period of 2 years.

Note 13. Income taxes

The income tax benefit for the three and six months ended June 30, 2021 is $12.9 million and $25.8 million, respectively. The income tax benefit on the pre-tax loss for the three months and six months ended

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 13. Income taxes (continued)

June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, non-deductible equity compensation, and the remeasurement of the Company’s net deferred tax assets in the U. K. due to a recently enacted tax rate during the three months ended June 30, 2021.

The income tax expense for the three months ended June 30, 2020 was $6.3 million. During the three months ended June 30, 2020, management increased the valuation allowance by $15.3 million for U.S. and certain foreign jurisdictions deferred tax assets that management believes are not more-more-likely-than-not to be fully realized in future periods. The income tax expense on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions and non-deductible equity compensation. The income tax benefit for the six ended June 30, 2020 was $8.1 million. The income tax benefit on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, foreign withholding taxes, and non-deductible equity compensation.

The uncertain tax benefits decreased by $1.0 million related to payments made with Canada withholding tax return filings during the three months ended June 30, 2021.

Note 14. Commitments and contingencies

Letters of credit

As of June 30, 2021 and December 31, 2020, the Company had $6.9 million and $7.4 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee data center lease obligations, and another subsidiary’s performance under a line of credit. As of June 30, 2021 and December 31, 2020, no amounts had been drawn on any of these irrevocable standby letters of credit.

Success fees

As of June 30, 2021, the Company had success fee arrangements with Citibank and Morgan Stanley for $14.1 million and $4 million, respectively, which were contingent on the successful completion of the Business Combination. These fees were paid in August 2021, following consummation of the Business Combination – see Note 17, and accounted for as a reduction of additional paid-in capital against the transaction proceeds.

Purchase obligations

As of June 30, 2021 and December 31, 2020, the Company had approximately $6.5 million and $8.2 million, respectively, of purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent the Company’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of June 30, 2021 and December 31, 2020, respectively.

Litigation

From time to time the Company is involved in certain legal proceedings and claims that arise in the ordinary course of business. It is the Company’s policy to accrue for amounts related to these legal matters if it is

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 14. Commitments and contingencies (continued)

probable that a liability has been incurred and the amount is reasonably estimable. In the opinion of the management, based on consultations with counsel, the results of any of these matters individually and in the aggregate, are not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Note 15. Segment reporting

Cyxtera’s chief operating decision maker is its Chief Executive Officer. The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions – the Colocation segment.

The Company derives almost all Colocation revenue from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country.

Note 16. Certain relationships and related party transactions

Relationships

The Company is party to the following agreements and key relationships:

•	Cyxtera Management Inc. transition services agreement

The Company, Cyxtera Cybersecurity, Inc. d/b/a Appgate (“Appgate”), and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provides certain transition services to Appgate and Appgate provides certain transition services to Cyxtera. The Transition Services Agreement provided for a term that commenced on January 1, 2020 and substantially ended on December 31, 2020. Appgate is an affiliate of the Company and a direct subsidiary of SIS, and through December 31, 2019 was a direct subsidiary of the Company.

During the three and six months ended June 30, 2020, the Company charged $1.3 million and $2.7 million to Appgate for services rendered under the Transition Services Agreement (net of service fees provided to Cyxtera and its subsidiaries by Appgate). Charges for the three and six months ended June 30, 2021 were inconsequential. Income from the Transition Services Agreement is included in other expenses, net in the condensed consolidated statements of operations for the three and months ended June 30, 2021 and 2020.

•	Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of the Company and the Management Company (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of the Company and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 16. Certain relationships and related party transactions (continued)

unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During the three and six months ended June 30, 2020, the Company advanced $0.4 million and $5.7 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount. Accordingly, as of June 30, 2020, the Company had a receivable related to the Promissory Notes of $133.4 million with a full reserve of $133.4 million. The provision for loan losses is presented as impairment of notes receivable from affiliate in the condensed consolidated statements of operations for the three and six months ended June 30, 2020.

On February 8, 2021, the Company received $120.6 million from Appgate. Approximately $117.1 million and $1.1 million were designated as repayment of the full balance of the $154.3 million outstanding principal and accrued interest, respectively, on the Promissory Notes at that time. On the same date, the Company issued a payoff letter to Appgate extinguishing the remaining unpaid balance of the Promissory Notes. The remainder of the payment was designated as settlement of trade balances with Appgate and its subsidiaries and other amounts due to / from under the Transition Services Agreement described above. As a result, during the three months ended March 31, 2021, the Company wrote-off the ending balance in the allowance for loan losses on the Promissory Notes. No transactions related to the Promissory Notes were recorded during the three months ended June 30, 2021.

The activity in the allowance for loan losses on the Promissory Notes during the six months ended June 30, 2021 and the year ended December 31, 2020 was as follows (in millions):

	June 30, 2021	December 31, 2020
Beginning balance	$30.0	$127.7
Provision for loan losses	—	19.4
Reversal of allowance	—	(117.1)

Net reversal of allowance for loan losses	—	(97.7)

Write offs	(30.0)	—

Ending balance	$—	$30.0

•	Service provider management consulting fee and structuring fee

In connection with the 2017 Acquisitions, certain equity owners of SIS (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with SIS and all its subsidiaries and controlled affiliates as of such date (collectively the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide certain management, consulting and advisory services to the business and affairs of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments (the “Service Provider Fee”).

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 16. Certain relationships and related party transactions (continued)

Fees owed under the Services Agreement related to a structuring fee, Service Provider Fee and other related expenses totaled $22.7 million as of December 31, 2020 and were included within due to affiliates in the condensed consolidated balance sheets. Such fees were primarily incurred prior to 2020. All outstanding fees under the Services Agreement as of December 31, 2020 were repaid in February 2021.

•	Sponsor’s investment in the First Lien Term Facility and the Second Lien Term Facility

At June 30, 2021, some of the controlled affiliates of BC Partners, the largest equity owner of SIS, hold investments in the Company’s Second Lien Term Facility. The total investment represents less than 5% of the Company’s total outstanding debt. At December 31, 2020, some of the controlled affiliates of BC Partners also held an investment in the Company’s First Lien Term Facility. As described in Note 17, the Second Lien Term Facility was repaid in connection with the consummation of the Merger.

•	Relationships with certain members of the Company’s board of directors

The Company owed $0.6 million and $0.5 million in board fees, which is included within accrued expenses in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.

The chairman of the Board of Directors is one of the founders and the chairman of Emerge Americas, LLC, which operates the premier technology conference in Miami, Florida. As of June 30, 2021, the Company did not owe any significant amounts to Emerge Americas, LLC.

Since 2019, one of the directors of the Company is also a member of the board of directors of Pico Quantitative Trading, LLC (“Pico”). Pico offers a comprehensive range of network products to meet the full spectrum of electronic trading requirements. During the three months ended June 30, 2021 and 2020, the Company billed Pico $0.1 million and $0.2 million, respectively. During the six months ended June 30, 2021 and 2020, the Company billed Pico $0.2 million and $0.4 million, respectively. During the three months ended June 30, 2021 and 2020, the Company collected from Pico $0.1 million and $0.2 million, respectively. During the six months ended June 30, 2021 and 2020, the Company collected from Pico $0.2 million and $0.4 million, respectively.

Two directors of the Company are also members of the board of directors of Presidio Holdings (“Presidio”), a provider of digital transformation solutions built on agile secure infrastructure deployed in a multi-cloud world with business analytics. During the three months ended June 30, 2021 and 2020, the Company paid $0.1 million and $0.1 million to Presidio for services (no amounts paid in 2021). During the six months ended June 30, 2021 and 2020, the Company paid $0.1 million and $0.1 million to Presidio for services. As of June 20, 2021 and December 31, 2020, the Company did not owe any amounts to Presidio. Presidio is also a customer and referral partner of the Company. During the three months ended June 30, 2021, the Company billed Presidio $0.1 million (amount billed during the three months ended June 30, 2020 was inconsequential). During the six months ended June 30, 2021 and 2020, the Company billed Presidio $0.2 million and $0.1 million, respectively. During the three months ended June 30, 2021, the Company collected from Presidio $0.1 million (amount collected during the three months ended June 30, 2020 was inconsequential). During each of the six months ended June 30, 2021 and 2020, the Company collected from Presidio $0.1 million.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 16. Certain relationships and related party transactions (continued)

Related party transactions and balances

The following table summarizes the Company’s transactions with related parties for each of the three and six months ended June 30, 2021 and 2020 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues (1)	$0.4	$0.2	$0.7	$0.4
Selling, general and administrative expenses (2)	—	(0.1)	(0.1)	(0.1)
Impairment of notes receivable and other amounts due from affiliate (3)	—	2.1	—	8.8
Other income, net (4)	0.1	1.3	0.1	2.9

(1)

Revenues for the three and six months ended June 30, 2021 and 2020 include amounts recognized from contracts with Appgate, Brainspace Corporation, and Presidio. Brainspace Corporation was an affiliate of the Company and an indirect subsidiary of SIS through January 20, 2021.

(2)	Selling, general and administrative expenses include amounts incurred under the Transition Services Agreement. Where applicable, no amount appears in the table due to rounding convention.
(3)	Includes impairment recognized in connection with amounts funded under the Promissory Notes and $3.1 million of other amounts due from Appgate during the three and six months ended June 30, 2020.
(4)	Includes net income recognized under the Transition Services Agreement for the three and six months ended June 30, 2021 and 2020.

As of June 30, 2021 and December 31, 2020, the Company had the following balances arising from transactions with related parties (in millions):

	June 30, 2021	December 31, 2020
Accounts receivable (1)	$—	$4.3
Due from affiliates (2)	—	117.1
Accounts payable (3)	0.3	0.4
Accrued expenses(4)	0.4	0.5
Due to affiliates (5)	—	22.7

(1)

Accounts receivable at December 31, 2020 include amounts due from Appgate under the Transition Services Agreement, and trade receivables due from Appgate and Brainspace Corporation. Where applicable, no amount appears in the table due to rounding convention.

(2)	Due from affiliates at December 31, 2020 includes amounts due from Appgate under the Promissory Notes.
(3)	Accounts payable at June 30, 2021 and December 31, 2020 include amounts due to Appgate under the Transition Services Agreement, and trade payables due to Appgate.
(4)	Accrued expenses at June 30, 2021 and December 31, 2020 include board fees owed to the independent directors of the Company.
(5)	Due to affiliates at December 31, 2020 includes amounts owed under the Services Agreement.

Note 17. Subsequent events

The Company has evaluated subsequent events through August 16, 2021.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Subsequent events (continued)

Closing of Business Combination with SVAC

On July 29, 2021, Cyxtera consummated the Business Combination with SVAC, with Cyxtera deemed the accounting acquirer. The Business Combination was accounted for as a reverse recapitalization with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. As stated in Note 1, in connection with the closing of the Business Combination, SVAC was renamed Cyxtera Technologies, Inc.

Holders of 26,176,891 shares of SVAC’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from SVAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $261.8 million in the aggregate.

As a result of the Business Combination, 106,100,000 shares of Class A common stock were issued to SIS, the sole stockholder of Cyxtera prior to the Business Combination, and 25,000,000 shares of Class A common stock were issued to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250 million, for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing (the “PIPE Investment”). Additionally, as a result of the Business Combination, 10,526,315 shares of Class A common stock were issued to forward purchasers (the “Forward-Purchase”) for $100 million and 10,105,863 shares of SVAC Class B common stock held by SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), automatically converted to 10,105,863 shares of Class A common stock.

After giving effect to the transactions, the redemption of public shares as described above, the issuance of shares as part of the Forward-Purchase and the consummation of the PIPE Investment, there are currently 165,978,740 shares of Class A common stock issued and outstanding. The Class A common stock and public warrants commenced trading on the Nasdaq on July 30, 2021, subject to ongoing review of the combined company’s satisfaction of all listing criteria following the Business Combination. As noted above, an aggregate of $261.8 million was paid from SVAC’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the closing remained in the trust account. After taking into account the funds in the trust account after redemptions, the $250 million in gross proceeds from the PIPE Investment and the $100 million gross proceeds from the Forward Purchase, the combined company received approximately $493 million in total cash from the Business Combination, before fees and expenses of approximately $54 million and debt repayment of $433 million plus interest. The $433 million debt repayment includes the full repayment of the Company’s 2017 Second Lien Term Facility of $310 million and the full repayment of the Company’s Revolving Facility and 2021 Revolving Facility of $123 million, plus accrued interest.

CYXTERA TECHNOLOGIES, INC.

Consolidated Financial Statements

As of December 31, 2020 and 2019 and for Each of the Years

Ended December 31, 2020, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cyxtera Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cyxtera Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholder’s equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Miami, Florida

May 12, 2021, except for Note 5, Remaining performance obligations section, as to which the date is July 15, 2021.

We have served as the Company’s auditor since 2020.

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors

Cyxtera Technologies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Cyxtera Technologies, Inc. and subsidiaries (the Company) as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor from 2020 to 2021.

Miami, Florida

March 9, 2021

CYXTERA TECHNOLOGIES, INC.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(in millions, except share information)

	2020	2019
Assets:
Current assets:
Cash	$120.7	$13.0
Accounts receivable, net of allowance of $1.4 and $13.5	33.5	65.2
Prepaid and other current assets	41.9	56.5
Due from affiliates (Note 20)	117.1	—

Total current assets	313.2	134.7

Property, plant and equipment, net	1,580.7	1,643.5
Goodwill	762.2	759.4
Intangible assets, net	586.3	651.2
Other assets	23.7	33.6

Total assets	$3,266.1	$3,222.4

Liabilities and shareholder’s equity:
Current liabilities:
Accounts payable	$48.9	$76.3
Accrued expenses	88.4	77.7
Due to affiliates (Note 20)	22.7	24.9
Current portion of long-term debt, capital leases and other financing obligations	65.0	54.1
Deferred revenue	60.2	57.8
Other current liabilities	6.8	4.3

Total current liabilities	292.0	295.1
Long-term debt, net of current portion	1,311.5	1,224.8
Capital leases and other financing obligations, net of current portion	933.1	891.7
Deferred income taxes	77.8	83.8
Other liabilities	93.9	64.8

Total liabilities	2,708.3	2,560.2

Commitments and contingencies (Note 18)

Shareholder’s equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.96 of a share issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,504.6	1,494.9
Accumulated other comprehensive income	16.7	8.0
Accumulated deficit	(963.5)	(840.7)

Total shareholder’s equity	557.8	662.2

Total liabilities and shareholder’s equity	$3,266.1	$3,222.4

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Revenues	$690.5	$678.6	$703.3

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	405.8	415.7
Selling, general and administrative expenses	115.5	146.5	131.3
Depreciation and amortization	231.8	219.8	229.5
(Recovery) impairment of notes receivable from affiliate (Notes 3, 20 and 21)	(97.7)	127.7	—
Loss on asset sales	—	6.1	—

Total operating costs and expenses	640.1	905.9	776.5

Income (loss) from continuing operations	50.4	(227.3)	(73.2)
Interest expense, net	(169.4)	(152.7)	(108.7)
Other expenses, net	(0.3)	(0.9)	(4.8)

Loss from continuing operations before income taxes	(119.3)	(380.9)	(186.7)
Income tax (expense) benefit	(3.5)	85.9	41.3

Net loss from continuing operations	(122.8)	(295.0)	(145.4)

Net loss from discontinued operations, net of tax	—	(219.2)	(46.4)

Net loss	$(122.8)	$(514.2)	$(191.8)

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Net loss	$(122.8)	$(514.2)	$(191.8)

Other comprehensive income (loss):
Foreign currency translation adjustment	8.7	9.8	(17.9)

Other comprehensive income (loss)	8.7	9.8	(17.9)

Comprehensive loss	$(114.1)	$(504.4)	$(209.7)

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Changes in Shareholder’s Equity

For the Years Ended December 31, 2020, 2019 and 2018

(in millions, except share information)

				Accumulated
			Additional	other		Total
	Common shares		paid-in	comprehensive	Accumulated	shareholder’s
	Share	Amount	capital	income (loss)	deficit	equity
Balance as of December 31, 2017	1	$0.01	$1,444.0	$16.1	$(134.7)	$1,325.4
Equity-based compensation	—	—	19.7	—	—	19.7
Capital contributions	—	—	10.6	—	—	10.6
Net loss	—	—	—	—	(191.8)	(191.8)
Other comprehensive loss	—	—	—	(17.9)	—	(17.9)

Balance as of December 31, 2018	1	0.01	1,474.3	(1.8)	(326.5)	1,146.0
Equity-based compensation	—	—	13.4	—	—	13.4
Capital contributions	—	—	100.0	—	—	100.0
Cybersecurity Spin-Off (Notes 1 and 3)	(0.04)	—	(92.8)	—	—	(92.8)
Net loss	—	—	—	—	(514.2)	(514.2)
Other comprehensive income	—	—	—	9.8	—	9.8

Balance as of December 31, 2019	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2

Equity-based compensation	—	—	8.2	—	—	8.2
Cybersecurity Spin-Off (Notes 1 and 3)	—	—	1.5	—	—	1.5
Net loss	—	—	—	—	(122.8)	(122.8)
Other comprehensive income	—	—	—	8.7	—	8.7

Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Net loss	$(122.8)	$(514.2)	$(191.8)

Net loss from discontinued operations, net of tax	—	219.2	46.4
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	231.8	219.8	229.5
Amortization of favorable/unfavorable leasehold interests, net	3.1	4.0	1.7
Amortization of debt issuance costs and fees, net	5.8	5.7	8.2
(Recovery) impairment of notes receivable from affiliate (Notes 3, 20 and 21)	(97.7)	127.7	—
Equity-based compensation	8.2	13.4	16.1
(Recoveries) bad debt expense, net	(5.5)	11.6	2.5
Loss on asset sales	—	6.1	—
Deferred income taxes	1.1	(88.1)	(39.9)
Non-cash interest expense, net	12.0	10.8	—
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	37.4	8.9	(27.7)
Prepaid and other current assets	15.0	(13.3)	(16.8)
Due from affiliates	0.8	—	(55.3)
Other assets	4.3	1.9	(5.3)
Accounts payable	(7.1)	(2.2)	(9.7)
Accrued expenses	10.2	(4.1)	43.9
Due to affiliates	(2.1)	(7.0)	—
Other liabilities	22.1	8.4	6.0

Net cash provided by continuing operating activities	116.6	8.6	7.8

Net cash (used in) provided by operating activities of discontinued operations	—	(41.0)	2.4

Net cash provided by (used in) operating activities	116.6	(32.4)	10.2

Cash flows from investing activities:
Purchases of property, plant and equipment	(83.2)	(99.8)	(76.1)
Proceeds from sale of assets	—	1.3	—
Amounts advanced to affiliate (Note 3)	(19.4)	(43.8)	—

Net cash used in continuing investing activities	(102.6)	(142.3)	(76.1)

Net cash used in investing activities of discontinued operations	—	—	(10.7)

Net cash used in investing activities	(102.6)	(142.3)	(86.8)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	91.7	215.0	105.0
Proceeds from capital contributions	—	100.0	—
Proceeds from sale-leaseback financing	46.0	—	15.0
Repayment of long-term debt	(10.3)	(161.6)	(73.8)
Repayment of capital leases and other financing obligations	(36.4)	(40.0)	(39.4)

Net cash provided by continuing financing activities	91.0	113.4	6.8

Net cash provided by financing activities of discontinuing operations	—	43.8	—

Net cash provided by financing activities	91.0	157.2	6.8

Effect of foreign currency exchange rates on cash	2.7	0.4	(0.5)

Net increase (decrease) in cash	107.7	(17.1)	(70.3)
Cash at beginning of period	13.0	34.2	104.5

Cash at end of period	120.7	17.1	34.2

Less: Cash of discontinued operations	—	4.1	5.0

Cash of continuing operations at end of period	$120.7	$13.0	$29.2

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows  (continued)

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Supplemental cash flow information:
Cash (refunds) paid for income taxes, net	$3.6	$(0.8)	$4.9

Cash paid for interest	$157.4	$143.5	$109.7

Non-cash purchases of property, plant and equipment	$55.3	$695.1	$27.0

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of business

Cyxtera Technologies, Inc. (“Cyxtera,” or the “Company”), was incorporated in Delaware on February 22, 2017 for the purpose of holding, managing and operating several businesses which affiliates of SIS Holdings, LP (“SIS” or “Partnership”), the holding company and parent of Cyxtera, had contracted to acquire. Specifically, on November 3, 2016, several specially formed subsidiaries of SIS (the “Acquisition Vehicles”) entered into separate agreements pursuant to which they agreed to acquire all of the outstanding capital stock of each of (i) Savvis, Inc., the holding company for the data center and colocation business of Lumen Technologies, Inc., formerly known as CenturyLink, Inc. (“CTL”) (the “Colocation Acquisition”), (ii) Brainspace Corporation (the “Brainspace Acquisition”), (iii) Catbird Networks, Inc. (the “Catbird Acquisition”), (iv) Cryptzone Worldwide, Inc. (the “Cryptzone Acquisition”), and (v) Easy Solutions Enterprises Corp. (the “Easy Solutions Acquisition”). The Brainspace Acquisition, Catbird Acquisition, Cryptzone Acquisition and Easy Solutions Acquisition are referred to herein collectively as the “Cybersecurity Acquisitions” and, together with the Colocation Acquisition, as the “2017 Acquisitions”. Prior to the completion of the 2017 Acquisitions, SIS formed Cyxtera and contributed to it 100% of the outstanding equity interests in each of the various Acquisition Vehicles. The 2017 Acquisitions were completed on May 1, 2017 (the “Inception of Operations” or “Effective Date”), at which time Cyxtera commenced formal operations. On June 8, 2018, the Company completed the acquisition of Immunity, Inc. (the “Immunity Acquisition”), a global leader in offense-oriented cyber security techniques and technologies, to add to its cybersecurity business. The Cybersecurity Acquisitions and the Immunity Acquisitions constituted the Company’s former Cybersecurity business. Until December 31, 2019, the Company was managed under two reportable segments: the Colocation segment and the Cybersecurity segment.

Cyxtera has a global footprint of 61 data center properties, of which 49 are located in North America, 8 are located in Europe, and 4 are located in Asia. The Company’s operations are located in diversified major markets where corporate data center and technology tenants are concentrated, including Boston, Chicago, Dallas, Phoenix, Northern and Southern California, New York, Virginia, Denver, Seattle, and Toronto in North America, London, Frankfurt, and Amsterdam in Europe, and Singapore and Tokyo in Asia.

On December 31, 2019, the boards of directors of SIS Holdings GP LLC (the sole general partner of SIS) and Cyxtera approved several transactions to reorganize the cybersecurity business of the Partnership. In connection with the transactions, Cyxtera redeemed, cancelled and retired 0.04 of a share of its common stock, par value $0.01, held by SIS, representing the relative fair value of all of the outstanding equity interests of the cybersecurity business in exchange for the transfer by Cyxtera to SIS of all of the issued and outstanding equity interests of Cyxtera Cybersecurity Inc. d/b/a Appgate (“Appgate”), the holding company for the cybersecurity business (the “Cybersecurity Spin-Off”). The Cybersecurity Spin-Off was accounted for as a common control transaction. The Cybersecurity Spin-Off was a disposal through a distribution, which occurred on December 31, 2019. Accordingly, the Cybersecurity Spin-Off met the criteria for discontinued operations based on the guidance in ASC Topic 205-20, Presentation of Financial Statements-Discontinued Operations – see Note 3. The Cybersecurity Spin-Off resulted in the full disposal of the Cybersecurity segment. Accordingly, effective immediately following the consummation of the Cybersecurity Spin-Off, the Company manages its operations as a single operating segment – the Colocation segment.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated.

Note 2. Summary of significant accounting policies

a) Basis of presentation and use of estimates

The accompanying consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions that

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates and assumptions. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, fair values of financial instruments, intangible assets and goodwill, useful lives of intangible assets and property, plant and equipment, assets acquired, and liabilities assumed from acquisitions, asset retirement obligations and income taxes.

b) Risks and uncertainties due to COVID-19 pandemic

In December 2019, a novel strain of coronavirus, referred to as COVID-19, emerged. In February 2020, the World Health Organization (“WHO”) raised the COVID-19 threat from high to very high, and in March 2020, the WHO characterized COVID-19 as a global pandemic.

While the COVID-19 pandemic did not have a material impact on the Company’s financial statements during the year ended December 31, 2020, management took measures during such period to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, its employees, customers, and the communities in which Cyxtera operates.

The full impact that COVID-19 will have on the Company’s consolidated financial statements remains uncertain and ultimately will depend on many factors, including the duration and potential cyclicity of the health crisis, further public policy actions to be taken in response, as well as the continued impact of the pandemic on the global economy and the Company’s customers and vendors. The Company will continue to evaluate the nature and extent of these potential impacts to its business and consolidated financial statements.

c) Principles of consolidation and foreign currency translation

The consolidated financial statements include Cyxtera accounts and the accounts of entities in which Cyxtera has a controlling financial interest, the usual condition of which is ownership of a majority voting interest. All material intercompany balances and transactions have been eliminated in consolidation.

The functional currency of each of the Company’s operating subsidiaries is generally the currency of the economic environment in which the subsidiary primarily does business. The Company’s foreign subsidiaries’ financial statements are translated into dollars using the foreign exchange rates applicable to the dates of the financial statements. Assets and liabilities are translated using the end-of-period foreign exchange spot rates. Income and expenses are translated at the average foreign exchange rates for each period. Equity accounts are translated at historical foreign exchange rates. The effects of these translation adjustments are reported as a component of accumulated other comprehensive income (loss) (“AOCI”) in the consolidated statements of shareholder’s equity.

For any transaction that is denominated in a currency different from the transacting entity’s functional currency, the Company records a gain or loss based on the difference between the foreign exchange rate at the transaction date and the foreign exchange rate at the transaction settlement date (or rate at period end, if unsettled) which is included within selling, general and administrative expenses in the consolidated statements of operations.

d) Financial instruments and concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable. The Company operates primarily in the U.S.; realization of its customer accounts receivable

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

and its future operations and cash flows could be affected by adverse economic conditions in the U.S. During the years ended December 31, 2020, 2019 and 2018, CTL, the Company’s largest customer, accounted for approximately 14%, 15% and 15%, respectively, of the Company’s consolidated revenue. Revenues from CTL are recognized pursuant to a Master Services Agreement (the “MSA”), dated May 1, 2017, between the Company and CTL. The MSA originally had an initial term of three years, subject to renewal, and contained provisions related to rental of space for an initial term of ten years, subject to renewal – see Note 11 – Leases, for the related disclosure on minimum lease receipts. On July 10, 2020, the Company entered into a new master agreement with CTL (the “Master Agreement”). The Master Agreement replaced the MSA with retroactive effect to May 1, 2020 and provides for services with staggered terms through April 30, 2025. Provisions related to the rental of space were included on substantially the same terms as provided under the MSA. In connection with the execution and delivery of the Master Agreement, the Company also settled various other amounts due from and due to CTL, which resulted in a net gain of approximately $11 million. This net gain will be recognized over the 5-year term of the Master Agreement. During the years ended December 31, 2020, 2019 and 2018, no other customer accounted for over 5% of the Company’s consolidated revenues.

e) Property, plant and equipment

Property, plant and equipment is recorded at the Company’s original cost or fair value for property, plant and equipment acquired through acquisition, net of accumulated depreciation and amortization. In general, depreciation is computed using the straight-line method over the estimated useful life of the asset being depreciated. Leasehold improvements are amortized over the shorter of the useful life of the asset or the length of the expected lease term. When property, plant and equipment is sold or otherwise disposed of, the costs and accumulated depreciation are generally removed from the accounts and any gain or loss is recognized in income.

The estimated useful lives used in computing depreciation and amortization are as follows:

Estimated useful
Asset class	lives (years)
Buildings	10-40
Leasehold improvements	3-40
Personal property	2-15

The Company’s construction in progress is stated at original cost. Construction in progress consists of costs incurred under construction contracts, including services related to project management, engineering and schematic design, design development and construction and other construction-related fees and services. The Company has contracted out substantially all of its current construction and expansion projects to independent contractors. In addition, the Company generally capitalizes interest costs during the construction phase. During the years ended December 31, 2020, 2019 and 2018, the Company capitalized interest of $3.6 million, $5.0 million and $4.4 million, respectively. At the time a construction or expansion project becomes operational, these capitalized costs are allocated to certain property, plant and equipment assets and are depreciated over the estimated useful lives of the underlying assets.

Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

f) Long-lived assets

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

asset may not be recoverable. Some of the events and circumstances that would trigger an impairment review include, but are not limited to, a significant decrease in market price of a long-lived asset, a significant adverse change in legal factors or business climate that could affect the value of a long-lived asset, or a continuous deterioration of the Company’s financial condition. Recoverability of assets to be held and used is assessed by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not record any impairment charges on long-lived assets during the years ended December 31, 2020, 2019 and 2018.

g) Asset retirement obligations

The Company has asset retirement obligations (each an “ARO”) primarily associated with its obligation to retire long-lived assets from leased properties under long-term arrangements and, to a lesser extent, the removal and disposal of fuel tanks from both leased and owned properties. AROs are initially measured at fair value and recognized at the time the obligation is incurred. Upon initial recognition, a liability for the retirement obligation is recorded. The associated cost is capitalized as part of the cost basis of the related long-lived asset and depreciated over the useful life of that asset. In connection with the Colocation Acquisition, the Company acquired several leases that require remediation of the leased premises and/or removal of all of the Company’s owned property and equipment from the leased premises at the expiration of the lease term. The Company’s ARO liability associated with these activities is recorded within other liabilities and was $6.5 million and $6 million as of December 31, 2020 and 2019, respectively, and the related cost is capitalized within property, plant and equipment on the consolidated balance sheets.

h) Goodwill

Goodwill is calculated as the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with a business combination. Goodwill will not be amortized, but rather tested for impairment at least annually or more often if an event occurs or circumstances change which indicate impairment might exist. Goodwill is evaluated at the reporting unit level. The Company has identified a single reporting unit.

The Company conducts goodwill impairment testing as of October 1st of each year or whenever an indicator of impairment exists. The Company has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company will not be required to perform a quantitative test. However, if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then it is required to perform a quantitative impairment test. The quantitative test compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

i) Debt issuance costs and fees

Debt issuance costs and fees are capitalized and amortized over the term of the related loans based on the effective interest method. Such amortization is a component of interest expenses, net on the consolidated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

statements of operations. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability and debt issuance fees related to the Revolving Facility (as defined in Note 12 – Long-term debt) are presented within other assets on the Company’s consolidated balance sheets.

j) Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs to the calculation, as follows:

Input level	Description of input
Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.
Level 3	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

k) Revenue

Revenue recognition

Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. The Company derives revenue from colocation service fees, which include fees for the licensing of space, power and interconnection services. Almost all of the Company’s revenue is derived from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country. The remainder of the Company’s revenues are derived from non-recurring charges, such as installation fees and professional services, including remote support to troubleshoot technical issues and turnkey structured cabling solutions. The Company’s revenue contracts are accounted for in accordance with ASC Topic 606, Revenue from Contracts with Customers (”ASC Topic 606”), with the exception of certain contracts that contain lease components and are accounted for in accordance with ASC Topic 840, Leases.

Through December 31, 2019, revenues derived by the former Cybersecurity segment were included as part of the net loss from discontinued operations, net of tax in the Company’s consolidated statements of operations – refer to Note 3.

Under the revenue accounting guidance, revenues are recognized when control of these products and services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for the products and services. Revenues from recurring revenue streams are generally invoiced monthly in advance and recognized ratably over the term of the contract, which is generally three years. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

the equipment is delivered. For contracts with customers that contain multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors. Other judgments include determining if any variable consideration should be included in the total contract value of the arrangement such as price increases.

Revenue is generally recognized on a gross basis in accordance with the accounting standard related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for fulfilling the contract, bears inventory risk and has discretion in establishing the price when selling to the customer. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records the revenue on a net basis.

The Company’s contracts with colocation customers generally require the Company to deliver specified levels of service or performance. If the Company fails to meet these service levels, customers may be eligible to receive credits on their contractual billings. These credits are estimated and included as part of the transaction price. In addition, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required contractual payments for which the Company had expected to collect. Historically, these credits have not been significant.

Occasionally, the Company enters into contracts with customers for data center, office and storage spaces, which contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term. Lease revenues are included within revenues in the Company’s consolidated statements of operations.

Taxes collected from customers and remitted to governmental authorities are reported on a net basis and are excluded from revenue.

Contract balances

The timing of revenue recognition, billings and cash collections result in accounts receivables, contract assets and deferred revenues. A receivable is recorded at the invoice amount, net of an allowance for doubtful accounts and is recognized in the period in which the Company has transferred products or provided services to its customers and when its right to consideration is unconditional. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 45 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that the Company’s contracts generally do not include a significant financing component. The Company assesses collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not request collateral from its customers. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which the Company had expected to collect the revenues. If the financial condition of the Company’s customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectable are charged to bad debt expense, which is included in selling, general and administrative expenses in the consolidated statements of operations. Delinquent account balances are written off after management has determined that collection is not probable.

A contract asset exists when the Company has transferred products or provided services to its customers, but customer payment is contingent upon satisfaction of additional performance obligations. Certain contracts include terms related to price arrangements such as price increases and free months. The Company recognizes revenues ratably over the contract term, which could potentially give rise to contract assets during certain periods of the contract term. Contract assets are recorded in prepaid and other current assets and other assets in the consolidated balance sheets.

Deferred revenue (a contract liability) is recognized when the Company has an unconditional right to a payment before it transfers products or services to customers. Deferred revenue is included in other current liabilities and other liabilities in the consolidated balance sheets.

Contract costs

Direct and indirect incremental costs solely related to obtaining revenue generating contracts are capitalized as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Such costs consist primarily of commission fees and sales bonuses, contract fulfillment costs, as well as indirect related payroll costs. Contract costs are amortized over the estimated period of benefit, which is estimated as 3 years, on a straight-line basis.

For further information on revenue recognition, see Note 5 – Revenue.

l) Income taxes

The Company files consolidated U.S. federal, state, local and foreign income tax returns where applicable.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized in the future. A tax benefit from an uncertain income tax position may be recognized in the financial statements only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

income tax rate to 21 percent imposed a minimum tax on foreign earnings related to intangible assets called global intangible low-taxed income (“GILTI”), a one-time transition tax on previously unremitted foreign earnings and modified the taxation of other income and expense items. With regards to the GILTI minimum tax, foreign earnings are reduced by the profit attributable to tangible assets and a deductible allowance of up to 50.0 percent, subject to annual limitations. For GILTI, the Company has elected to account for the impact of the minimum tax as a period cost when incurred. The effects of the Tax Act on the measurement of deferred tax assets and liabilities and other aspects of the income tax provision of the Company are described in greater detail in Note 17 – Income taxes.

m) Equity-based compensation

SIS has issued equity awards in the form of profit interest units (“PIUs”) to certain employees of Cyxtera and its affiliates. Compensation expense related to PIU awards is based on the fair value of the underlying units on the grant date. Fair value of PIUs is estimated using a Black-Scholes option pricing model (“OPM”), which requires assumptions as to expected volatility, dividends, term, and risk-free rates. These PIUs vest based on a service condition. For additional information regarding equity-based compensation, see Note 14 – Profit interest units of SIS Holdings LP.

n) Other comprehensive income (loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income (loss) but are excluded from net loss as these amounts are recorded directly as an adjustment to shareholder’s equity. The Company’s other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments.

o) Advertising expenses

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in the consolidated statements of operations. Advertising expense of $2.4 million, $10.0 million and $11.0 million was recorded during the years ended December 31, 2020, 2019 and 2018, respectively.

p) Recent accounting pronouncements

The Company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, such that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of the extended transition periods and, as a result, the Company will not be required to adopt new or revised accounting standards on the adoption dates required for other public companies so long as the Company remains an emerging growth company.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (“Topic 250”) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company early adopted this standard as of January 1, 2018. Adoption of the standard did not have an impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)-Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions and by clarifying and amending existing guidance applicable to accounting for income taxes. The amendment is effective for the Company commencing in 2022 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which amends Accounting Standards Codification (“ASC”) 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a CCA that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a CCA that is considered a service contract. This ASU is effective commencing in 2021. Early adoption is permitted. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)–Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which refreshes fair value disclosure requirements. The ASU eliminates disclosures that relied too heavily on subjective information that may have been misinterpreted and strengthens remaining disclosures to provide investors with increased transparency for the estimates and assumptions used in valuation. The FASB developed early adoption guidance that companies should consider for financial statements that have not been issued or made available for issuance. An entity can early adopt the portion of the ASU permitting the removal or modification of existing disclosures, and delay adoption of any new disclosures required under the ASU until their effective date in 2020. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326)-Measurement of Credit Losses on Financial Instruments, which requires companies to measure and recognize lifetime expected credit losses for certain financial instruments, including trade accounts receivable. Expected credit losses are estimated using relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This amendment is effective commencing in 2023 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. Entities are permitted to use a modified retrospective approach. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and issued subsequent amendments to the initial guidance and implementation guidance with ASU 2017-13, ASU 2018-01, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2020-05 (collectively referred as “Topic 842”). The new guidance requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by finance and operating leases with lease terms of more than 12 months, and also requires enhanced disclosures. The amendment requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach and is effective commencing in 2022 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company plans to elect various practical expedients and will not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases or initial direct costs for any existing leases. Additionally, the Company plans to elect practical expedients to not separate non-lease components from lease components. The Company expects to record a significant increase in assets and liabilities on the consolidated balance sheet at adoption due to the recording of right-of-use assets and corresponding lease liabilities related to its operating leases where the Company is a lessee. The Company does not expect the adoption of this guidance to have any impact on its cash flows and liquidity.

Note 3. Discontinued operations

As discussed in Note 1, in December 2019, Cyxtera spun-off the entirety of the Company’s former Cybersecurity business to SIS. The transaction was consummated to segregate the Colocation and the Cybersecurity businesses into individual reporting entities. The Company’s Colocation and Cybersecurity businesses each constituted a segment prior to the transaction.

Cyxtera Management Inc. master services agreement fee

In connection with the Colocation Acquisition and the Cybersecurity Acquisitions, SIS and all its subsidiaries and controlled affiliates (collectively the “Company Group”) entered into an Intercompany Master Services Agreement with Cyxtera Management, Inc., a direct wholly owned subsidiary of Cyxtera (the “Management Company”). Under the Intercompany Master Services Agreement, the Management Company agreed to provide certain services to the Company Group including financial, accounting, administrative and other services from time to time. For the years ended December 31, 2019 and 2018, 23% and 19%, respectively, of the fees under the Intercompany Master Services were allocated to the Cybersecurity business and the remaining 77% and 81%, respectively, to the other subsidiaries of SIS. Fees under the Intercompany Master

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 3. Discontinued operations (continued)

Services Agreement totaled $25.3 million and $16.3 million, respectively, for the years ended December 31, 2019 and 2018, including $1.3 million related to equity-based compensation costs during the year ended December 31, 2019 (none in 2018).

Cyxtera Management Inc. transition services agreement

Upon the consummation of the Cybersecurity Spin-Off, the Company, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provides certain transition services to Appgate and Appgate provides certain transition services to Cyxtera. The Transition Services Agreement provided for a term that commenced on January 1, 2020 and substantially ended on December 31, 2020. During the year ended December 31, 2020, the Company charged $3.9 million to Appgate for services rendered under the Transition Services Agreement (net of service fees provided to Cyxtera and its subsidiaries by Appgate). Income from the Transition Services Agreement is included in other expenses, net in the consolidated statement of operations for the year ended December 31, 2020.

Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of the Company and the Management Company (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of the Company and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

As of December 31, 2019, the Company had a receivable related to the Promissory Notes of $127.7 million. As of December 31, 2019, the Company assessed collectability of this balance and reserved the entire amount of $127.7 million. The allowance is presented as impairment of notes receivable from affiliate in the consolidated statement of operations for the year ended December 31, 2019. During 2020, the Company advanced an additional $19.4 million and recorded provision for loan losses in the same amount. As discussed in Note 21, on February 8, 2021, the Company received a partial repayment on the then accumulated principal and interest under the Promissory Notes and issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Accordingly, for the year ended December 31, 2020, the Company recorded a reversal of previously established allowance of $117.1 million. The activity in the allowance for loan losses on the Promissory Notes during the year ended December 31, 2020 was as follows (in millions):

2020
Beginning balance	$127.7
Provision for loan losses	19.4
Reversal of allowance	(117.1)

Net reversal of allowance for loan losses	(97.7)

Ending balance	$30.0

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 3. Discontinued operations (continued)

The major items constituting pretax loss of discontinued operations for the years ended December 31, 2019 and 2018 is presented below (in millions):

	2019	2018
Revenues	$43.9	$35.8

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	18.9	16.8
Selling, general and administrative expenses	68.6	58.5
Depreciation and amortization	17.9	17.2
Loss on impairment of assets	170.0	—

Total operating costs and expenses	275.4	92.5

Loss from operations	(231.5)	(56.7)
Interest expense, net	(2.8)	0.2
Other operating expenses, net	(0.6)	(0.3)

Loss before income taxes	(234.9)	(56.8)
Income tax benefit	15.7	10.4

Loss from discontinued operations, net of tax	$(219.2)	$(46.4)

During the year ended December 31, 2019, the Company recorded a total goodwill impairment loss of $170 million included in loss on impairment of assets above related to goodwill that was recognized in connection with the Cybersecurity Acquisitions. The impairment charges were attributed to the differences between the sales performance of the business as compared to the sales assumptions contained in the models previously used to value the intangible assets recognized in the Cybersecurity Acquisitions. The softer long-term outlook resulted in a lower valuation for the segment. As a result of the 2019 impairment test, the goodwill balance recognized in connection with the Cybersecurity Acquisitions was impaired. There were no such impairments for the Cybersecurity segment during the year ended December 31, 2018.

The effective tax rate on discontinued operations for the years ended December 31, 2019 and 2018 was 6.7% and 18.3%, respectively. An income tax reconciliation between the U.S. statutory tax rate of 21% for each of the years ended December 31, 2019 and 2018 and the effective tax rate on discontinued operations is as follows:

	2019	2018
Income tax at U.S. federal statutory income tax rate	$49.3	$11.9
Goodwill impairment	(35.7)	—
State and local taxes, net of federal income tax benefit	4.0	0.4
Valuation allowance	(2.2)	1.4
Equity-based compensation	(1.3)	(1.2)
Earnings of foreign subsidiaries	(0.6)	(0.4)
Tax Act reform	0.7	(0.4)
Withholding taxes	(0.6)	(0.9)
NOL adjustment	—	0.2
Other	2.1	(0.6)

Total income tax benefit on discontinued operations	$15.7	$10.4

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 4. Earnings (loss) per common share

The Company does not have any instruments that would be dilutive to common shareholders.

Note 5. Revenue

Revenue from contracts with customers

Cyxtera transitioned to ASC Topic 606 on January 1, 2018 using the full retrospective transition method. Accordingly, all periods included in the accompanying consolidated financial statements reflect the application of ASC Topic 606. The Company’s transition to ASC Topic 606 represented a change in accounting principle.

ASC Topic 606 eliminates industry-specific guidance and provides a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of ASC Topic 606 is that a reporting entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the reporting entity expects to be entitled for the exchange of those goods or services.

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues. Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. These fees are generally billed monthly and recognized ratably over the term of the contract. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 in accordance with ASC Topic 606.

	2020	2019	2018
Recurring revenue	$657.4	$648.6	$691.8
Non-recurring revenues	33.1	30.0	11.5

Total	$690.5	$678.6	$703.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

Contract balances

The following table summarizes the opening and closing balances of the Company’s receivables; contract asset, current; contract asset, non-current; deferred revenue, current; and deferred revenue, non-current (in millions):

	Receivables	Contract asset, current	Contract asset, non -current	Deferred revenue, current	Deferred revenue, non -current
Beginning balances as of January 1, 2018 (1)	$61.9	6.1	21.9	3.5	6.2
Closing balances as of December 31, 2018	86.8	23.4	26.6	12.3	7.6
Net increase during the year ended December 31, 2018	24.9	17.3	4.7	8.8	1.4
Closing balances as of December 31, 2019	65.2	32.5	23.8	14.6	9.6
Net (decrease) increase during the year ended December 31, 2019	(21.6)	9.1	(2.8)	2.3	2.0
Closing balances as of December 31, 2020	33.5	23.8	16.8	15.6	18.1
Net (decrease) increase during the year ended December 31, 2020	(31.7)	(8.7)	(7.0)	1.0	8.5

(1)	Represents adjusted balance upon retrospective adoption of ASC Topic 606 and recast for discontinued operations.

The difference between the opening and closing balances of the Company’s contract assets and deferred revenues primarily results from the timing difference between the Company’s performance obligation and the customer’s payment. The amounts of revenue recognized during the years ended December 31, 2020, 2019 and 2018 from the opening deferred revenue balance was $8.2 million, $10.0 million and $3.5 million, respectively. During the years ended December 31, 2020, 2019 and 2018, no impairment loss related to contract balances was recognized in the consolidated statements of operations.

In addition to the contract liability amounts shown above, deferred revenue on the consolidated balance sheets includes $44.6 million and $43.2 million of advanced billings as of December 31, 2020 and 2019, respectively.

Contract costs

The ending balance of net capitalized contract costs as of December 31, 2020 and 2019 was $40.6 million and $56.3 million, respectively, $23.8 million and $32.5 million of which were included in prepaid and other current assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively, and $16.8 million $23.8 million of which were included in other assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively. For the years ended December 31, 2020, 2019 and 2018, $35.1 million, $29.8 million and $17.3 million, respectively, of contract costs was amortized, $24.1 million, $21.2 million and $12.7 million of which were included in cost of revenues, excluding depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, respectively, and $11 million, $8.6 million and $4.3 million of which were included in selling, general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018.

Remaining performance obligations

This Note to the Consolidated Financial Statements for the year ended December 31, 2020 has been revised to include the remaining performance obligation under Cyxtera’s colocation agreements that represents contracted revenue that has not yet been recognized and will be invoiced and recognized in future periods. The

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

revision had no effect on Cyxtera’s consolidated balance sheet and the related statements of operations, comprehensive loss, changes in shareholder’s equity, and cash flows for the year ended December 31, 2020.

Under colocation contracts, Cyxtera’s performance obligations are to provide customers with space and power through fixed duration agreements, which are typically over three years. Under these arrangements, the Company bills customers on a monthly basis. Under interconnection agreements, Cyxtera’s performance obligations are to provide customers the ability to establish connections to their network service providers and business partners. Interconnection services are typically offered on month-to-month contract terms and generate recurring revenue.

Cyxtera’s remaining performance obligations under its colocation agreements represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized in future periods. The remaining performance obligations do not include estimates of variable consideration related to unsatisfied performance obligations, such as the usage of metered power, or any contracts that could be terminated without significant penalties such as the majority of interconnection revenues. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of December 31, 2020 was $869.3 million, of which 49%, 27%, and 24% is expected to be recognized over the next year, the next one to two years, and thereafter, respectively.

While initial contract terms vary in length, substantially all contracts automatically renew in one-year increments. Included in the remaining performance obligations is either 1) remaining performance obligations under the initial contract terms or 2) remaining performance obligations related to contracts in the renewal period once the initial terms have lapsed.

Note 6. Asset sales

Cyxtera Colocation Entity Limited (“Cyxtera HK”)

In December 2018, a subsidiary of the Company entered into an agreement to sell the data center operations of Cyxtera HK, an indirect wholly-owned subsidiary of the Company. The sale of Cyxtera HK was completed in May 2019 for a sales price of $0.5 million. In connection with the sale, the Company recognized a loss of $3.1 million, which is included in loss on asset sales in the consolidated statement of operations for the year ended December 31, 2019. Cyxtera’s third-party colocation business in Hong Kong was not subject to the sale.

Other assets

In April 2019, the Company completed the sale of certain equipment for a sales price of $0.8 million. In connection with the sale, the Company recognized a loss of $3.0 million, which is included in loss on asset sales in the consolidated statement of operations for the year ended December 31, 2019.

Note 7. Balance Sheet components

Allowance for doubtful accounts

During the year ended December 31, 2020, the Company recorded write-offs of $6.5 million and decreased its allowance by $5.5 million. The allowance for doubtful accounts was impacted to a lesser extent from foreign currency translation during the same period.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 7. Balance Sheet components (continued)

Prepaid and other current assets

Prepaid and other current assets consist of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Contract asset, current	$23.8	$32.5
Prepaid expenses	14.6	16.0
Value added tax (“VAT”) receivable	0.9	7.5
Other current assets	2.6	0.5

Total prepaid and other current assets	$41.9	$56.5

Note 8. Property, plant and equipment, net

Property, plant and equipment, net consist of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Land	$10.6	$10.6
Buildings	986.1	938.2
Leasehold improvements	882.8	842.2
Personal property	186.8	140.2
Construction in progress	68.9	91.7

	2,135.2	2,022.9
Less: accumulated depreciation and amortization	(554.5)	(379.4)

Property, plant and equipment, net	$1,580.7	$1,643.5

Assets under capital leases and related accumulated amortization are $941.4 million and $137.7 million, respectively as of December 31, 2020, and $882.1 million and $71.8 million, respectively as of December 31, 2019.

Depreciation and amortization expense amounted to $171.4 million, $159.4 million and $169.1 million, respectively for the years ended December 31, 2020, 2019 and 2018.

Note 9. Goodwill and intangible assets

Goodwill was $762.2 million and $759.4 million as of December 31, 2020 and 2019, respectively. The change in goodwill during the years ended December 31, 2020, 2019 and 2018 was due to foreign currency translation. The Company has not recorded any goodwill impairment related to the Colocation business since inception.

In addition, the Company has indefinite-lived intangible assets of $0.5 million as of December 31, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Goodwill and intangible assets (continued)

Summarized below are the carrying values for the major classes of amortizing intangible assets as of December 31, 2020 and 2019 (in millions):

	2020			2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$768.0	$(221.1)	$546.9	$768.0	$(160.8)	$607.2
Favorable leasehold interests	59.3	(20.4)	38.9	59.7	(15.8)	43.9
Developed technology	0.3	(0.3)	—	0.3	(0.2)	0.1

Total intangibles	$827.6	$(241.8)	$585.8	$828.0	$(176.8)	$651.2

The main changes in the carrying amount of each major class of amortizing intangible assets during the years ended December 31, 2020, 2019 and 2018 was amortization and, to a lesser extent, the impact of foreign currency translation. During the year ended December 31, 2019, the carrying amount of favorable leasehold interests also changed as a result of some lease modifications that required a classification change from operating lease to capital lease treatment.

Amortization expense on intangible assets, excluding the impact of unfavorable leasehold interest amortization, amounted to $65.8 million, $67.7 million and $70.2 million, respectively, for the years ended December 31, 2020, 2019 and 2018. Amortization expense for all intangible assets, except favorable leasehold interests, was recorded within depreciation and amortization expense in the consolidated statements of operations. As of December 31, 2020 and 2019, the Company had $18.5 million and $20.8 million, respectively, of unfavorable leasehold interests included within other liabilities in the accompanying consolidated balance sheets. Favorable leasehold amortization of $5.4 million, $7.3 million and $9.8 million, and unfavorable leasehold amortization of $2.3 million, $3.3 million and $8.1 million, respectively, was recorded within cost of revenues, excluding depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018.

The Company estimates annual amortization expense for existing intangible assets subject to amortization is as follows (in millions):

For the years ending:
2021	$65.8
2022	65.8
2023	65.8
2024	65.8
2025	65.0
Thereafter	257.6

Total amortization expense	$585.8

Impairment tests

The Company performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded in continuing operations during the years ended December 31, 2020, 2019 and 2018.

During the year ended December 31, 2020, the Company performed a qualitative assessment, which consists of an assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Goodwill and intangible assets (continued)

carrying amount. During the year ended December 31, 2019, the Company opted for a quantitative assessment. For purposes of the Company’s 2019 quantitative annual impairment test of goodwill, fair value measurements were determined using both the income approach and the market approach. The income approach was based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements. These inputs include management’s expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach is used, the inputs also include publicly available data about the Company’s competitors’ financial ratios and transactions.

As of December 31, 2020 and 2019, the Company concluded goodwill of the Colocation segment was not impaired as the fair value of the reporting unit exceeded its carrying value, including goodwill.

Note 10. Fair value measurements

The fair value of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximate their carrying value because of the short-term nature of these instruments.

The carrying values and fair values of other financial instruments are as follows as of December 31, 2020 and 2019 (in millions):

	2020		2019
	Carrying value	Fair value	Carrying value	Fair value
First Lien Term Facility	$786.6	$730.6	$794.6	$691.3
2019 First Lien Term Facility	98.5	93.0	99.5	87.1
2017 Second Lien Term Facility	310.0	241.8	310.0	201.5
Revolving Facility	142.6	142.6	52.0	52.0

The fair value of our First Lien Term Facility and our 2017 Second Lien Term Facility (as defined in Note 12) as of December 31, 2020 and 2019 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of December 31, 2020 and 2019 due to the variability of interest rates. Debt issuance costs of $17.1 million and $22.2 million, respectively as of December 31, 2020 and 2019 are not included in the carrying value of these instruments as shown above.

Note 11. Leases

Capital lease obligations and sale-leaseback financings

The Company leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. Amortization of assets under capital leases is included in depreciation and amortization expense in the Company’s consolidated statements of operations. Payments on capital leases and sale-leaseback financings are included in repayments of capital leases and sale-leaseback financings in the Company’s consolidated statements of cash flows.

The weighted-average interest rate on the Company’s sale-leaseback financings is 8.39% as of December 31, 2020. The lease terms of the Company’s sale-leaseback financings range from 24 to 36 months. During the year ended December 31, 2020, the Company had additions to assets and liabilities recorded as sale-lease financings of $46 million.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 11. Leases (continued)

The future minimum lease payments under capital lease arrangements and sale-leaseback financings as of December 31, 2020 are as follows (in millions):

For the years ending:
2021	$146.2
2022	131.8
2023	123.2
2024	113.4
2025	115.9
Thereafter	2,294.8

Total minimum lease payments	2,925.3
Less: amount representing interest	(1,936.3)

Present value of net minimum lease payments	989.0
Less: current portion	(55.9)

Capital leases, net of current portion	$933.1

Interest expense recorded in connection with capital leases and sale-leaseback financings totaled $98 million and $71.1 million, respectively for the years ended December 31, 2020 and 2019 and is included within interest expense, net in the accompanying consolidated statements of operations.

Operating leases

The Company leases the majority of its data centers and certain equipment under noncancelable operating lease agreements. The Company’s operating leases for data centers expire at various dates from 2021 to 2045 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods for certain leases to better match the phased build out of its data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent within other liabilities in the consolidated balance sheets.

As described in Note 2 – Significant accounting policies, occasionally, the Company enters into contracts with customers for data center, office and storage spaces that contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 11. Leases (continued)

The future minimum lease receipts and payments under operating leases as of December 31, 2020 are as follows (in millions):

		Lease
For the years ending:	Lease receipts	commitments (1)
2021	$10.3	$60.6
2022	10.3	61.2
2023	10.3	60.1
2024	10.3	58.0
2025	10.3	48.6
Thereafter	13.8	298.2

Total minimum lease receipts / payments	$65.3	$586.7

(1)	Minimum lease payments have not been reduced by minimum sublease rentals of $53.6 million due in the future under non-cancelable subleases.

Total rent expense, including the net impact from amortization of favorable and unfavorable leasehold interests, was approximately $113.8 million, $119.8 million and $139.3 million, respectively, for the years ended December 31, 2020, 2019 and 2018 and is included within cost of revenues, excluding depreciation and amortization in the consolidated statements of operations.

Note 12. Long-term debt

Long-term debt consists of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
First Lien Term Facility due May 2024	$786.6	$794.6
2019 First Lien Term Facility due May 2024	98.5	99.5
2017 Second Lien Term Facility due May 2025	310.0	310.0
Revolving Facility due May 2022	142.6	52.0
Less: unamortized debt issuance costs	(17.1)	(22.2)

	1,320.6	1,233.9
Less: current maturities of long-term debt	(9.1)	(9.1)

Long-term debt, net of current portion	$1,311.5	$1,224.8

Senior secured credit facilities

On May 1, 2017, a subsidiary of the Company (the “Borrower”) entered into credit agreements for up to $1,275.0 million of borrowings under first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an $815.0 million first lien term loan borrowing (the “First Lien Term Facility”), and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”). On May 13, 2019, the Borrower borrowed an additional $100.0 million under the incremental first lien loan under the first lien credit agreement (the “2019 First Lien Term Facility”). The Senior Secured Credit Facilities, including the 2019 First Lien Term Facility, are secured by substantially all assets of Borrower and

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 12. Long-term debt (continued)

contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of December 31, 2020, the Company believes the Borrower was in compliance with these covenants. The Revolving Facility, First Lien Term Facility, the 2019 First Lien Term Facility, and the 2017 Second Lien Term Facility have a five, seven, five and eight-year term respectively, and are set to expire on May 1, 2022, May 1, 2024, May 1, 2024, and May 1, 2025, respectively.

The Borrower is required to make amortization payments on each of the First Lien Term Facility and the 2019 First Lien Term Facility at a rate of 1% of the original principal amount per annum, payable on a quarterly basis, with the remaining balance to be repaid in full at maturity. The First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 2.00% to 3.00%. The 2019 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 3.00% to 4.00%. The 2017 Second Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 6.25% to 7.25%. As of December 31, 2020, the rate for the First Lien Term Facility was 4.00%, the rate for the 2019 First Lien Term Facility was 5.00%, and the rate for the 2017 Second Lien Term Facility was 8.25%.

The Revolving Facility allows the Borrower to borrow, repay and reborrow over its stated term. The Revolving Facility provides a sublimit for the issuance of letters of credit of up to $30.0 million at any one time. Borrowings under the Revolving Facility bear interest at a rate based on LIBOR plus a margin that can vary from 1.5% to 3.0% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%. As of December 31, 2020, the rate for the Revolving Facility was 3.15%. The Borrower is required to pay a letter of credit fee on the face amount of each letter of credit, which bears a 0.125% rate per annum. As of December 31, 2020, the Borrower did not have additional borrowing capacity under the Revolving Facility.

The aggregate maturities of our long-term debt, excluding the Revolving Facility, are as follows as of December 31, 2020 (in millions):

For the years ending:	Principal amount
2021	$9.1
2022	9.1
2023	9.1
2024	857.8
2025	310.0

Total	$1,195.1

Interest expense, net

Interest expense, net for the years ended December 31, 2020, 2019 and 2018 consist of the following (in millions):

	2020	2019	2018
Interest expense on debt, net of capitalized interest	$66.6	$75.9	$71.3
Interest expense on capital leases	98.0	71.1	29.2
Amortization of deferred financing costs and fees	5.8	5.7	8.2
Interest income on Promissory Notes (Note 3)	(1.0)	—	—

Total	$169.4	$152.7	$108.7

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 12. Long-term debt (continued)

Debt issuance costs and fees

The Company incurred aggregate debt issuance costs and fees of $5.0 million during the year ended December 31, 2019 (none in 2020 and 2018).

Note 13. Shareholder’s equity

The Company’s authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020 and 2019, the Company has 0.96 of a share of common stock issued and outstanding, which share is owned by SIS.

Note 14. Profit interest units of SIS Holdings LP

SIS adopted the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) in May 2017. The purpose of the SIS Plan is to promote the interests of SIS and its controlled affiliates, including Cyxtera and the former Cybersecurity business, by (a) attracting and retaining officers, directors, managers, employees and consultants of SIS and its controlled affiliates, and (b) enabling such persons to acquire an equity interest in and participate in the long-term growth and financial success of SIS and its controlled affiliates. 1,000,000 Class B profit interest units were available for issuance pursuant to awards under the SIS Plan. Class B units issued under the SIS Plan are limited partnership units in SIS and are subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of SIS, dated May 1, 2017.

All awards were issued in 2017, 2018 and 2019 (none in 2020). Awards under the SIS Plan are subject to a vesting schedule measured by a service condition such that awards vest 25% after the first anniversary of issue date (or, with respect to certain employees, the earlier of their hire date and May 1, 2017) and the remainder vest in equal monthly installments over the 42 months following the initial vesting date. In addition, vesting of all unvested units will be accelerated upon the satisfaction of a performance condition, namely an “exit event”. An exit event is defined as a change of control through sale of all or substantially all of the assets of SIS and its subsidiaries (whether by merger, recapitalization, stock sale or other sale or business combination, including the sale of any subsidiary accounting for all or substantially all of the revenues of SIS and its subsidiaries on a consolidated basis) or any transaction resulting in a change of in excess of 50% of the beneficial ownership of the voting units of SIS. The holders of the Class B units were not required to make any capital contributions to SIS or the Company in exchange for their Class B units and are entitled to receive distributions on their vested units (including those accelerated upon an exit event).

In 2019 and 2018, Class B units were issued to employees of the Company as well as other affiliates of SIS, including the Management Company (none in 2020) and the former Cybersecurity business.

Compensation expense related to the Class B units is recognized based on the estimated fair values of the Class B units and recognized on straight line basis over the service period. The fair value of the Class B units was estimated using a Black-Scholes OPM, which estimates the fair value of each class of security using call options. Similar to call options for publicly-traded stock, call options used in an OPM assign value to each class of security based on the potential to profit from the upside of the business while taking into account the unique characteristics of each class of security. Each call option gives its holder the right, but not the obligation, to buy the underlying asset at a predetermined price, or exercise price. The starting equity value is based on the total equity value of the Company rather than, in the case of a regular call option, the per share stock price.

The strike prices on the options in an OPM model are represented by “breakpoints”, which are the points at which there is a change in the proportion of the claims of the various securities on the total equity value.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 14. Profit interest units of SIS Holdings LP (continued)

Each junior security is considered a call option with a claim on the equity value at an exercise price which settles all of the more senior claims and takes into account the unique characteristics of each class of security. A discount for lack of marketability was then calculated based the Finnerty model, using series-specific volatility, and applied to the per share value of Class B units produced by the OPM, to arrive at a non-marketable value.

The following inputs were used in the valuation of the Class B units for grants issued during the years ended December 31, 2019 and 2018:

	2019	2018
Expected life (years)	3.9	4
Risk-free rate (%)	1.55%	2.70%
Expected volatility (%)	45%	35%
Expected dividend (%)	0%	0%

Expected life: The expected term to a liquidity event was estimated based on the Company’s view of timeline to achieve an exit event.

Risk-free rate: The Company estimated the risk-free rate based on the U.S. constant maturity treasury rate where the maturity is commensurate with the expected term.

Expected volatility: Since the Company is private, the volatility was estimated based on historical equity volatilities of a group of publicly traded comparable companies, adjusted for leverage.

Expected dividend: The Company has not paid and is not expecting to pay dividends in the foreseeable future.

A summary of PIU awards granted by SIS to the employees of the Company, including the impact from the Cybersecurity Spin-Off described in Note 3 for the years ended December 31, 2020, 2019 and 2018 is presented below:

	Number of units	Weighted- average grant date fair value
Outstanding at December 31, 2018	970,562	$84.28
Granted	94,803	82.54
Forfeited	(116,892)	(106.40)
Effect of Cybersecurity Spin-Off	(261,759)	(86.77)

Outstanding at December 31, 2019	686,714	$82.65
Forfeited	(48,995)	(81.95)

Outstanding at December 31, 2020	637,718	$82.70

Equity-based compensation costs totaled $7.5 million, $15.9 million and $14.9 million, respectively for the years ended December 31, 2020, 2019 and 2018, of which $6.9 million, $14.5 million and $12.3 million, respectively is included in selling, general and administrative expenses and $0.6 million, $1.4 million and $2.6 million, respectively is included in cost of revenues, excluding depreciation and amortization, in the accompanying statements of operations. No related income tax benefit was recognized as of December 31, 2020, 2019 or 2018.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 14. Profit interest units of SIS Holdings LP (continued)

As of December 31, 2020, total equity-based compensation costs related to 206,414 unvested Class B units not yet recognized totaled $8.3 million, which is expected to be recognized over a weighted-average period of 2 years.

Note 15. Cyxtera Management, Inc. Long-Term Incentive Plan

On February 13, 2018, the Management Company adopted the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”). The purpose of the LTI Plan is to retain key talent, attract new employees, align particular behavior with the common goals of profitability and revenue growth, provide incentive awards the value of which are tied to the equity value of SIS and to create an opportunity for certain key employees to participate in value creation.

The value of award units under the LTI Plan is tied to SIS’s equity value. Award units entitle the holder to share in the equity appreciation of SIS upon an exit event or an initial public offering (an “IPO”). Except in the case of an IPO, any payments in respect of the awards are expected to be made in cash. In an IPO, payment may be made in the stock of the IPO vehicle. Payout is estimated to range between $0 and $70 million, depending on a multiple based on the results of the exit event or IPO. While awards under the LTI Plan vest, to the extent there is no exit event or an IPO, the awards expire after seven years from the grant date. The Company has determined that no expense or liability should be recognized under this LTI Plan until an exit event or IPO occurs.

As described in Note 21, on February 21, 2021, Cyxtera entered into a definitive business combination agreement which is expected to close mid-2021. Under the agreement, the Company shall, or shall cause its subsidiaries to, terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the LTI Plan and any award agreements thereunder, in each case, without liability to the Company or any of its subsidiaries.

Note 16. Employee benefits – 401(k)

Effective July 2, 2017, the Company’s employees are eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company may make a safe harbor matching contribution equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation.

Matching contributions made to the Plan were $3 million, $3.6 million and $2.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, of which $1.8 million, $2.2 million and $1.5 million, respectively, is included in cost of revenues, excluding depreciation and amortization, and $1.2 million, $1.4 million and $1.2 million, respectively, is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Through December 31, 2020, employees of Appgate were eligible to participate in the Plan. Under the Transition Services Agreement, costs related to the participation of Appgate employees in the Plan were charged back to Appgate through the Transition Services Agreement.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes

The income tax (expense) benefit from continuing operations for the years ended December 31, 2020, 2019 and 2018 consists of the following (in millions):

	2020	2019	2018
Domestic and foreign (loss) earnings:
U.S. loss	$(97.9)	$(374.0)	$(187.5)
Foreign (loss) earnings	(21.4)	(6.9)	0.8

Total loss from continuing operations before income taxes	(119.3)	(380.9)	(186.7)

Current:
U.S. Federal	$—	$—	$—
U.S. State and local	(0.2)	(1.8)	2.1
Foreign	(2.2)	(0.4)	(0.7)

Total current tax provision	(2.4)	(2.2)	1.4

Deferred:
U.S. Federal	5.7	70.0	31.5
U.S. State and local	(1.7)	14.9	11.3
Foreign	(5.1)	3.2	(2.9)

Total deferred tax benefit	(1.1)	88.1	39.9

Total income tax (expense) benefit	$(3.5)	$85.9	$41.3

The effective tax rate for the years ended December 31, 2020, 2019 and 2018 is (2.9)%, 22.6% and 22.1%, respectively. An income tax reconciliation between the U.S. statutory tax rate of 21% for each of the years ended December 31, 2020, 2019 and 2018 and the effective tax rate is as follows (in millions). Refer to Note 3 for income tax impact on discontinued operations.

	2020	2019	2018
Income tax at U.S. federal statutory income tax rate	$25.1	$80.0	$39.2
State and local taxes, net of federal income tax benefit	9.2	17.5	10.9
Valuation allowance	(31.6)	(4.0)	1.7
Nondeductible Equity-based compensation	(1.6)	(3.0)	(2.9)
Taxes of foreign operations at rates different than U.S. Federal statutory rates	(1.9)	2.8	(0.3)
Foreign adjustments	(1.8)	—	—
Impact of U.S. Tax Act	—	(1.5)	(2.7)
GILTI inclusion	—	(0.8)	—
NOL adjustment	—	(1.0)	(2.6)
Other	(0.9)	(4.1)	(2.0)

Total income tax (expense) benefit	$(3.5)	$85.9	$41.3

The effective tax rate for the years ended December 31, 2020, 2019, and 2018 differs from the U.S. Federal income tax rate of 21% primarily due to state taxes and U.S. and foreign taxes on the Company’s earnings as well as recorded valuation allowances. During the year ended December 31, 2020, the effective tax rate was lower primarily due to the valuation allowance recorded on certain deferred tax assets which are not more-likely-than-not to be realized.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes (continued)

The Tax Act, which was signed into law on December 22, 2017, contained many significant changes to the U.S. federal income tax laws. Among other things, the Tax Act reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, limited the tax deductibility of interest expense, accelerated expensing of certain business assets and transitioned the U.S. international taxation from a worldwide tax system to a territorial tax system by imposing a one-time mandatory repatriation of undistributed foreign earnings. Also included in the Tax Act was the implementation of a minimum tax on foreign earnings called GILTI. For the year ended December 31, 2020, the Company did not record any income tax expense attributable to GILTI.

On March 27,2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among other things, addressing the carryback of NOLs for specific periods and temporary modification to the limitation placed on the tax deductibility of net interest. The Company does not expect that the NOL carryback provision of the CARES Act will result in a material cash benefit to the Company.

The CARES Acts also contains modifications to the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification significantly increases the allowable interest expense deduction of the Company and resulted in significantly less taxable income for the year-ended 2020.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consists of the following (in millions):

	2020	2019
Deferred tax assets:
Capital leases	$27.8	$17.2
Other accruals	15.6	12.0
Deferred rent	4.8	3.0
Acquisition and other related costs	6.2	5.7
Net operating loss carryforward	73.8	52.1
Interest expense carryforward	35.4	31.9
Asset retirement obligations	1.6	1.5
Allowance for doubtful accounts	2.0	7.7
Impairment of Promissory Notes	9.1	32.3
Other	—	2.9
Valuation allowance	(37.3)	(5.7)

Total deferred tax assets	139.0	160.6

Less deferred tax liabilities:
Intangibles	(177.0)	(182.0)
Property, plant and equipment	(35.9)	(48.8)
Contract asset	(2.0)	(8.0)
Other	(1.3)	—

Total deferred tax liability	(216.2)	(238.8)

Deferred tax liability, net	$(77.2)	$(78.2)

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes (continued)

As of December 31, 2020 and 2019, $0.6 million and $5.6 million, respectively, of deferred tax assets above is included in other assets and $77.8 million and $83.8 million, respectively is included in deferred income tax liabilities in the accompanying consolidated balance sheets. The Company anticipates most of its deferred tax assets will be realized within the period during which its deferred tax liabilities are expected to reverse. However, there are certain U.S. federal and foreign deferred tax assets as well as state net operating losses (“NOLs”) that are not expected to be realized before expiration and as such are not more-likely-than-not realizable and the Company has recorded a valuation allowance against such deferred tax assets.

As of December 31, 2020, the Company has U.S. Federal NOL carryforwards of $230.1 million generated in tax years 2017 through 2020 of which $65.2 million will expire in 2037 and $164.9 million will carry forward indefinitely. The Company has state NOL carryforwards of $356.7 million generated in tax years beginning after 2004. The state NOL carryforwards of $313.7 million will expire from 2021 to 2040 and $43.0 million will carryforward indefinitely. Additionally, the Company has foreign NOL carry forwards of $15 million generated from tax years 2017 to 2020, of which $6.1 will expire between 2037 and 2040 and $8.9 million carryforward indefinitely.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we considered all available positive and negative evidence, including our past operating results, forecasted earnings, frequency and severity of current and cumulative losses, duration of statutory carryforward periods, future taxable income and prudent and feasible tax planning strategies. On the basis of this evaluation, we continue to maintain a valuation allowance against a portion of the Company’s deferred tax assets. As of December 31, 2020, the Company has recorded a valuation allowance of $37.3 million for the portion of the deferred tax asset that did not meet the more-likely-than-not realization criteria. The Company recorded an increase in its valuation allowance on its net deferred taxes of $31.6 million during the year ended December 31, 2020. The changes in valuation allowance are primarily due to certain U.S. and Foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain state NOL carryforward assets are reduced by a valuation allowance and/or are subject to an annual limitation under Internal Revenue Code Section 382.

The Company is subject to taxation in the United States and various foreign jurisdictions. As of December 31, 2020, the Company is no longer subject to examination by the Internal Revenue Service for tax years prior to 2017 and generally not subject to examination by state tax authorities for tax years prior to 2015. With few exceptions, the Company is no longer subject to foreign examinations by tax authorities for tax years prior to 2017. The Company has not filed withholding tax returns or income tax returns in a few foreign jurisdictions. As such, the statutes of limitations have not commenced with respect to the unfiled returns. The Company is currently under examination in the United States by the IRS and some state tax authorities and is currently under audit in Germany for its 2016 tax year. However, the outcome and any resulting liability related to Germany is not the responsibility of the Company.

The Company anticipates a decrease of $1.0 million in uncertain tax benefits related to Canada and Singapore withholding tax return filings.

The Company does not have any unrecorded unrecognized tax positions (“UTPs”) as of December 31, 2020 other than the amounts detailed in the table below. While the Company currently does not have any other UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across the

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes (continued)

Company’s global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from an entity’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company recognized and includes interest and penalties accrued on uncertain tax positions as a component of income tax expense. The amount of accrued interest and penalties was not significant.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

2020
Beginning balance as of January 1	$—
Additions based on tax positions related to the current year	1.0

Closing balance as of December 31	$1.0

As of December 31, 2020 and 2019, the Company had $1.0 million of unrecognized tax benefits that if recognized would affect the annual effective rate for the corresponding period ending on those dates.

As of December 31, 2020 and 2019, the Company had undistributed foreign earnings of $111.2 million and $113.3 million, respectively, which the Company intends to reinvest indefinitely. During 2020, the Company evaluated its undistributed earnings and made certain distributions from one of its foreign subsidiaries and the tax consequences were recognized in 2020. As part of the Tax Act, the Company paid a one-time deemed repatriation tax on the ending balance as of December 31, 2017. With respect to the remaining total balance as of December 31, 2020, the Company does not expect to incur U.S. Federal, state, local or foreign withholding taxes on the balance of these unremitted earnings as management plans to indefinitely reinvest these earnings overseas. In the event the Company determines not to continue to assert that all or part of its undistributed foreign earnings are permanently reinvested, such a determination in the future could result in the accrual and payment of additional foreign withholding taxes and U.S. taxes on currency transaction gains and losses, the determination of which is not practicable due to the complexities associated with the hypothetical calculation.

Note 18. Commitments and contingencies

Letters of credit

As of December 31, 2020 and 2019, the Company had $7.4 million and $6.8 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee data center lease obligations, to guarantee a subsidiary’s performance under a services agreement (in 2019 only), and another subsidiary’s performance under a line of credit. As of December 31, 2020 and 2019, no amounts had been drawn on any of these irrevocable standby letters of credit.

Purchase obligations

As of December 31, 2020 and 2019, the Company had approximately $8.2 million and $1.3 million, respectively, of purchase commitments related to IT licenses, utilities and colocation operations. These amounts

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 18. Commitments and contingencies (continued)

do not represent the Company’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of December 31, 2020 and 2019, respectively.

Litigation

From time to time the Company is involved in certain legal proceedings and claims that arise in the ordinary course of business. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. In the opinion of the management, based on consultations with counsel, the results of any of these matters individually and in the aggregate, are not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Note 19. Segment reporting

Cyxtera’s chief operating decision maker is its Chief Executive Officer. Following the Cybersecurity Spin-Off described in Notes 1 and 3, the Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions – the Colocation segment.

The Company derives the majority of its Colocation revenue from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country.

Note 20. Certain relationships and related party transactions

Relationships

In addition to the Cyxtera Management Inc. master services agreement fee, the Cyxtera Management Inc. Transition Services Agreement and the Promissory Notes between the Company and Appgate described in Note 3, the Company is party to the following agreements and key relationships:

•	Service provider management consulting fee and structuring fee

In connection with the 2017 Acquisitions, certain equity owners of SIS (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with SIS and all its subsidiaries and controlled affiliates as of such date (collectively the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide certain management, consulting and advisory services to the business and affairs of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments (the “Service Provider Fee”).

Fees owed under the Services Agreement related to a structuring fee, Service Provider Fee and other related expenses total $22.7 million as of December 31, 2020 and $21.6 million as of December 31, 2019 and are included within due to affiliates in the consolidated balance sheets. Such fees were primarily incurred prior to 2020. On December 31, 2020, Cyxtera entered into an amendment of the Services Agreement to extend the term for repayment of the one-time Structuring Fee through June 30, 2022. As described in Note 21, all outstanding fees under the Services Agreement as of December 31, 2020 were repaid in February 2021.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 20. Certain relationships and related party transactions (continued)

•	Sponsor’s investment in the 2017 First Lien Term Facility and the 2017 Second Lien Term Facility

Some of the controlled affiliates of BC Partners, the largest equity owner of SIS, hold investments in the Company’s 2017 First Lien Term Facility and 2017 Second Lien Term Facility. The total investment represents less than 5% of the Company’s total outstanding debt.

•	Relationships with certain members of the Company’s board of directors

The Company owes $0.5 million and $0.3 million in board fees, which is included within accrued expenses in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

The chairman of the Board of Directors is one of the founders and the chairman of Emerge Americas, LLC, which operates the premier technology conference in Miami, Florida. During the years ended December 31, 2019 and 2018, the Company paid $0.5 million and $0.4 million, respectively, to Emerge Americas, LLC for conference fees (nothing in 2020). As of December 31, 2020 and 2019, the Company did not owe any significant amounts to Emerge Americas, LLC.

Since 2019, one of the directors of the Company is also a member of the board of directors of Pico Quantitative Trading, LLC (“Pico”). Pico offers a comprehensive range of network products to meet the full spectrum of electronic trading requirements. During the years ended December 31, 2020 and 2019, the Company billed and collected from Pico $0.6 million and $0.8 million, respectively.

Two directors of the Company are also members of the board of directors of Presidio Holdings (“Presidio”), a provider of digital transformation solutions built on agile secure infrastructure deployed in a multi-cloud world with business analytics. During the year ended December 31, 2020, the Company paid $0.3 million to Presidio for services. As of December 31, 2020, the Company did not owe any significant amounts to Presidio. Presidio is also a customer and referral partner of the Company. During the years ended December 31, 2020 and 2019, the Company billed and collected from Presidio $0.2 million and $0.1 million, respectively.

A former director of the Company was also a member of the board of directors of Teneo Holdings (“Teneo”), a global CEO advisory firm, through June 2019. During each of the years ended December 31, 2019 and 2018, the Company paid $1.5 million to Teneo for professional services (nothing in 2020). No amounts were owed as of December 31, 2020 and 2019.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 20. Certain relationships and related party transactions (continued)

Related party transactions and balances

The following table summarizes the Company’s transactions with related parties for each of the periods presented below:

	2020	2019
Revenues (1)	$0.2	$0.1
Selling, general and administrative expenses (2)	0.3	—
(Recovery) impairment of notes receivable from affiliate (3)	(97.7)	—
Interest income (4)	1.0	—
Other income, net (5)	4.2	—

(1)

Revenues for the year ended December 31, 2020 include amounts recognized from contracts with Appgate, Brainspace Corporation, and Presidio. Appgate is an affiliate of the Company and a direct subsidiary of SIS. Brainspace Corporation was an affiliate of the Company and an indirect subsidiary of SIS at December 31, 2020. Brainspace Corporation was sold to an unrelated party in January 2021. Revenues for the year ended December 31, 2019 include amounts recognized from contracts with Presidio.

(2)	Selling, general and administrative expenses include amounts incurred under the Transition Services Agreement described in Note 3.
(3)	Represents net (recovery) impairment recognized in connection with amounts funded under the Promissory Notes described in Note 3.
(4)	Represents interest income recognized under one of the Promissory Notes described in Notes 3 and 21.
(5)	Includes income recognized under the Transition Services Agreement for the year ended December 31, 2020 – see Note 3.

As of December 31, 2020 and 2019, the Company had the following balances arising from transactions with related parties:

	2020	2019
Accounts receivable (1)	$4.3	$—
Due from affiliates (2)	117.1	—
Accounts payable (3)	0.4	—
Accrued expenses (4)	0.5	0.3
Due to affiliates (5)	22.7	24.9

(1)

Accounts receivable at December 31, 2020 include amounts due from Appgate under the Transition Services Agreement described in Note 3, and trade receivables due from Cyxtera Cybersecurity Inc. and Brainspace Corporation.

(2)	Due from affiliates at December 31, 2020 includes amounts due from Appgate under the Promissory Notes.
(3)	Accounts payable at December 31, 2020 include amounts due to Appgate under the Transition Services Agreement described in Note 3, and trade payables due to Appgate.
(4)	Accrued expenses at December 31, 2020 and 2019 include board fees owed to the independent directors of the Company.
(5)

Due to affiliates at December 31, 2020 includes amounts owed under the Services Agreement. Due to affiliates at December 31, 2019 includes amounts owed under the Services Agreement, as well as other net amounts owed to Appgate.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 21. Subsequent events

Settlement of Promissory Notes and Transition Services Agreement

On February 8, 2021, the Company received $120.6 million from Appgate. Approximately $117.1 million and $1.1 million were designated as repayment of the full balance of the $154.3 million outstanding principal and accrued interest, respectively, on the Promissory Notes at that time. On the same date, the Company issued a payoff letter to Appgate extinguishing the remaining unpaid balance of the Promissory Notes. The remainder of the payment was designated as settlement of trade balances with Appgate and its subsidiaries and other amounts due to / from under the Transition Services Agreement described in Note 3.

Trade receivables factoring arrangement

On February 9, 2021, Cyxtera entered into a Master Receivables Purchase Agreement with Nomura Corporate Funding America, LLC to factor up to $37.5 million in trade receivables. The commitment extends for a period of twelve months. Upon close, the Company factored $25.9 million of receivables and received $21.8 million, net of fees.

Structuring Fee and Service Provider Fee

On February 19, 2021, the Company repaid $22.7 million of fees owed under the Services Agreement described in Note 20 related to the Structuring Fee, Service Provider Fee and other Sponsor related expenses. Fees are included within due from affiliates, net in the consolidated balance sheet as of December 31, 2020.

Redemption agreements

On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value $0.01, held by SIS, in exchange for the payment of $97.9 million by the Company to SIS.

Merger Agreement

On February 21, 2021, the Company entered into a definitive business combination agreement with Starboard Value Acquisition Corp. (“SVAC”). SVAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange or similar business combination with one or more entities. Upon completion of the transaction, including the PIPE described below, the current owners of Cyxtera are expected to retain approximately 58% ownership of the combined company. The combined company will operate as Cyxtera and expects its common stock to be listed on The Nasdaq Stock Market under the symbol “CYXT” and its warrants under the symbol “CYXTW.”

The Company is expected to receive $654 million of proceeds from a $250 million concurrent private placement of common stock of SVAC (the “PIPE”), priced at $10.00 per share, along with $404 million of cash held in trust by SVAC, assuming no public shareholders of SVAC exercise their redemption rights. Certain clients of Starboard Value LP, the sponsor of SVAC (“Starboard”), have entered into a $100 million forward purchase agreement to offset redemptions, if any, by SVAC’s shareholders. The PIPE includes commitments from institutional investors, including Fidelity Management & Research Company LLC, and clients of Starboard. Proceeds of the transaction will be used to partially retire Company debt and provide incremental cash for growth, as well as to pay transaction expenses.

The proposed business combination was unanimously approved by the boards of directors of both SVAC and Cyxtera on February 21, 2021. The transaction is expected to close in mid-2021, subject to customary closing conditions, including the receipt of regulatory approvals, and approval by SVAC’s stockholders. Upon closing of the proposed business combination, the name of SVAC will be changed to Cyxtera Technologies, Inc.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 21. Subsequent events (continued)

Addison site

In January 2021, the Company notified the landlord of the Addison office space of its intent to sublease the property for the remaining lease term of 10 years. The Company ceased use of the space in January and subleased the space to a third party commencing on March 1st. In connection with this decision, the Company expects to incur approximately $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

Moses Lake site

In February 2021, the Company notified the landlord of its Moses Lake data center facility of its intent to cease the use of the space. Accordingly, the Company expects to accelerate depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which will result in additional depreciation and amortization of approximately $0.9 million and additional favorable leasehold amortization of $0.3 million during the three months ended March 31, 2021, and $1.2 million for the three months ended June 30, 2021. The Company plans to cease use of the property in June 2021 at which time it expects meet the conditions for recording a charge related to the remaining lease obligation, which is estimated to be between $50 and $55 million. Cyxtera does not expect or have any plans to sublease the Moses Lake data center facility at the time it ceases its use. Furthermore, Cyxtera believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making its estimate as to the amount of the charge described above.

Amendment and extension of Revolving Facility

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, the Company repaid $19.6 million of the outstanding balance under the Revolving Facility. As of May 10, 2021, the outstanding loan amounts due under the Revolving Facility and the 2021 Revolving Facility were $8.7 million and $114.3 million, respectively.

Cyxtera Technologies, Inc.

Up to 20,197,323 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 160,309,118 Shares of Class A Common Stock

Up to 8,576,940 Warrants

P R O S P E C T U S

September 7, 2021